UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 19, 2019
Date of Report (Date of earliest event reported)

Salarius Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36812	46-5087339
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2450 Holcombe Blvd. Suite J-608 Houston, TX	77021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (346) 772-0346

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

EXPLANATORY NOTE

On July 19, 2019, Salarius Pharmaceuticals, Inc., formerly known as Flex Pharma, Inc. (the “Company” or “Salarius”), completed its business combination with Salarius Pharmaceuticals, LLC (“Private Salarius”) in accordance with the terms of the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of January 3, 2019 and amended on June 27, 2019, by and among the Company, Falcon Acquisition Sub, LLC (“Merger Sub”), and Private Salarius, pursuant to which Merger Sub merged with and into Private Salarius, with Private Salarius surviving as a wholly owned subsidiary of the Company (the “Merger”). References herein to “Flex Pharma” shall refer to Flex Pharma, Inc. prior to the Merger. Unless otherwise indicated, references to “Salarius,” “the Company,” “we” or “us” refer to Salarius Pharmaceuticals, Inc.
On July 19, 2019, in connection with, and prior to the completion of, the Merger, the Company effected a 1-for-25 reverse stock split of its then outstanding common stock (the “Reverse Split”) and changed its name to “Salarius Pharmaceuticals, Inc.”
Following the completion of the Merger, the business conducted by the Company became the business conducted by Private Salarius, which is a clinical-stage oncology company targeting the epigenetic causes of cancers and is developing treatments for indications with high unmet medical need.
Private Salarius was deemed to be the accounting acquirer in the Merger based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Merger, including that immediately following the Merger, (i) former Private Salarius unit holders owned approximately 80.1% of the combined company (on a partially-diluted basis, excluding the effect of certain options, the dividend or distribution of rights and warrants to stockholders of Flex Pharma, Inc. and the issuance of a warrant to Wedbush Securities Inc. (“Wedbush”)), (ii) the majority of the board of directors of the combined company is composed of directors designated by Private Salarius under the terms of the Merger Agreement, and (iii) the management of the combined company consists of the former management of Private Salarius. While the Company was the legal acquirer in the Merger, because Private Salarius was deemed the accounting acquirer, the historical financial statements of Private Salarius became the historical financial statements of the combined company, or Salarius, upon consummation of the Merger.

Item 8.01 Other Events.

In connection with the Merger, the Registrant provides the following information.

Cautionary Statement Concerning Forward-Looking Statements
The information in Item 8.01 of this Current Report on Form 8-K/A, including in the sections entitled “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the information incorporated herein by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These are statements that include, but are not limited to, statements about future periods, the potential for Seclidemstat to target the epigenetic dysregulation underlying Ewing sarcoma and advanced solid tumors including, but not limited to, prostate, breast, ovarian, melanoma, colorectal and other cancers; expected timing and results of clinical studies; the nature, strategy and focus of the company; and the development and commercial potential of any product candidates. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties, including those discussed under “Risk Factors”, that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. When used in this report, the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “indicate,” “seek,” “should,” “would,” “aim,” “target” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements.
If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, our results could differ materially from the forward-looking statements in this report. All forward-looking statements in this report are current only as of the date of this report. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

BUSINESS
Overview
Salarius Pharmaceuticals, Inc. is a clinical-stage biotechnology company focused on developing effective epigenetic-based cancer treatments for indications with high unmet medical need. Salarius' lead epigenetic enzyme technology was licensed from the University of Utah Research Foundation in 2011.
Salarius is focused on epigenetic strategies for cancer treatment. Epigenetics refers to the system that regulates gene expression through conformational changes to the chromatin rather than changes to the DNA sequence itself. Salarius’ lead compound, Seclidemstat, or SP-2577, is a small molecule that inhibits the epigenetic enzyme lysine specific demethylase 1 (“LSD1”). LSD1 is an enzyme that removes mono- and di-methyl marks on histones (core protein of chromatin) to alter gene expression. LSD1’s enzymatic activity can cause genes to turn on or off and thereby affect the cell’s gene expression and overall activity. In addition, LSD1 can act via its scaffolding properties, independently of its enzymatic function, to alter gene expression and modulate cell fate. In healthy cells, LSD1 is necessary for stem cell maintenance and cell development processes. However, in several cancers LSD1 is highly expressed and acts aberrantly to incorrectly silence or activate genes leading to disease progression. High levels of LSD1 expression are often associated with aggressive phenotypes and poor patient prognosis. In addition, recent data from “LSD1 Ablation Stimulates Anti-tumor Immunity and Enables Checkpoint Blockade” by W. Sheng, et al. and “Inhibition of Histone Lysine-specific Demethylase 1 Elicits Breast Tumor Immunity and Enhances Antitumor Efficacy of Immune Checkpoint Blockade” by Y. Qin, et al. suggests that LSD1 plays a role in immunosuppression. Hence, there has been interest in developing targeted LSD1 inhibitors for treatment of various cancers alone and/or in combination with other approved agents.

Salarius’ first indication of interest is a devastating bone and soft-tissue cancer called Ewing sarcoma. Ewing sarcoma mostly afflicts adolescents and young adults, with the median age of diagnosis being 15. The most commonly expressed fusion oncoprotein in Ewing sarcoma is the EWS-FLI fusion protein, which is present in approximately 85% of Ewing sarcoma cases. The LSD1 enzyme associates with EWS-FLI (and other E26 Transformation-Specific (“ETS”) fusion proteins) and is thought to promote tumorigenesis. Salarius believes the SP-2577 molecule helps inhibit EWS-FLI activity by disrupting EWS-FLI from associating with coregulators (including LSD1) that are necessary for its cancer promoting activity. Therefore, Salarius believes that SP-2577 can potentially reverse the aberrant gene expression and thereby possibly prevent Ewing sarcoma cell proliferation and even promote cell death. Preclinical studies of SP-2577 in certain Ewing sarcoma animal models show a significant tumor reduction as well as a significant survival benefit compared to untreated animals. The Phase 1 clinical trial is designed as a single agent dose escalation followed by a dose expansion study. The trial can enroll up to 50 relapsed or refractory Ewing sarcoma patients. The primary objectives of the study are to assess the safety and tolerability of SP-2577. Secondary objectives include assessing preliminary efficacy of SP-2577. As of September 16, 2019 Salarius has enrolled eight patients in the study.

As LSD1 can associate with over 60 regulatory proteins other than EWS-FLI, Salarius believes that LSD1 may also play a critical role in progression of various other cancer types. These include both solid tumors and hematologic malignancies. In the second quarter of 2019, Salarius initiated a second company-sponsored Phase 1 trial to study SP-2577 in Advanced Solid Tumors. The Advanced Solid Tumor (AST) trial is a single agent study enrolling patients with advanced malignancies, excluding Ewing sarcoma or central nervous system tumors. As of September 16, 2019, Salarius has enrolled three patients in the AST study.
The following table lists Salarius’ programs and their respective stages of development:

Product Candidate	Target	Disease Area	Development Stage	Sponsor
Clinical
SP-2577	LSD1	Ewing sarcoma	Phase 1, active recruitment	Salarius
SP-2577	LSD1	Advanced Solid Tumors	Phase 1, active recruitment	Salarius

Salarius’ Strategy and Ongoing Programs
Salarius’ goal is to develop cancer treatments with Seclidemstat, or SP-2577, while attempting to maximize return for investors. To achieve this goal, Salarius is pursuing the following key strategies:
Development of SP-2577 in Ewing Sarcoma Patients
Ewing sarcoma is a rare pediatric bone cancer and the U.S. Food and Drug Administration ("FDA") has put in place several different types of incentives for companies pursuing therapeutic opportunities for this type of cancer. Salarius has benefited from several of these incentives, including SP-2577’s orphan status designation and designation as a potential treatment for a “rare pediatric disease.” This means that if proven efficacious with a benefit-risk profile that the FDA judges to be positive and supportive of approval, SP-2577 could qualify for priority review and to receive a priority review voucher ("PRV"), although there can be no assurance that Salarius will be able to do so. If received, Salarius would have the ability to sell the PRV to other qualifying pharmaceutical companies. Salarius initiated a Phase 1 clinical trial in the third quarter of 2018 and is currently in the dose escalation phase. Additional clinical trials will be necessary to receive FDA approval.
Expand SP-2577 Market by Pursuing Large Market Indications
In parallel to Salarius’ development of SP-2577 in Ewing sarcoma patients, Salarius is conducting a Phase 1 clinical trial in Advanced Solid Tumors, including patients with breast, ovarian and prostate cancers, as well as patients with sarcomas. The possible markets for successful therapies in these indications could be large and thus greatly expand the potential opportunities for SP-2577 outside of Ewing sarcoma. In December 2018, Salarius received FDA agreement to the protocol design for a second Phase 1 trial for SP-2577, an Advanced Solid Tumor study. The trial opened in the second quarter of 2019 and is currently in the dose escalation phase. This trial will study single agent SP-2577 in advanced malignancies, excluding Ewing sarcoma and central nervous system tumors.
LSD1 Overview
LSD1 Inhibitor: SP-2577
Background
LSD1 is an enzyme that is, in part, responsible for epigenetic regulation of genes that support cancer growth. According to B. Majello, et al. in “Expanding the Role of the Histone Lysine-Specific Demethylase LSD1 in Cancer”, LSD1 dysregulation is a key driver in multiple malignances. LSD1 induces a cancer phenotype through its enzymatic activity and through its role as a scaffolding protein in epigenetic complexes.
LSD1’s main demethylation target is the histone 3 tail, specifically methyl marks on lysine 4 and lysine 9, or H3K4 and H3K9. Demethylation at H3K4 leads to gene repression, while demethylation at H3K9 leads to gene activation. LSD1 will be directed to either the H3K4 or H3K9 site depending on the coregulators it associates with across the various indications. For example, in prostate cancer, LSD1 associates with the androgen receptor and targets H3K9. In addition to its demethylation activity, LSD1 acts as a scaffolding protein in epigenetic complexes, further regulating gene expression.

LSD1 is over-expressed in various cancers, and higher levels of LSD1 are associated with poor patient prognosis in several types of cancers, making LSD1 inhibition an area of interest in cancer research. Most first-generation LSD1 inhibitors were based off a common tranylcypromine scaffold and thus share the same mechanism of forming a covalent adduct and irreversibly binding to LSD1’s cofactor, FAD, to inhibit its enzymatic activity. However, these types of inhibitors do not robustly impact LSD1’s scaffolding properties, which also aberrantly affect gene expression. As a result, the first-generation irreversible inhibitors have not been able to demonstrate comprehensive inhibition of LSD1 function and are mostly limited to a subset of indications.

SP-2577: A Reversible LSD1 Inhibitor
SP-2577 is a small-molecule LSD1 inhibitor with a novel scaffold. The molecule was discovered using structure-based computational screening coupled with chemical screening and further optimization with structure-activity relationship studies.
Salarius believes that SP-2577 is different from the majority of LSD1 inhibitors currently in clinical development because in addition to inhibiting LSD1’s enzymatic activity, it also more comprehensively inhibits LSD1’s scaffolding properties. Salarius also believes that SP-2577 is one of two reversible LSD1 inhibitors in clinical development, and three other LSD1 inhibitors in clinical development are all irreversible. Some irreversible inhibitors have struggled in clinic because, in addition to playing a role in carcinogenesis, LSD1 is involved in regulating genes in normal, healthy cells. Hence, irreversible inhibition of LSD1 may result in unwanted, on-target toxicities, limiting dosing for irreversible LSD1 inhibitors. Based on internal and published data, SP-2577 and its analog (SP-2509) have been observed to reversibly bind to LSD1, which Salarius hypothesizes may avoid these unwanted toxicities and allow more flexible dosing strategies by potentially having a wider therapeutic window. This potential is being studied and developed in Salarius’ ongoing clinical program.
Ewing Sarcoma
Ewing sarcoma is a devastating pediatric and young adult cancer that suffers from a lack of approved targeted therapies. Salarius initiated a Phase 1 clinical trial in Ewing sarcoma with SP-2577 in the third quarter of 2018. The cause of Ewing sarcoma is a chromosomal translocation involving the Ewing sarcoma breakpoint region 1 (“EWSR1”) gene and ETS family genes, resulting in expression of a fusion oncoprotein. Based on data from the National Institute of Health (“NIH”) and physician collaborators, Salarius believes there are approximately 500 Ewing sarcoma patients diagnosed annually in the United States. The median age of diagnosis is 15 years.
Current treatment for Ewing sarcoma consists of an intensive chemotherapy regime, radiation and often disfiguring surgeries. Due to the harshness of current treatment options, children and adolescents often experience long-term side effects such as slowed growth and development, learning problems and an increased risk of developing second cancers. According to published literature, including “Management of recurrent Ewing sarcoma: challenges and approaches” by David Van Mater and Lars Wagner, patients with overt metastasis (20-30% of patients) or recurrent disease (~20%) have poor prognosis, with less than a 30% chance of experiencing disease-free survival, and there is currently not a standardized treatment available for recurrent Ewing sarcoma. These are the patients Salarius aims to help.
Advanced Solid Tumors
In addition to Ewing sarcoma, LSD1 has been implicated in several other cancers, with high levels of LSD1 expression often associated with more aggressive cancers. Salarius is studying SP-2577’s potential in these additional cancers through a company-sponsored single agent Advanced Solid Tumor study.
SP-2577 Phase 1 Clinical Trials
Ewing Sarcoma: Trial Design
Salarius is conducting a multi-site, open-label, dose-ranging Phase 1 trial of SP-2577 for treatment of relapsed/refractory Ewing sarcoma patients. The clinical trial consists of a dose escalation to determine the maximum tolerated dose, followed by a dose expansion phase and can enroll up to 50 patients. Patients must have histologic confirmation of Ewing sarcoma that is refractory or recurrent and must have received one prior course of therapy for the disease. Among other inclusion criteria, patients must be 12 years or older and have a life expectancy of greater than 4 months.
The primary objectives of this clinical trial are to study the safety and tolerability of SP-2577. Secondary objectives include pharmacokinetic assessment, food effects on drug pharmacokinetics, determination of the maximum tolerated dose (“MTD”) and assessment of preliminary signs of anti-tumor activity. Additionally, the trial will explore the use of circulating tumor cells (“CTCs”), cell-free DNA (“cfDNA”), Hemoglobin F and changes in molecular signatures of the tumor as pharmacodynamic markers of disease burden, drug effect and tumor response.
Salarius initiated this trial in the third quarter of 2018. As of September 16, 2019, eight patients have been treated at various dose levels, the highest being dose level 4. Dose escalation levels are shown in the table below.

Dose Level	Twice Daily Dose (mgs)	Percent increase from preceding dose level	Total Daily Dose (mgs)
1	75	0	150
2	150	100%	300
3	300	100%	600
4	600	100%	1200
5	900	50%	1800
6	1200	33%	2400
7	1500	25%	3000

Salarius has six active sites: Children’s Hospital Los Angeles, Moffit Cancer Center, Dana-Farber Cancer Institute, MD Anderson Cancer Center, Johns Hopkins All Children’s Hospital and the Sarcoma Oncology Center.
Advanced Solid Tumors: Trial Design
Salarius’ second company-sponsored trial is in Advanced Solid Tumors. It is an open-label, dose ranging Phase 1 trial of SP-2577 in patients with advanced cancers, excluding Ewing sarcoma. The clinical trial follows a similar format to the Ewing sarcoma trial. It will consist of a dose escalation and dose expansion phase and can enroll up to 50 patients. Patients must be diagnosed with advanced or recurrent, histologically or cytologically confirmed, solid malignancy that is either metastatic or unresectable.
The primary objectives of this clinical trial are to study the safety and tolerability of SP-2577. Secondary objectives include pharmacokinetic assessment, food effects on drug pharmacokinetics, determination of the MTD and assessment of preliminary signs of anti-tumor activity. Additionally, the trial will look at exploratory markers including Hemoglobin F to assess disease burden, drug effect, and tumor response. Salarius has enrolled three patients thus far, and the highest treated dose is level 4 (the dose cohorts for this trial follow the Ewing sarcoma trial).
Salarius Strategic Collaborations and License Agreements
The University of Utah Research Foundation
On August 3, 2011, Private Salarius entered into an Exclusive License Agreement with the University of Utah Research Foundation (the “University of Utah”), for the exclusive license with respect to patent rights protecting SP-2577 and related compounds. The patent rights were for a provisional patent. As partial consideration for the license, The University of Utah received 2% of the membership interests in Private Salarius based on a fully diluted basis at the effective date of the agreement and subject to certain adjustments specified in the agreement. These units were subsequently converted into shares of Salarius in connection with the closing of the Merger. The term of agreement is until the last-to-expire of the patent rights licensed under the agreement, which is expected to be as late as 2037, unless otherwise terminated by law or by the parties pursuant to the agreement.
In further consideration of the rights granted by the University of Utah, Private Salarius agreed to pay all past patent expenses incurred in filing and prosecuting the patent application, and pay all future patent expenses incurred including filing, prosecuting, enforcing and maintaining the patent right.

Under the terms of the agreement, Private Salarius may be obligated to make certain future milestone and royalty payments, including: (i) an earned royalty payment based on a single digit percentage of net sales and a required minimum annual royalty payment commencing with the third full calendar year after the first commercial sale in the U.S., Germany, France, Japan or the U.K. ranging from $10,000 to $40,000 per year which minimum payments are fully creditable towards the earned royalty payment with respect to the relevant calendar year, (ii) a sublicensee fee based on a single digit percentage of revenues received by sublicensees, (iii) milestone payments in agreed dollar amounts upon receiving regulatory approvals allowing the marketing and sale of licensed products or licensed methods relating to the patients’ rights in each of the U.S., the European Union and Japan not exceeding $150,000 in the aggregate and (iv) a milestone payment in an agreed dollar amount upon the two year anniversary of the first commercial sale of a licensed product not exceeding $1.0 million.
Either party has a right to terminate the agreement for a breach of or default under the agreement following a 60-day cure period. If Private Salarius ceases to carry on its business with respect to the patent right granted under the agreement, the University of Utah has a right to terminate the agreement upon 60 days’ notice. In addition, Private Salarius may terminate the agreement at any time upon ninety days’ notice to the University of Utah.
HLB Life Sciences - South Korea
On November 25, 2016, Private Salarius entered into an Exclusive Pharmaceutical Sublicense Agreement with HLB Life Sciences (“HLBLS”), a South Korean company, under which HLBLS sublicensed from Private Salarius the patent and technology rights related to SP-2577 mesylate salt in South Korea, and for the right to develop, produce, manufacture, use and sell the drug in South Korea. Each of Private Salarius and HLBLS have agreed to report to the other party any intellectual or tangible property improvements or enhancements, along with a written description and sample, and have granted the other party a license to use such improvements or enhancements.
Private Salarius received from HLBLS a signing milestone payment not exceeding $500,000 upon entering into the agreement and may receive future annual net royalties ranging from 5% to 20% of net sales by HLBLS based on the amount of net sales in a particular year and whether the product is covered by a valid claim of Private Salarius’ patent or utilizes Private Salarius’ know-how, together with a percentage of any sublicense income between 25% to 35%. The agreement will continue until there are no remaining royalty payment obligations, which is expected to be between 2030 and 2034.
Either party may terminate the agreement upon the other party’s breach under the agreement following a one hundred twenty-day cure period. In addition, Private Salarius may terminate the agreement upon notice if HLBLS ceases to use commercially diligent efforts for the first commercial sale of a licensed product, or if HLBLS fails to pay any amounts due under the agreement upon thirty days’ notice. In the event Private Salarius’ agreement with the University of Utah is terminated, HLBLS and Private Salarius have agreed to use their best efforts to execute a license agreement between the University of Utah and HLBLS to continue the royalty arrangements contained in the agreement.
Cancer Prevention and Research Institute of Texas
On June 1, 2016, Private Salarius entered into a Cancer Research Grant Contract with Cancer Prevention and Research Institute of Texas (“CPRIT”), under which CPRIT agreed to provide up to $18.7 million in funds on product development activities set forth within the scope of the contract. Under the agreement, Private Salarius must provide matching funds equal to 50% of the funds provided by CPRIT. Private Salarius must make a good faith effort to spend at least 50% of the CPRIT and matching funds within the State of Texas with Texas-based employees or contractors. This is a 3-year award originally expired on May 31, 2019. A six-month extension was approved by CPRIT in May 2019. Private Salarius is expected to receive the full $18.7 million matching grant within the term of the contract. Any amount of the grant award not distributed prior to the termination of the agreement cannot be retained by Private Salarius.
Upon commercialization of SP-2577, and if Private Salarius’ revenue is above a specified dollar threshold, Private Salarius is required to pay a single digit percentage of such revenue during the revenue term until CPRIT receives an amount equal to a single digit multiple of the total grant award. The revenue term is determined on a country by country basis as revenue during the period beginning on the date of the first commercial sale of a product or service until there no longer exists any exclusivity for a commercial product or service in such country, which may be as late as 2037. In the event CPRIT receives such specified percentage of the total grant award from Private Salarius during the revenue term, Private Salarius will continue to pay CPRIT a reduced revenue sharing percentage during the remainder of the revenue term. Additionally, if Private Salarius is required to obtain a license under the intellectual property rights of one or more third parties in order to sell commercial products in any given country, then the revenue sharing percentages may be reduced.
The agreement may be terminated by the mutual consent of the parties or by Private Salarius at its discretion. CPRIT may also terminate the agreement upon an event of default, which includes Private Salarius’ failure to conduct the project within the scope agreed by the parties, Private Salarius’ material breach of the agreement, Private Salarius’ failure to comply with applicable law, or bankruptcy or discontinuation of Private Salarius’ business operations, among others. In addition, the agreement may be terminated by CPRIT if the allocated funds become legally unavailable during the term and CPRIT is unable to obtain additional funds for such purposes. If CPRIT terminates the agreement prior to the expiration due to an event of default or if Private Salarius terminates the agreement, CPRIT may require Private Salarius to repay some or all of the disbursed grant.
NeuroTrials, LLC
On August 26, 2019, Salarius announced that it entered into a research agreement with The Ivy Brain Tumor Center at the Barrow Neurological Institute. Salarius will provide its lead compound, SP-2577, to carry out studies agreed upon in research plans by Salarius and NeuroTrials, LLC to test for the treatment of glioblastoma. The Ivy Brain Center will conduct a series of preclinical studies to determine the feasibility of a potential clinical study. All research will be conducted at the cost of NeuroTrials, LLC. Salarius granted NeuroTrials, LLC, during the term of the agreement, without-charge, a non-exclusive, non-transferable, irrevocable license to use SP-2577 and related information necessary for executing the research plan. The license is sublicensable to certain authorized subcontractors, and is revocable upon expiration, termination, or completion of any research plan. NeuroTrials, LLC granted to Salarius a fully-paid, non-exclusive, worldwide, royalty-free, fully paid-up, irrevocable, perpetual license, with the right to grant and authorize sublicenses, to the research results, arising inventions, final reports, and discoveries related to the research plan. The initial research plan to be conducted is an in vivo pilot study to assess drug concentration in the brains of healthy research animals and in vitro studies on patient-derived glioblastoma cells to ascertain the concentration of drug necessary to inhibit the growth of 50% of the cancer cells. In addition, tumor cells will be intracranially injected into research animals and grown until they bear measurable brain tumors. These animals will be treated with SP-2577 and assayed for tumor burden, and drug concentration in tumor, plasma, and brain. Upon completion of research, any unused material will be destroyed.
Either party may terminate the agreement 30-days following notification to the other party.
If significant pre-clinical efficacy signals are demonstrated in the current research plan, additional pre-clinical research plans may be initiated. If the pre-clinical phase provide sufficient evidence for efficacy, the parties will consider beginning Phase 0/2 clinical investigation of Seclidemstat in GBM.
Manufacturing
Salarius does not own or operate manufacturing facilities for the production of SP-2577 or other product candidates that Salarius develops, nor does it have plans to develop its own manufacturing operations in the foreseeable future. Salarius currently depends on third-party contract manufacturers for all its required raw materials, active pharmaceutical ingredients, and finished product candidates for its clinical trials. Salarius currently employs internal resources and third-party consultants to manage Salarius’ manufacturing contractors.
Sales and Marketing
Salarius has not yet defined its sales, marketing or product distribution strategy for SP-2577 or any of Salarius’ other product candidates because its product candidates are still in pre-clinical or early-stage clinical development. Salarius’ commercial strategy may include the use of strategic partners, distributors, a contract sale force, or the establishment of its own commercial and specialty sales force. Salarius plans to further evaluate these alternatives when and if it approaches FDA approval for one of its product candidates.
Intellectual Property
As of August 31 2019, Salarius had a portfolio of 37 patents and patent applications of which 24 are issued or allowed and 13 are pending applications. This portfolio includes composition of matter and methods of use patents on Salarius’ lead candidate, SP-2577. These patents and patent applications are owned by the University of Utah Research Foundation and are exclusively licensed to Salarius.
In the United States, Salarius’ anticipated first target market, Salarius has two composition of matter patents (US#8,987,335 and US#9,266,838) and two methods of use patents (US#9,642,857, US#9,555,024) protecting SP-2577 and related compounds which will expire in 2032.
In addition to patent protection, Salarius seeks to rely on trade secret protection, trademark protection and know-how to expand its proprietary position around its chemistry, technology and other discoveries and inventions that Salarius consider important to Salarius’ business. Salarius also seeks to protect its intellectual property in part by entering into confidentiality agreements with Salarius’ employees, consultants, scientific advisors, clinical investigators and other contractors and by requiring Salarius’ employees, commercial contractors, and certain consultants and investigators, to enter into invention assignment agreements that grant it ownership of any discoveries or inventions made by them. Further, Salarius seeks trademark protection in the United States and internationally where available and when Salarius deems appropriate.
Competition
LSD1 inhibition
LSD1 is a widely published epigenetic target and has attracted interest from several large pharmaceutical companies. LSD1 helps drive cancer progression through demethylation of histones and by acting as a scaffolding protein within various activator and repressor complexes. According to clinicaltrials.gov, there are five LSD1 inhibitors being tested in clinic which are shown in the table below. The listed LSD1 inhibitors are in Phase 1 or 2 trials for a variety of cancer types.

Company	Binding Mechanism	Drug Name	Latest Phase
Salarius	Reversible	SP-2577	Phase 1
Incyte	Irreversible	INCB59872	Phase 1/2
Oryzon	Irreversible	ORY-1001 (RG6016)	Phase 2
Celgene	Reversible	CC-90011	Phase 1
Imago	Irreversible	IMG-7289	Phase 2
Competitive Differentiations
Salarius believes that SP-2577 is differentiated in its ability to effectively inhibit LSD1’s scaffolding properties in addition to LSD1’s demethylation activity. Compared to irreversible LSD1 inhibitors, which make up most of the competitions’ drugs, Salarius’ molecule has a novel binding mechanism (reversible as opposed to irreversible) and binding location (closer to substrate binding site as opposed to the FAD cofactor of LSD1). This was recently demonstrated in a study conducted by A. Sehrawat, et al. in “LSD1 activates a Lethal Prostate Cancer Gene Network Independently of its Demethylase Function” with SP-2509, an analogue of SP-2577. Compared to LSD1 inhibitors in clinical development, SP-2577 binds to LSD1 in a different manner, which Salarius hypothesizes may grant it therapeutic advantages over the competition. To further justify this hypothesis, Salarius compared the ability of SP-2577 and an irreversible LSD1 inhibitor, specifically GSK-LSD1 (analogue to GSK’s former clinical candidate), to affect cancer cell growth in vitro. SP-2577 was able to inhibit cell growth across 32 cancer cell types compared to GSK-LSD1.

Government Regulation
FDA Drug Approval Process
In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable United States requirements at any time during the product development process may subject a company to a variety of administrative or judicial sanctions, such as imposition of clinical hold, FDA refusal to approve pending NDAs, warning or untitled letters, withdrawal of approval, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.
Salarius cannot market a drug product candidate in the United States until the drug has received FDA approval. The steps required before a drug may be marketed in the United States generally include the following:
•completion of extensive non-clinical laboratory tests and animal studies in accordance with the FDA’s Good Laboratory Practices ("GLP") regulations;
•submission to the FDA of an Investigational New Drug ("IND") for human clinical testing, which must active effective before human clinical trials may begin;
•approval by an independent institutional review board ("IRB") overseeing each clinical site before each trial may be initiated at that site;
•performance of adequate and well-controlled human clinical trials in accordance with Good Clinical Practices ("GCP") requirements to establish the safety and efficacy of the drug for each proposed indication;
•submission to the FDA of an NDA after completion of all pivotal clinical trials;
•satisfactory completion of an FDA advisory committee review, if applicable;
•satisfactory completion of an FDA pre-approval inspection of the nonclinical, clinical and/or manufacturing sites or facilities at which the active pharmaceutical ingredient, (“API”), and finished drug product are produced and tested to assess compliance with cGMPs; and
•FDA review and approval of the NDA prior to any commercial marketing or sale of the drug in the United States.
Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.
Pre-clinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the pre-clinical tests must comply with federal regulations and requirements, including GLP or GMP. An IND sponsor must submit the results of pre-clinical testing to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long term pre-clinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.
A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin if all other requirements, including IRB review and approval, have been met. If the FDA raises concerns or questions about the conduct of the trial, such as whether human research subjects will be exposed to an unreasonable health risk, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with state and federal regulations, including Good Clinical Practice (“GCP”) requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol and subsequent protocol amendments must be submitted to the FDA as part of the IND.
The FDA may order the temporary or permanent discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an IRB, for approval of each site at which the clinical trial will be conducted. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health (“NIH”) for public dissemination on their www.clinicaltrials.gov website.
Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess pharmacological actions, safety and side effects associated with increasing doses and, if possible, early evidence of effectiveness. Phase 2 usually involves trials in a limited patient population to study metabolism of the drug, pharmacokinetics, the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 clinical trials, also called pivotal trials, are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases the FDA requires two adequate and well controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 clinical trial with other confirmatory evidence may be sufficient in rare instances where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.
After completion of the required clinical testing, a New Drug Approval (“NDA”) is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of all non-clinical, clinical and other testing and a compilation of data relating to the product’s toxicology, pharmacology, chemistry, manufacture and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, and the manufacturer and/or sponsor under an approved NDA are also subject to annual product and establishment user fees. These fees are typically increased annually. Under the Prescription Drug User Fee Act, (“PDUFA”), guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to FDA, because the FDA has approximately two months to make a “filing” decision.
The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee-typically a panel that includes clinicians and other experts-for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs.
Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with cGMPs is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.
After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.
An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post- approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under risk evaluation and mitigation strategy ("REMS") to ensure that the benefits of the drug outweigh the potential risks. A REMS can include a medication guide, a communication plan for healthcare professionals and elements to assure safe use, such as special training and certification requirements for individuals who prescribe or dispense the drug, requirements that patients enroll in a registry and other measures that the FDA deems necessary to assure the safe use of the drug. The requirement for a REMS can materially affect the potential market and profitability of the drug. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.
Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs. Such supplements are typically reviewed within 10 months of receipt.
Orphan Drug Status
Under the Orphan Drug Act, the FDA may grant orphan drug designation to drug candidates intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that costs of research and development of the drug for the indication can be recovered by sales of the drug in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Although there may be some increased communication opportunities, orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
If a drug candidate that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same indication for seven years, except in very limited circumstances, such as if the second applicant demonstrates the clinical superiority of its product or if FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.
As in the United States, designation as an orphan drug for the treatment of a specific indication in the European Union, must be made before the application for marketing authorization is made. Orphan drugs in Europe enjoy economic and marketing benefits, including up to 10 years of market exclusivity for the approved indication unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan designated product.
The FDA and foreign regulators expect holders of exclusivity for orphan drugs to assure the availability of sufficient quantities of their orphan drugs to meet the needs of patients. Failure to do so could result in the withdrawal of marketing exclusivity for the orphan drug.
Expedited Development and Review Programs
The FDA has a Fast Track program that is intended to expedite or facilitate the process for development and review of new drug products that meet certain criteria. Specifically, new drug products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new drug may request that the FDA designate the drug as a Fast Track product at any time during the clinical development of the product. For a Fast Track-designated product, the FDA may consider for review sections of the marketing application on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the application and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the application.
Any product submitted to the FDA for marketing, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or there is a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug product designated for priority review in an effort to facilitate the review. Salarius has received FDA designation as a potential treatment for a rare pediatric disease for the use of SP-2577 in Ewing’s Sarcoma. Should SP-2577 prove to be efficacious in this disease with a positive benefit/risk ratio, Salarius expects to receive a Priority Review Voucher. The Priority Review Voucher is transferable and may be sold.
Additionally, a product may be eligible for accelerated approval. Drug products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may be eligible for accelerated approval, which means that they may be approved on the basis of adequate and well-controlled clinical trials establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug product subject to accelerated approval perform adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

In addition, under the provisions of FDA Safety and Innovation Act (“FDASIA”), the FDA established the Breakthrough Therapy Designation which is intended to expedite the development and review of products that treat serious or life-threatening diseases or conditions. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the features of Fast Track designation, as well as more intensive FDA interaction and guidance. The Breakthrough Therapy Designation is distinct from both accelerated approval and priority review, but these can also be granted to the same product candidate if the relevant criteria are met. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy. Requests for breakthrough therapy designation will be reviewed within 60 days of receipt, and FDA will either grant or deny the request.
Fast Track designation, priority review, accelerated approval and breakthrough therapy designation do not change the standards for approval, but may expedite the development or approval process by allowing for approval based on a surrogate endpoint likely to predict clinical benefit of the underlying drug, rather than through a direct measure of clinical benefit. Even if Salarius receives one of these designations for its product candidates, the FDA may later decide that its product candidates no longer meet the conditions for qualification. In addition, these designations may not provide Salarius with a material commercial advantage.
Post-Approval Requirements
Once an NDA is approved, a product may be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet and social media. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.
Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS or other surveillance to monitor the effects of an approved product, or restrictions on the distribution or use of the product. In addition, quality- control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects’ entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMPs. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical trials to assess new safety risks or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:
•restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•fines, warning letters or holds on post-approval clinical trials;
•refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;
•product seizure or detention, or refusal to permit the import or export of products; or injunctions or the imposition of civil or criminal penalties.
The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.
Foreign Regulation
In order to market any product outside of the United States, Salarius would need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of Salarius’ products. Whether or not Salarius obtains FDA approval for a product, Salarius would need to obtain the necessary approvals by the comparable foreign regulatory authorities before Salarius can commence clinical trials or marketing of the product in foreign countries and jurisdictions.
Some countries outside of the United States have a similar process that requires the submission of a clinical trial application (“CTA”), much like the IND prior to the commencement of human clinical trials. In Europe, for example, a CTA must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and an IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, a clinical trial may proceed in that country. To obtain regulatory approval to commercialize a new drug under European Union regulatory systems, Salarius must submit a marketing authorization application (“MAA”). The MAA is similar to the NDA, with the exception of, among other things, country-specific document requirements.
In Canada, biopharmaceutical product candidates are regulated by the Food and Drugs Act and the rules and regulations promulgated thereunder, which are enforced by the Therapeutic Products Directorate of Health Canada (“TPD”). Before commencing clinical trials in Canada, an applicant must complete pre-clinical studies and file a CTA with the TPD. After filing a CTA, the applicant must receive different clearance authorizations to proceed with Phase 1 clinical trials, which can then lead to Phase 2 and Phase 3 clinical trials. To obtain regulatory approval to commercialize a new drug in Canada, a new drug submission (“NDS”), must be filed with the TPD. If the NDS demonstrates that the product was developed in accordance with the regulatory authorities’ rules, regulations and guidelines and demonstrates favorable safety and efficacy and receives a favorable risk/benefit analysis, the TPD issues a notice of compliance which allows the applicant to market the product.
Other Healthcare Laws
Although Salarius currently does not have any products on the market, Salarius’ current and future business operations may be subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which Salarius conducts its business. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security, price reporting and physician sunshine laws. Some of Salarius’ pre-commercial activities are subject to some of these laws.
The federal Anti-Kickback Statute makes it illegal for any person or entity, including a prescription drug manufacturer or a party acting on its behalf to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, formulary managers and beneficiaries on the other.
Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations of this law are punishable by up to five years in prison, and can also result in criminal fines, civil money penalties and exclusion from participation in federal healthcare programs.
Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.
The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent or not provided as claimed. Persons and entities can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, Salarius’ future activities relating to the reporting of wholesaler or estimated retail prices for Salarius’ products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third-party reimbursement for Salarius’ products, and the sale and marketing of Salarius’ products, are subject to scrutiny under this law. Penalties for federal civil False Claims Act violations may include up to three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim, the potential for exclusion from participation in federal healthcare programs, and, although the federal False Claims Act is a civil statute, False Claims Act violations may also implicate various federal criminal statutes.
HIPAA created new federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third- party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.
Also, many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, to the extent that any of Salarius’ products are sold in a foreign country, Salarius may be subject to similar foreign laws.
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations, including the final omnibus rule published on January 25, 2013, mandates, among other things, the adoption of uniform standards for the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information, which require the adoption of administrative, physical and technical safeguards to protect such information. Among other things, HITECH makes HIPAA’s security standards directly applicable to business associates, defined as independent contractors or agents of covered entities that create, receive or obtain protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities and business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, certain state laws govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties.
The ACA imposed, among other things, new annual reporting requirements for covered manufacturers for certain payments and other transfers of value provided to physicians and teaching hospitals, as well as certain ownership and investment interests held by physicians and their immediate family members.
Failure to submit timely, accurately and completely the required information for all payments, transfers of value and ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year and up to an aggregate of $1 million per year for “knowing failures.” Certain states also mandate implementation of compliance programs, impose restrictions on drug manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to physicians.
Because Salarius intends to commercialize products that could be reimbursed under a federal healthcare program and other governmental healthcare programs, Salarius intends to develop a comprehensive compliance program that establishes internal control to facilitate adherence to the rules and program requirements to which Salarius will or may become subject. Although the development and implementation of compliance programs designed to establish internal control and facilitate compliance can mitigate the risk of investigation, prosecution, and penalties assessed for violations of these laws, the risks cannot be entirely eliminated.
If Salarius’ operations are found to be in violation of any of such laws or any other governmental regulations that apply to Salarius, Salarius may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of Salarius’ operations, exclusion from participation in federal and state healthcare programs and individual imprisonment, any of which could adversely affect Salarius’ ability to operate its business and its financial results.
Health Reform
In the United States and foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could affect Salarius’ future results of operations. There have been and continue to be a number of initiatives at the United States federal and state levels that seek to reduce healthcare costs.
In particular, the ACA has had, and is expected to continue to have, a significant impact on the healthcare industry. The ACA was designed to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, the ACA revised the definition of “average manufacturer price” for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices and imposed a significant annual fee on companies that manufacture or import certain branded prescription drug products. Substantial new provisions affecting compliance have also been enacted, which may require Salarius to modify Salarius’ business practices with healthcare providers and entities, and a significant number of provisions are not yet, or have only recently become, effective.
In the coming years, additional legislative and regulatory changes could be made to governmental health programs that could significantly impact pharmaceutical companies and the success of its product candidate.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. In August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. These included reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will stay in effect through 2025 unless additional Congressional action is taken. Additionally, in January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
Moreover, the Drug Supply Chain Security Act, imposes new obligations on manufacturers of pharmaceutical products, among others, related to product tracking and tracing, which will be phased in over several years beginning in 2016. Among the requirements of this legislation, manufacturers will be required to provide certain information regarding the drug product to individuals and entities to which product ownership is transferred, label drug product with a product identifier, and keep certain records regarding the drug product. The transfer of information to subsequent product owners by manufacturers will eventually be required to be done electronically. Manufacturers will also be required to verify that purchasers of the manufacturers’ products are appropriately licensed. Further, under this new legislation, manufacturers will have drug product investigation, quarantine, disposition, and notification responsibilities related to counterfeit, diverted, stolen, and intentionally adulterated products, as well as products that are the subject of fraudulent transactions or which are otherwise unfit for distribution such that they would be reasonably likely to result in serious health consequences or death.
Coverage and Reimbursement
Sales of Salarius’ product candidates, once approved, will depend, in part, on the extent to which the costs of Salarius’ products will be covered by third-party payors, such as government health programs, private health insurers and managed care organizations. Third-party payors generally decide which drugs they will cover and establish certain reimbursement levels for such drugs. In particular, in the United States, private health insurers and other third-party payors often provide reimbursement for products and services based on the level at which the government (through the Medicare or Medicaid programs) provides reimbursement for such treatments. Patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use its products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of its products. Sales of Salarius’ product candidates, and any future product candidates, will therefore depend substantially on the extent to which the costs of Salarius’ product candidates, and any future product candidates, will be paid by third-party payors. Additionally, the market for Salarius’ product candidates, and any future product candidates, will depend significantly on access to third-party payors’ formularies without prior authorization, step therapy, or other limitations such as approved lists of treatments for which third-party payors provide coverage and reimbursement. Additionally, coverage and reimbursement for therapeutic products can differ significantly from payor to payor. One third-party payor’s decision to cover a particular medical product or service does not ensure that other payors will also provide coverage for the medical product or service, or will provide coverage at an adequate reimbursement rate. As a result, the coverage determination process will require Salarius to provide scientific and clinical support for the use of Salarius’ products to each payor separately and will be a time-consuming process.
Third-party payors are developing increasingly sophisticated methods of controlling healthcare costs and increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments and the prices of drugs have been a focus in this effort. The United States government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls and transparency requirements, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could limit Salarius’ net revenue and results. If these third-party payors do not consider Salarius’ products to be cost-effective compared to other therapies, they may not cover Salarius’ products once approved as a benefit under their plans or, if they do, the level of reimbursement may not be sufficient to allow Salarius to sell its products on a profitable basis. Decreases in third-party reimbursement for Salarius’ products once approved or a decision by a third-party payor to not cover its products could reduce or eliminate utilization of Salarius’ products and have an adverse effect on its sales, results of operations and financial condition. In addition, state and federal healthcare reform measures have been and will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for Salarius’ products once approved or additional pricing pressures.

Facilities
Salarius’ principal executive offices are located in the Johnson & Johnson, JLABS facility, located at the Texas Medical Center in Houston, Texas, under a month-to-month lease. This facility consists of approximately 500 square feet and accommodates Salarius’ general and administrative activities. Salarius does not own any real property. Salarius believes that its leased facility is adequate to meet its current needs and that additional facilities will be available on commercially reasonable terms to meet future needs.
Employees
As of August 31, 2019, Salarius had six full-time employees and two part-time employees. Salarius has never had a work stoppage, and none of its employees is represented by a labor organization or under any collective bargaining arrangements. Salarius considers its employee relations to be good.
Legal Proceedings
Salarius is not currently a party to any legal proceedings the outcome of which Salarius believes, if determined adversely to Salarius, would individually or in the aggregate, have a material adverse effect on its business, financial condition, or results of operations. From time to time, Salarius may become involved in legal proceedings arising in the ordinary course of business.
RISK FACTORS
This report contains forward‑looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this report, the words “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” and similar expressions are intended to identify forward‑looking statements.
Forward‑looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, those risks discussed under the heading “Risk Factors” of this report, and elsewhere in this current report on Form 8-K/A, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Salarius’ financial statements and related notes. The risks and uncertainties described below may not be the only ones faced by Salarius. If any of the risks actually occur, Salarius’ business, financial condition, operating results and prospects could be materially and adversely affected. These forward‑looking statements speak only as of the date hereof. Salarius expressly disclaims any obligation or undertaking to update any forward‑looking statements contained herein to reflect any change in Salarius’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Risks Related to Salarius’ Financial Condition and Capital Requirements
Salarius has incurred losses since its inception, has a limited operating history on which to assess its business, and anticipates that it will continue to incur significant losses for the foreseeable future. These conditions raise substantial doubt about Salarius’ ability to continue as a going concern and Salarius may not be able to continue as a going concern.
Salarius is a clinical development-stage biopharmaceutical company with a limited operating history. Salarius has no products approved for commercial sale and has not generated any revenue from product sales. From its inception to June 30, 2019, Private Salarius raised net cash proceeds of approximately $8.3 million from the sale of membership units and received $9.6 million in a grant from CPRIT. Salarius has never been profitable and has incurred operating losses in each year since inception. Private Salarius’ net losses were $1.7 million for each of the years ended December 31, 2018 and 2017, and $2.4 million for the six months ended June 30, 2019. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. Substantial doubt about Salarius’ ability to continue as a going concern may create negative reactions to the price of the common shares of its stock and Salarius may have a more difficult time obtaining financing. Salarius has prepared its financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should Salarius be unable to continue in existence.
On a pro forma combined basis, as of June 30, 2019, Salarius had an accumulated deficit of $10.8 million. As of June 30, 2019, Private Salarius had cash and cash equivalents of $4.1 million. On a pro forma basis, as of June 30, 2019, Salarius had cash, restricted cash, and cash equivalent of $10.7 million , which includes $3.0 million for funds received from CPRIT. See the notes to the unaudited pro forma condensed combined financial statements included in Exhibit 99.4 to this current report on Form 8-K/A. These funds are to be used for allowable expenses, primarily research and development expenses. The grant has a mandatory fund matching requirement. As of June 30, 2019, CPRIT fund matching requirements had not been fully met.
Salarius will continue to require substantial additional capital to continue its clinical development and potential commercialization activities. Accordingly, Salarius will need to raise substantial additional capital to continue to fund its operations. The amount and timing of its future funding requirements will depend on many factors, including the pace and results of its clinical development efforts. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on its financial condition and its ability to develop its product candidates.
Salarius has devoted substantially all of its financial resources to identify, acquire, and develop its product candidates, including conducting clinical trials and providing general and administrative support for its operations. To date, Salarius has financed its operations primarily through the sale of privately-placed equity securities. The amount of its future net losses will depend, in part, on the rate of its future expenditures and its ability to obtain funding through equity or debt financings, strategic collaborations, or grants. Biopharmaceutical product development is a highly speculative and competitive undertaking and involves a substantial degree of risk. Salarius expects losses to increase as it completes Phase 1 development and advances into Phase 2 development of its lead product candidates. It may be several years, if ever, before Salarius completes pivotal clinical trials and has a product candidate approved for commercialization. Salarius expects to invest significant funds into the research and development of its current product candidates to determine the potential to advance these product candidates to regulatory approval. Large sums of money will be expected before Salarius knows if it has a clinically successful product candidate.
If Salarius obtains regulatory approval to market a product candidate, its future revenue will depend upon the size of any markets in which its product candidates may receive approval, and its ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors, and adequate market share for its product candidates in those markets. Even if Salarius obtains adequate market share for its product candidates, because the potential markets in which its product candidates may ultimately receive regulatory approval could be very small, Salarius may never become profitable despite obtaining such market share and acceptance of its products.
Salarius expects to continue to incur significant expenses and increasing operating losses for the foreseeable future and its expenses will increase substantially if and as Salarius:
•continues the clinical development of its product candidates;
•continues efforts to discover new product candidates;
•undertakes the manufacturing of its product candidates or increases volumes manufactured by third parties;
•advances its programs into larger, more expensive clinical trials;
•initiates additional pre-clinical, clinical, or other trials or studies for its product candidates;
•seeks regulatory and marketing approvals and reimbursement for its product candidates;
•establishes a sales, marketing, and distribution infrastructure to commercialize any products for which Salarius may obtain marketing approval and market for itself;
•seeks to identify, assess, acquire, and/or develop other product candidates;

•makes milestone, royalty or other payments under third-party license agreements;
•seeks to maintain, protect, and expand its intellectual property portfolio;
•seeks to attract and retain skilled personnel; and
•experiences any delays or encounters issues with the development and potential for regulatory approval of its clinical candidates such as safety issues, clinical trial accrual delays, longer follow-up for planned studies, additional major studies, or supportive studies necessary to support marketing approval.
Further, the net losses Salarius incurs may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of its results of operations may not be a good indication of its future performance.
Salarius has never generated any revenue from product sales and may never generate revenue or be profitable.
Salarius has no products approved for commercialization and has never generated any revenue. Salarius’ ability to generate revenue and achieve profitability depends on its ability, alone or with strategic collaborators, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize one or more of its product candidates. Salarius does not anticipate generating revenue from product sales for the foreseeable future. Salarius’ ability to generate future revenue from product sales depends heavily on its success in many areas, including but not limited to:
•completing research and development of its product candidates;
•obtaining regulatory and marketing approvals for its product candidates;
•manufacturing product candidates and establishing and maintaining supply and manufacturing relationships with third parties that are commercially feasible, meet regulatory requirements and Salarius’ supply needs in sufficient quantities to meet market demand for its product candidates, if approved;
•marketing, launching and commercializing product candidates for which Salarius obtains regulatory and marketing approval, either directly or with a collaborator or distributor;
•gaining market acceptance of its product candidates as treatment options;
•addressing any competing products;
•protecting and enforcing its intellectual property rights, including patents, trade secrets, and know-how;
•negotiating favorable terms in any collaboration, licensing, or other arrangements into which Salarius may enter;
•obtaining reimbursement or pricing for its product candidates that supports profitability; and
•attracting, hiring, and retaining qualified personnel. Even if one or more of the product candidates that Salarius develops is approved for commercial sale, Salarius anticipates incurring significant costs associated with commercializing any approved product candidate. Portions of its current pipeline of product candidates have been in-licensed from third parties, which make the commercial sale of such in-licensed products potentially subject to additional royalty and milestone payments to such third parties. Salarius will also have to develop, contract for or acquire manufacturing capabilities to continue development and potential commercialization of its product candidates. Salarius will need to develop or procure its drug product in a commercially feasible manner in order to successfully commercialize any future approved product; if any. Additionally, if Salarius is not able to generate revenue from the sale of any approved products, Salarius may never become profitable.
Raising additional capital may cause dilution to Salarius’ stockholders, restrict its operations or require Salarius to relinquish rights.
To the extent that Salarius raises additional capital through the sale of equity, convertible debt or other securities convertible into equity the ownership interest of Salarius’ stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect rights of Salarius’ equity holders. Debt financing, if available at all, would likely involve agreements that include covenants limiting or restricting Salarius’ ability to take specific actions, such as incurring additional debt, making capital expenditures, making additional product acquisitions, or declaring dividends. If Salarius raises additional funds through strategic collaborations or licensing arrangements with third parties, Salarius may have to relinquish valuable rights to its product candidates or future revenue streams or grant licenses on terms that are not favorable to Salarius. Salarius cannot be assured that it will be able to obtain additional funding if and when necessary to fund its entire portfolio of product candidates to meet its projected plans. If Salarius is unable to obtain funding on a timely basis, Salarius may be required to delay or discontinue one or more of its development programs or the commercialization of any product candidates or be unable to expand its operations or otherwise capitalize on potential business opportunities, which could materially harm Salarius’ business, financial condition, and results of operations.
Salarius has also historically received funds from state and federal government grants for research and development including CPRIT. The grants have been, and any future government grants and contracts Salarius may receive may be, subject to the risks and contingencies set forth below under the risk factor titled “Reliance on government funding for Salarius’ programs may add uncertainty to its research and commercialization efforts with respect to those programs that are tied to such funding and may impose requirements that limit its ability to take specified actions, increase the costs of commercialization and production of product candidates developed under those programs and subject it to potential financial penalties, which could materially and adversely affect its business, financial condition and results of operations.” Although Salarius might apply for government contracts and grants in the future, it cannot assure you that it will be successful in obtaining additional grants for any product candidates or programs. Failure to receive additional government grants in the future may substantially harm Salarius’ business.
Risks Related to Being a Public Company Following the Merger
Salarius’ management will be required to devote a substantial time to comply with public company regulations.
As a public company, Salarius will continue to incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as rules implemented by the SEC and the Nasdaq Capital Market, impose various requirements on public companies, including those related to corporate governance practices. Salarius’ management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase Salarius’ legal and financial compliance costs and will make some activities more time-consuming and costly.
Among other things, Salarius’ management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Salarius’ compliance with these requirements will require that it incur substantial accounting and related expenses and expend significant management efforts. Salarius will need to hire additional accounting and financial staff to continue to comply with public company regulations. The costs of hiring such staff may be material and there can be no assurance that such staff will be immediately available.
Salarius’ management team consists of the executive officers of Private Salarius prior to the Merger, none of whom have previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for Salarius to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for Salarius to attract and retain qualified individuals to serve on Salarius’ board of directors or as executive officers of the combined company, which may adversely affect investor confidence in Salarius and could cause Salarius’ business or stock price to suffer.
Salarius has identified a material weakness in its internal control over financial reporting. If Salarius’ remediation of the material weakness is not effective, or if Salarius experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, Salarius may not be able to accurately report its financial condition or results of operations, which may adversely affect investor confidence in Salarius and, as a result, the value of its common stock.
Prior to the Merger, Private Salarius was a private company with limited accounting personnel and other resources with which to address its internal control over financial reporting. In connection with Salarius’ preparation and the audits of its financial statements as of and for the years ended December 31, 2017 and 2018, Salarius and its auditor identified a material weakness as defined under the Exchange Act and by the Public Company Accounting Oversight Board (United States) in Salarius’ internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Salarius’ financial statements will not be prevented or detected on a timely basis. The material weakness was related to the failure to evaluate or identify the accounting implication of various transactions which was mainly due to the lack of accounting personnel with necessary knowledge and experience related to financial reporting.
Salarius is implementing measures designed to improve its internal control over financial reporting to remediate this material weakness. Salarius has engaged consultants and added accounting personnel with necessary knowledge and experience. With the oversight of senior management and Salarius’ audit committee, Salarius has begun taking steps to remediate the underlying causes of the material weakness. However, the implementation of these measures is not complete and may not fully address this material weakness in Salarius’ internal control over financial reporting, and Salarius may not be able to conclude that it has been fully remedied. Salarius’ failure to correct this material weakness or its failure to discover and address any other control deficiencies could result in inaccuracies in its financial statements and could also impair Salarius’ ability to comply with applicable financial reporting requirements and make related regulatory filings on a timely basis. As a result, Salarius’ business, financial condition, results of operations and prospects, as well as the trading price and listing of its shares, may be materially and adversely affected. Salarius cannot assure you that all of Salarius’ existing material weaknesses have been identified, or that it will not in the future identify additional material weaknesses.
Salarius and its auditor were not required to perform an evaluation of its internal control over financial reporting as of December 31, 2017 and 2018 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, Salarius cannot provide assurance that it has identified all, or that it will not in the future have additional, material weaknesses. Material weaknesses may still exist when Salarius reports on the effectiveness of its internal control over financial reporting as required by reporting requirements under Section 404.
If Salarius fails to remediate the material weakness identified above, Salarius’ management may conclude that its internal control over financial reporting is not effective. This conclusion could adversely impact the market price of Salarius’ shares due to a loss of investor confidence in the reliability of Salarius’ reporting processes. Furthermore, if Salarius fails to establish and maintain effective internal control over financial reporting in the future, its operating results and its ability to operate its business could be harmed.
If Salarius fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.
Salarius is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of The Nasdaq Stock Market LLC. The Sarbanes-Oxley Act requires, among other things, that Salarius maintain effective disclosure controls and procedures and internal control over financial reporting. Salarius must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, Private Salarius was never required to test its internal controls within a specified period. This will require that Salarius incur substantial professional fees and internal costs to expand its accounting and finance functions and that it expend significant management efforts. Salarius may experience difficulty in meeting these reporting requirements in a timely manner.

Salarius’ internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If Salarius identifies deficiencies or material weaknesses in its internal control over financial reporting, it could result in a misstatement of its financial statements or cause Salarius to be unable to produce timely and accurate financial statements. If Salarius is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, is unable to maintain proper and effective internal controls, or is unable to produce timely and accurate financial statements, investors could lose confidence in the Company, the market price of its common stock could decline, and it could be subject to sanctions or investigations by The Nasdaq Stock Market LLC, the SEC, or other regulatory authorities.
The historical financial information of Flex Pharma and Private Salarius prior to the Merger may not be representative of their respective results or financial condition if they had been operated as a combined company, and as a result may not be representative of the combined company’s results or financial condition after the Merger.
The historical financial information of Flex Pharma and Private Salarius prior to the Merger may be different from those that would have resulted had Flex Pharma and Private Salarius been operated together as a combined company during the applicable periods or at the applicable dates. As a result, the historical financial information of Flex Pharma and Private Salarius prior to the Merger are not indicative of future operating results or financial position of the combined company.
The unaudited pro forma condensed combined financial information presented herein may not be representative of the combined companies’ results after the Merger.
The unaudited pro forma condensed combined financial information included elsewhere in this current report on Form 8-K/A has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Flex Pharma and Private Salarius prior to the Merger and adjustments and assumptions have been made regarding the combined company after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma condensed combined financial information does not reflect all costs that are expected to be incurred by the combined company in connection with the Merger. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not ultimately be accurate, and other factors may affect the combined company’s results and financial condition following consummation of the Merger. The unaudited pro forma condensed combined financial information does not reflect the costs of integration activities or incremental expenditures associated with the transaction. Accordingly, the unaudited pro forma condensed combined financial information included elsewhere in this current report on Form 8-K/A does not reflect what Flex Pharma’ or Private Salarius’ results or financial condition would have been had Flex Pharma and Private Salarius been a consolidated entity during all periods presented.
Salarius’ appointment of a new registered independent accounting firm could result in additional costs and difficulties in complying with regulations governing public company corporate governance including reporting delays in the filing of its reports with the SEC, and Salarius’ new registered independent accounting firm may interpret accounting rules differently from its former firm, which could adversely impact its business.
On July 19, 2019, Salarius announced its engagement of Ernst & Young LLP, the previous auditor of Flex Pharma, as its independent registered public accounting firm for the fiscal year ending December 31, 2019, and its dismissal of Weaver & Tidwell, L.L.P. as principal accountants of Private Salarius. Consequently, Salarius’ new registered independent accounting firm will be reviewing and auditing its financial reporting and internal controls in the future. Salarius’ continuing preparation for and implementation of various corporate governance reforms and enhanced disclosure laws and regulations adopted in recent years requires it to incur significant additional accounting and legal costs, and this change in auditors could add to the overall cost required for compliance. Any new auditor will not have the institutional knowledge of Salarius and its management held by the previous auditor, and the transition will require significant additional efforts on the parts of Salarius’ personnel and management.
Given the complexities of public company accounting rules and the differences in how those rules are interpreted by various accounting firms, it is possible that Salarius’ new registered independent auditor will require it to characterize certain transactions and/or present financial data differently than was done in prior periods. Similarly, it is possible that the new auditor will disagree with the way Salarius has presented financial results in prior periods, in which case it may be required to restate those financial results. These changes could negatively impact Salarius’ future financial results and/or previously reported financial results, could subject it to the expense and other consequences of restating prior financial statements, and could lead to government investigation and/or stockholder litigation. Any unanticipated difficulties in preparing for and implementing these and other corporate governance and reporting reforms could result in material delays in compliance or significantly increase Salarius’ costs which could have a material adverse effect on Salarius’ business, operating results and financial condition.
Third parties may seek to hold Salarius responsible for liabilities of Flex Pharma or the HOTSHOT product that Salarius did not assume in its agreements or were not aware of.
In connection with the Merger, Salarius assumed Flex Pharma’s 2014 Equity Incentive Plan, 2015 Equity Incentive Plan, and 2015 Employee Stock Purchase Plan. There may be other liabilities of Flex Pharma that Salarius assumed that it is not aware of. In addition, Salarius retained certain liabilities in connection with its disposition of the HOTSHOT product in July 2019. Third parties may seek to hold Salarius responsible for retained liabilities of Flex Pharma or the HOTSHOT product. The total amount of costs and expenses that Salarius may incur with respect to liabilities associated with Flex Pharma and the HOTSHOT product may exceed its expectations, which may adversely affect its business, financial condition and results of operations.
Failure by Salarius to comply with the continued listing standards of Nasdaq may result in its stock being delisted from Nasdaq. This in turn could result in significantly reduced trading liquidity, reduced trading volumes, and loss of research analyst coverage, among other consequences. These in turn could result in a further decline in the market price of common stock and would have a material adverse effect on Salarius.
Salarius will be required to satisfy the continued listing requirements on Nasdaq to maintain the continued trading of its shares on Nasdaq. If Salarius is unable to satisfy Nasdaq’s continued listing requirements, Nasdaq may notify Salarius that its shares of common stock will be delisted from Nasdaq. Upon a potential delisting from Nasdaq, if Salarius’ common stock is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of Salarius’ common stock; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in Salarius’ common stock. Also, it may be difficult for Salarius to raise additional capital if its common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of common stock and could have a material adverse effect on Salarius.
The market price of Salarius’ common stock is expected to be volatile and may decline following the Merger.
The market price of Salarius’ common stock following the Merger has been, and could continue to be subject to significant fluctuations. For example, the price of Salarius’ common stock declined by approximately 29% between July 31, 2019 and August 1, 2019. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of Salarius’ common stock to fluctuate include:
•the ability of the combined company to obtain regulatory approvals for Seclidemstat or other product candidates, and delays or failures to obtain such approvals;
•failure of any of the combined company’s product candidates, if approved, to achieve commercial success;
•failure to maintain its existing third-party license and supply agreements;
•failure by the combined company or its licensors to prosecute, maintain, or enforce its intellectual property rights;
•changes in laws or regulations applicable to its product candidates;
•any inability to obtain adequate supply of its product candidates or the inability to do so at acceptable prices;
•adverse regulatory authority decisions;
•introduction of new products, services, or technologies by its competitors;
•failure to meet or exceed financial and development projections the combined company may provide to the public;
•failure to meet or exceed the financial and development projections of the investment community;
•the perception of the pharmaceutical industry by the public, legislatures, regulators, and the investment community;
•announcements of significant acquisitions, strategic collaborations, joint ventures, or capital commitments by the combined company or its competitors;
•disputes or other developments relating to proprietary rights, including patents, litigation matters, and its ability to obtain patent protection for its technologies;
•additions or departures of key personnel;
•significant lawsuits, including patent or stockholder litigation;
•if securities or industry analysts do not publish research or reports about its business, or if they issue an adverse or misleading opinions regarding its business and stock;
•changes in the market valuations of similar companies;
•general market or macroeconomic conditions;
•sales of its common stock by the combined company or its stockholders in the future;
•trading volume of its common stock;
•announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;
•adverse publicity relating to epigenetics and/or oncology therapeutics generally, including with respect to other products and potential products in such markets;
•the introduction of technological innovations or new therapies that compete with potential products of the combined company;
•changes in the structure of health care payment systems; and
•period-to-period fluctuations in the combined company’s financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. This historical volatility is even higher in the biotechnology market. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.
In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.
Additionally, a decrease in the stock price of Salarius may cause the combined company’s common stock to no longer satisfy the continued listing standards of the Nasdaq Capital Market. If Salarius is not able to maintain the requirements for listing on the Nasdaq Capital Market, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its common stock.

The sale or availability for sale of a substantial number of shares of common stock of Salarius after the Merger and after expiration of the lock-up period could adversely affect the market price of such shares after the Merger.
Sales of a substantial number of shares of common stock of Salarius in the public market after the Merger or after expiration of applicable lock-up periods and other legal restrictions on resale, or the perception or indication that these sales could occur, could adversely affect the market price of such shares and could materially impair the combined company’s ability to raise capital through equity offerings in the future. For example, the price of Salarius’ common stock declined by approximately 29% between July 31, 2019 and August 1, 2019. As of July 31, 2019, Salarius has a total of approximately 3.7 million shares of common stock outstanding, of which approximately 782,000 shares will be available for sale in the public market beginning October 18, 2019 as a result of the expiration of lock-up or similar agreements entered in connection with the Merger. All other outstanding shares of common stock will be freely tradable, without restriction, in the public market. If these shares are sold, the trading price of Salarius’ common stock could decline. Salarius is unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of the combined company or the availability of these securities for future sale will have on the market price of the combined company’s common stock after the Merger.
An active trading market for the combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.
Prior to the Merger, there was no public market for the equity of Private Salarius, and the business of Flex Pharma has been discontinued. An active trading market for Salarius’ shares of common stock after the Merger may never develop or be sustained. If an active market for Salarius’ common stock after the Merger does not develop or is not sustained, it may be difficult for its stockholders to sell their shares or sell their shares quickly at an attractive price or at all.
If equity research analysts do not publish research or reports, or publish unfavorable or inaccurate research or reports, about the combined company, its business or its market, its stock price and trading volume could decline.
The trading market for Salarius’ common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of Salarius’ common stock, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, Salarius will not have any control over the analysts or the content and opinions included in their reports. The price of Salarius’ common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of Salarius or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.
Anti-takeover provisions in Salarius’ charter documents and under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company’s stockholders to replace or remove the combined company’s management.

Provisions in Salarius’ certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors, a prohibition on actions by written consent of the combined company’s stockholders and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because the combined company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined company’s voting stock from merging or combining with the combined company, subject to limited exceptions. Although Salarius believes these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.
The certificate of incorporation of Salarius provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain disputes between the combined company and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers or other employees.
The certificate of incorporation of Salarius provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on the combined company’s behalf, any action asserting a breach of fiduciary duty owed by any of its directors, officers or other employees to the combined company or its stockholders, any action asserting a claim against it arising pursuant to any provisions of the Delaware General Corporation Law, its certificate of incorporation or its bylaws, or any action asserting a claim against it that is governed by the internal affairs doctrine. The choice of forum provision applies only to the foregoing actions or proceedings and it does not apply to actions arising under the Securities Act of 1933 or the Securities Exchange Act of 1934. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Salarius or its directors, officers or other employees, which may discourage such lawsuits against Salarius and its directors, officers and other employees. If a court were to find the choice of forum provision to be inapplicable or unenforceable in an action, Salarius may incur additional costs associated with resolving such action in other jurisdictions.
The former holders of membership interests in Private Salarius beneficially own a substantial portion of Salarius’ common stock and will have substantial influence over the outcome of any corporate action requiring stockholder approval.
Immediately after the Merger, former Private Salarius unit holders owned approximately 80.1% of the combined company (on a partially-diluted basis, excluding the effect of certain options, the dividend or distribution of rights and warrants to stockholders of Flex Pharma, Inc. and the issuance of a warrant to Wedbush). Accordingly, these holders will have substantial influence over the outcome of a corporate action of the combined company requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets or any other significant corporate transaction. These holders also may exert influence in delaying or preventing a change in control of the combined company, even if such change in control would benefit the other stockholders of the combined company.
If the ownership of Salarius’ common stock is highly concentrated, it may prevent stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause Salarius’ stock price to decline.
Executive officers and directors of Salarius and its affiliates after the Merger beneficially own or control approximately 12.69% of the outstanding shares of common stock of Salarius as of August 31, 2019. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the combined company, even if such a change of control would benefit the other stockholders of Salarius. The significant concentration of stock ownership may adversely affect the trading price of Salarius’ common stock due to investors’ perception that conflicts of interest may exist or arise.
Salarius does not anticipate paying any cash dividends in the foreseeable future.
The current expectation is that the combined company will retain its future earnings (if any) to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.
Salarius will have broad discretion in the use of cash and may invest or spend its cash in ways with which stockholders do not agree and in ways that may not increase the value of stockholders’ investments.
Salarius will have broad discretion over the use of cash. Stockholders may not agree with Salarius’ decisions, and its use of cash may not yield any return on stockholders’ investments. Salarius’ failure to use its cash effectively could compromise its ability to pursue its growth strategy and Salarius might not be able to yield a significant return, if any, on its investment of cash.
Because the Merger will result in an ownership change under Section 382 of the Code for Salarius, pre-merger net operating loss carryforwards and certain other tax attributes will be subject to substantial limitations.
If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Code, the combined company’s net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. At December 31, 2018, Flex Pharma, Inc. had about $110.9 million net operating loss carryforwards. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Merger resulted in an ownership change for Salarius and, accordingly, Salarius’ net operating loss carryforwards and certain other tax attributes will be subject to substantial limitations on their use after the Merger. Additional ownership changes in the future could result in additional limitations on the combined company’s net operating loss carryforwards. Consequently, even if the combined company achieves profitability, it will not be able to utilize a material portion of Salarius’ net operating loss carryforwards and other tax attributes prior to the Merger, which could have a material adverse effect on cash flow and results of operations.
Risks Related to the Development of Salarius’ Product Candidates
Clinical trials are costly, time consuming and inherently risky, and Salarius may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.
Clinical development is expensive, time consuming and involves significant risk. Salarius cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of development. Events that may prevent successful or timely completion of clinical development include but are not limited to:
•inability to generate satisfactory pre-clinical, toxicology, or other in vivo or in vitro data or diagnostics to support the initiation or continuation of clinical trials;
•delays in reaching agreement on acceptable terms with clinical research organizations, (“CROs”), and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;
•delays in obtaining required institutional review board (“IRB”), approval at each clinical trial site;
•failure to permit the conduct of a clinical trial by regulatory authorities, after review of an investigational new drug or equivalent foreign application or amendment;

•delays in recruiting qualified patients in its clinical trials;
•failure by clinical sites or CROs or other third parties to adhere to clinical trial requirements;
•failure by Salarius clinical sites, CROs or other third parties to perform in accordance with the good clinical practices requirements of the FDA, or applicable foreign regulatory guidelines;
•patients dropping out of Salarius’ clinical trials;
•adverse events or tolerability or animal toxicology issues significant enough for the FDA or other regulatory agencies to put any or all clinical trials on hold;
•occurrence of adverse events associated with Salarius’ product candidates;
•changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;
•the cost of clinical trials of Salarius’ product candidates;
•negative or inconclusive results from Salarius’ clinical trials which may result in Salarius’ deciding, or regulators requiring Salarius, to conduct additional clinical trials or abandon development programs in other ongoing or planned indications for a product candidate; and
•delays in reaching agreement on acceptable terms with third-party manufacturers and the time for manufacture of sufficient quantities of its product candidates for use in clinical trials.
Any inability to successfully complete clinical development and obtain regulatory approval for its product candidates could result in additional costs to Salarius or impair its ability to generate revenue. In addition, if Salarius makes manufacturing or formulation changes to its product candidates, Salarius may need to conduct additional pre-clinical trials or the results obtained from such new formulation may not be consistent with previous results obtained. Clinical trial delays could also shorten any periods during which its products have patent protection and may allow competitors to develop and bring products to market before Salarius does, which could impair its ability to successfully commercialize its product candidates and may harm its business and results of operations.
The approach Salarius is taking to discover and develop novel oncology therapeutics using epigenetic enzymes to moderate transcription factors and thereby control abnormal protein expression is unproven and may never lead to marketable products.
The scientific discoveries that form the basis for Salarius’ efforts to discover and develop its current product candidates are relatively recent. To date, neither Salarius nor any other company has received regulatory approval to market therapeutics using epigenetic enzymes. The scientific evidence to support the feasibility of developing drugs based on these discoveries is both preliminary and limited. Successful development of therapeutic products by Salarius will require solving a number of issues. In addition, any product candidates that Salarius develops may not demonstrate in patients the chemical and pharmacological properties ascribed to them in laboratory and pre-clinical trials, and they may interact with human biological systems in unforeseen, ineffective or even harmful ways. For instance, Salarius’ clinical and pre-clinical data to date is not validated and Salarius has no way of knowing if after validation Salarius’ clinical trial data will be complete and consistent. If Salarius does not successfully develop and commercialize product candidates based upon this technological approach, it may not become profitable and the value of its capital stock may decline.
Further, Salarius’ focus on epigenetic enzyme technology for developing product candidates as opposed to multiple, more proven technologies for drug development increases the risk associated with its business. If Salarius is not successful in developing an approved product using its technology, it may not be able to identify and successfully implement an alternative product development strategy. In addition, work by other companies pursuing similar technologies may encounter setbacks and difficulties that regulators and investors may attribute to Salarius’ product candidates, whether appropriate or not.
Salarius’ therapeutic product candidates are based on a relatively novel technology, which makes it difficult to predict the timing and cost of development and of subsequently obtaining regulatory approval, if at all.

Salarius has concentrated its research and development efforts to date on a limited number of product candidates based on its epigenetic enzyme therapeutic platform and identifying its initial targeted disease indications. Salarius’ future success depends on its successful development of viable product candidates. Currently, only one of its product candidates Seclidemstat, a reversible LSD1 inhibitor, is in Phase 1 clinical development, and the remainder of its product candidates are in pre-clinical development. There can be no assurance that Salarius will not experience problems or delays in developing its product candidates and that such problems or delays will not cause unanticipated costs, or that any such development problems can be solved.
The clinical trial and manufacturing requirements of the FDA, the European Medicines Agency, (“EMA”), and other regulatory authorities, and the criteria these regulators use to determine the safety and efficacy of a product candidate, vary substantially according to the type, complexity, novelty and intended use and market of the product candidate. The regulatory approval process for novel product candidates such as epigenetic enzyme therapeutics can be more expensive and take longer than for other, better known or more extensively studied product candidates. It is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for Salarius’ product candidates in either the United States or the European Union or how long it will take to commercialize its product candidates, even if approved for marketing. Approvals by the European Commission may not be indicative of what the FDA, and vice versa, may require for approval and different or additional pre-clinical trials or clinical trials may be required to support regulatory approval in each respective jurisdiction. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product candidate to market could decrease Salarius’ ability to generate sufficient product revenue, and Salarius’ business, financial condition, results of operations and prospects may be harmed.
Salarius’ product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial viability of an approved label, or result in significant negative consequences following marketing approval, if any.
Undesirable side effects caused by its product candidates could cause Salarius or regulatory authorities to interrupt, delay, or terminate clinical trials or even if approved, result in a restrictive label or delay regulatory approval by the FDA or comparable foreign authorities.
In addition, to date Salarius’ product candidates have been studied in only a very limited number of patients. Salarius may experience a high rates or severity of adverse events and comparable or high rates of discontinuation in testing in its future clinical trials. There is no guarantee that severe side effects will not be identified through ongoing clinical trials of Salarius’ product candidates for current and other indications. Undesirable side effects and negative results for other indications may negatively impact the development and potential for approval of Salarius’ product candidates for their proposed indications. Specifically, as a result of concerns regarding the potential teratogenic and abortifacient effects of SP-2577, pregnant women were excluded from the conducted studies.
Additionally, even if one or more of its product candidates receives marketing approval, and Salarius or others later identify undesirable side effects caused by such products, potentially significant negative consequences could result, including but not limited to:
•regulatory authorities may withdraw approvals of such products;
•regulatory authorities may require additional warnings on the label;
•Salarius may be required to create a Risk Evaluation and Mitigation Strategy (“REMS”), plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers, and/or other elements to assure safe use;
•Salarius could be sued and held liable for harm caused to patients; and
•its reputation may suffer.

Any of these events could prevent Salarius from achieving or maintaining market acceptance of a product candidate, even if approved, and could significantly harm or cause the complete failure of its business, results of operations, and prospects.
Salarius’ product development program may not uncover all possible adverse events that patients who take its product candidates may experience. The number of subjects exposed to Seclidemstat or its other product candidates and the average exposure time in the clinical development program may be inadequate to detect rare adverse events, or chance findings, that may only be detected once the product is administered to more patients and for greater periods of time.
Clinical trials by their nature use a sample of the potential patient population. However, with a limited number of subjects and limited duration of exposure, Salarius cannot be fully assured that rare and severe side effects of Seclidemstat or its other product candidates will be uncovered. Such rare and severe side effects may only be uncovered with a significantly larger number of patients exposed to the drug. If such safety problems occur or are identified after Seclidemstat or another product candidate reaches the market, the FDA may require that Salarius amend the labeling of the product or recall the product, or may even withdraw approval for the product.
Salarius is heavily dependent on the success of its product candidates, which are in the early stages of clinical development. Some of its product candidates may produce results in pre-clinical or clinical settings, or for other indications than those for which Salarius contemplates conducting development and seeking FDA approval, and Salarius cannot give any assurance that it will generate data for any of its product candidates sufficient to receive regulatory approval in its planned indications, which will be required before they can be commercialized.
Salarius has invested substantially all of its efforts and financial resources to identify, acquire and develop its portfolio of product candidates. Its future success is dependent on its ability to successfully further develop, obtain regulatory approval for, and commercialize one or more product candidates. Salarius currently generates no revenue from sales of any products, and Salarius may never be able to develop or commercialize a product candidate.
Salarius currently has one product candidate in Phase 1 clinical trials for advanced solid tumors - Seclidemstat. This is only one of the multiple indications for which Salarius plans to develop this product candidate. There can be no assurance that the data that Salarius develops for its product candidates in its planned indications will be sufficient to obtain regulatory approval.
In addition, none of its product candidates have advanced into a pivotal clinical trial for Salarius’ proposed indications and it may be years before any such clinical trial is initiated and completed, if at all. Salarius is not permitted to market or promote any of its product candidates before it receives regulatory approval from the FDA or comparable foreign regulatory authorities, and Salarius may never receive such regulatory approval for any of its product candidates. Salarius cannot be certain that any of its product candidates will be successful in clinical trials or receive regulatory approval. Further, its product candidates may not receive regulatory approval even if they are successful in clinical trials. If Salarius does not receive regulatory approvals for its product candidates, Salarius may not be able to continue its operations.
Product development involves a lengthy and expensive process with an uncertain outcome, and results of earlier pre-clinical and clinical trials may not be predictive of future clinical trial results.
Clinical testing is expensive and generally takes many years to complete, and the outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of pre-clinical trials and early clinical trials of Salarius’ product candidates may not be predictive of the results of larger, later-stage controlled clinical trials. Product candidates that have shown promising results in early-stage clinical trials may still suffer significant setbacks in subsequent clinical trials. Salarius’ clinical trials to date have been conducted on a small number of patients in limited numbers of clinical sites for a limited number of indications. Salarius will have to conduct larger, well-controlled trials in its proposed indications to verify the results obtained to date and to support any regulatory submissions for further clinical development. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles despite promising results in earlier, smaller clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analyses. Salarius does not know whether any Phase 1, Phase 2, Phase 3, or other clinical trials Salarius may conduct will demonstrate consistent or adequate efficacy and safety with respect to the proposed indication for use sufficient to receive regulatory approval or market its drug candidates.
Salarius may use its financial and human resources to pursue a particular research and/or development program or product candidate and fail to capitalize on programs or product candidates that may be more profitable or for which there is a greater likelihood of success.
Because Salarius has limited financial and human resources, it may forego or delay pursuit of opportunities with some programs or product candidates or for other indications that later prove to have greater commercial potential. Salarius’ resource allocation decisions may cause it to fail to capitalize on viable commercial products or more profitable market opportunities. Salarius’ spending on current and future research and development programs and future product candidates for specific indications may not yield any commercially viable products. Salarius may also enter into additional strategic collaboration agreements to develop and commercialize some of its programs and potential product candidates in indications with potentially large commercial markets. If Salarius does not accurately evaluate the commercial potential or target market for a particular product candidate, it may relinquish valuable rights to that product candidate through strategic collaborations, licensing or other royalty arrangements in cases in which it would have been more advantageous for Salarius to retain sole development and commercialization rights to such product candidate, or Salarius may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.
Salarius may find it difficult to enroll patients in its clinical trials given the limited number of patients who have the diseases for which its product candidates are being studied. Difficulty in enrolling patients is a common hurdle faced by early stage biotechnology companies and could, and often does, delay or prevent clinical trials of product candidates.
Identifying and qualifying patients to participate in clinical trials of Salarius’ product candidates is essential to its success. The timing of Salarius’ clinical trials depends in part on the rate at which Salarius can recruit patients to participate in clinical trials of its product candidates, and Salarius may experience delays in its clinical trials if Salarius encounters difficulties in enrollment, clinical enrollment is inherently difficult, and often time consuming. For example, as of August 31, 2019, Salarius has enrolled seven of a planned 50 Ewing sarcoma patients in its Phase I clinical trial for SP-2577 and two out of a planned 50 patients in its AST study.
The eligibility criteria of Salarius’ planned clinical trials may further limit the available eligible trial participants as Salarius expects to require that patients have specific characteristics that Salarius can measure or meet the criteria to assure their conditions are appropriate for inclusion in its clinical trials. Salarius may not be able to identify, recruit, and enroll a sufficient number of patients to complete its clinical trials in a timely manner because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical trials, and the willingness of physicians to participate in its planned clinical trials. If patients are unwilling to participate in Salarius’ clinical trials for any reason, the timeline for conducting trials and obtaining regulatory approval of its product candidates may be delayed.
If Salarius experiences delays in the completion of, or termination of, any clinical trials of its product candidates, the commercial prospects of its product candidates could be harmed, and its ability to generate product revenue from any of these product candidates could be delayed or prevented. In addition, any delays in completing its clinical trials would likely increase its overall costs, impair product candidate development and jeopardize its ability to obtain regulatory approval relative to its current plans. Any of these occurrences may harm its business, financial condition, and prospects significantly.

Salarius may face potential product liability, and, if successful claims are brought against it, Salarius may incur substantial liability and costs which could be greater than its insurance coverage or overall resources. If the use or misuse of Salarius’ product candidates harms patients, or is perceived to harm patients even when such harm is unrelated to its product candidates, Salarius’ regulatory approvals, if any, could be revoked or otherwise negatively impacted and Salarius could be subject to costly and damaging product liability claims. If Salarius is unable to obtain adequate insurance or is required to pay for liabilities resulting from a claim excluded from, or beyond the limits of, its insurance coverage, a material liability claim could adversely affect its financial condition.
The use or misuse of Salarius’ product candidates in clinical trials and the sale of any products for which Salarius may obtain marketing approval exposes Salarius to the risk of potential product liability claims. Product liability claims might be brought against Salarius by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with its product candidates and approved products, if any. There is a risk that Salarius’ product candidates may induce adverse events. If Salarius cannot successfully defend against product liability claims, it could incur substantial liability and costs. Patients with the diseases targeted by Salarius’ product candidates may already be in severe and advanced stages of disease and have both known and unknown significant preexisting and potentially life-threatening health risks. During the course of treatment, patients may suffer adverse events, including death, for reasons that may be related to Salarius’ product candidates. Such events could subject Salarius to costly litigation, require it to pay substantial amounts of money to injured patients, delay, negatively impact or end its opportunity to receive or maintain regulatory approval to market its products, or require Salarius to suspend or abandon its commercialization efforts. Even in a circumstance in which an adverse event is unrelated to Salarius’ product candidates, the investigation into the circumstance may be time-consuming or inconclusive. These investigations may delay Salarius’ regulatory approval process or impact and limit the type of regulatory approvals its product candidates receive or maintain. As a result of these factors, a product liability claim, even if successfully defended, could have a material adverse effect on Salarius’ business, financial condition or results of operations.
Although Salarius has product liability insurance, which covers its clinical trials in the United States, for up to $2.0 million per occurrence, up to an aggregate limit of $5.0 million, its insurance may be insufficient to reimburse it for any expenses or losses Salarius may suffer. Salarius will also likely be required to increase its product liability insurance coverage for the advanced clinical trials that it plans to initiate. If Salarius obtains marketing approval for any of its product candidates, it will need to expand its insurance coverage to include the sale of commercial products. There is no way to know if Salarius will be able to continue to obtain product liability coverage and obtain expanded coverage if it requires it, in sufficient amounts to protect it against losses due to liability, on acceptable terms, or at all. Salarius may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limits of, its insurance coverage. Where Salarius has provided indemnities in favor of third parties under its agreements with them, there is also a risk that these third parties could incur liability and bring a claim under such indemnities. An individual may bring a product liability claim against Salarius alleging that one of its product candidates causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. Any product liability claim brought against Salarius, with or without merit, could result in:
•withdrawal of clinical trial volunteers, investigators, patients or trial sites or limitations on approved indications;
•the inability to commercialize, or if commercialized, decreased demand for, its product candidates;
•if commercialized, product recalls, withdrawals of labeling, marketing or promotional restrictions or the need for product modification;
•initiation of investigations by regulators;
•loss of revenues;
•substantial costs of litigation, including monetary awards to patients or other claimants;

•liabilities that substantially exceed Salarius’ product liability insurance, which Salarius would then be required to pay itself;
•an increase in Salarius’ product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, if at all;
•the diversion of management’s attention from Salarius’ business; and
•damage to Salarius’ reputation and the reputation of its products and its technology.
Product liability claims may subject Salarius to the foregoing and other risks, which could have a material adverse effect on its business, financial condition or results of operations.
Risks Related to Regulatory Approval of Salarius’ Product Candidates and Other Legal Compliance Matters
Salarius may seek breakthrough therapy designation by the FDA for one or more of its product candidates, but it might not receive such designation.
Salarius may seek a breakthrough therapy designation from the FDA for some of its product candidates that reach the regulatory review process. A breakthrough therapy is defined as a drug or biological product that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biological product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs or biological products that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA could also be eligible for accelerated approval.
Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if Salarius believes one of its product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation.
A potential breakthrough therapy designation by the FDA for Salarius’ product candidates may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that Salarius’ product candidates will receive marketing approval.
The receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of Salarius’ product candidates qualify and are designated as breakthrough therapies, the FDA may later decide that the drugs or biological products no longer meet the conditions for designation and the designation may be rescinded.
Salarius may seek Fast Track designation for one or more of its product candidates, but it might not receive such designation, and even if Salarius does, such designation may not actually lead to a faster development or regulatory review or approval process.
If a product candidate is intended for the treatment of a serious condition and nonclinical or clinical data demonstrate the potential to address unmet medical need for this condition, a product sponsor may apply for FDA Fast Track designation. If Salarius seeks Fast Track designation for a product candidate, Salarius may not receive it from the FDA. However, even if Salarius receives Fast Track designation, Fast Track designation does not ensure that Salarius will receive marketing approval or that approval will be granted within any particular timeframe. Salarius may not experience a faster development or regulatory review or approval process with Fast Track designation compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from Salarius’ clinical development program. Fast Track designation alone does not guarantee qualification for the FDA’s priority review procedures.

Even if Salarius obtains regulatory approval for a product, Salarius will remain subject to ongoing regulatory requirements.
If any of Salarius’ product candidates are approved, Salarius will be subject to ongoing regulatory requirements with respect to manufacturing, labeling, packaging, storage, marketing, advertising, promotion, sampling, record-keeping, conduct of post-marketing clinical trials, and submission of safety, efficacy and other post-approval information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.
Manufacturers and manufacturers’ facilities are required to continuously comply with FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices (“cGMP”), regulations and corresponding foreign regulatory manufacturing requirements. As such, Salarius and its contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any new drug application (“NDA”) or marketing authorization application.
Any regulatory approvals that Salarius receives for its product candidates may be subject to limitations on the approved indicated uses for which the product candidate may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. Salarius will be required to report adverse reactions and production problems, if any, to the FDA and comparable foreign regulatory authorities. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. If its original marketing approval for a product candidate was obtained through an accelerated approval pathway, Salarius could be required to conduct a successful post-marketing clinical trial in order to confirm the clinical benefit for its products. An unsuccessful post-marketing clinical trial or failure to complete such a trial could result in the withdrawal of marketing approval.
If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, the regulatory agency may impose restrictions on that product or Salarius, including requiring withdrawal of the product from the market. If Salarius fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:
•issue warning letters;
•impose civil or criminal penalties;
•suspend or withdraw regulatory approval;
•suspend any of Salarius’ ongoing clinical trials;
•refuse to approve pending applications or supplements to approved applications submitted by Salarius;
•impose restrictions on Salarius’ operations, including closing its contract manufacturers’ facilities; or
•require a product recall.
Any government investigation of alleged violations of law would be expected to require Salarius to expend significant time and resources in response and could generate adverse publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect its ability to develop and commercialize its products and the value of Salarius and its operating results would be adversely affected.
Healthcare legislative reform measures may have a material adverse effect on Salarius’ business, financial condition or results of operations.
In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs or otherwise change or reform the provision of healthcare products and services to the patient population. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (the “Health Care Reform Law”), was passed, which substantially changes the way health care is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Health Care Reform Law, among other things, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of specified branded prescription drugs, and promotes a new Medicare Part D coverage gap discount program.
In addition, other legislative changes have been proposed and adopted in the United States since the Health Care Reform Law was enacted and Salarius expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand or lower pricing for its product candidates, or additional pricing pressures.
Salarius may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, and health information privacy and security laws. If Salarius is unable to comply, or has not fully complied, with such laws, it could face substantial penalties.
If Salarius obtains FDA approval for any of its product candidates and begins commercializing those products in the United States, its operations may be subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations. These laws may impact, among other things, its proposed sales, marketing, and education programs. In addition, Salarius may be subject to patient privacy regulation by both the federal government and the states in which Salarius conduct its business. The laws that may affect its ability to operate include:
•the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;
•federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;
•HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;
•HIPAA, as amended by the Health Information Technology and Clinical Health Act, and its implementing regulations, which imposes specified requirements relating to the privacy, security, and transmission of individually identifiable health information;
•the federal physician sunshine requirements under the Health Care Reform Laws requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations; and

•state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including governmental and private payors, to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws governing the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.
Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of Salarius’ business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Moreover, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act.
If Salarius’ operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to Salarius, Salarius may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, and the curtailment or restructuring of its operations, any of which could adversely affect its ability to operate Salarius’ business and its results of operations.
Reliance on government funding for Salarius’ programs may add uncertainty to its research and commercialization efforts with respect to those programs that are tied to such funding and may impose requirements that limit its ability to take specified actions, increase the costs of commercialization and production of product candidates developed under those programs and subject Salarius to potential financial penalties, which could materially and adversely affect its business, financial condition and results of operations.
During the course of Salarius’ development of its product candidates, it has been funded in part through federal and state grants, including but not limited to the funding it received from CPRIT. If CPRIT terminates the agreement prior to the expiration due to an event of default or if Private Salarius terminates the agreement, CPRIT may require Private Salarius to repay some or all of the disbursed grant.
In addition to the funding Salarius has received to date, it intends to continue to apply for federal and state grants to receive additional funding in the future. Contracts and grants funded by the U.S. government, state governments and their related agencies include provisions that reflect the government’s substantial rights and remedies, many of which are not typically found in commercial contracts, including powers of the government to:
•require repayment of all or a portion of the grant proceeds, in specified cases with interest, in the event Salarius violates specified covenants pertaining to various matters that include a failure to achieve specified milestones or to comply with terms relating to use of grant proceeds, or failure to comply with specified laws;
•terminate agreements, in whole or in part, for any reason or no reason;
•reduce or modify the government’s obligations under such agreements without the consent of the other party;
•claim rights, including intellectual property rights, in products and data developed under such agreements;
•audit contract related costs and fees, including allocated indirect costs;
•suspend the contractor or grantee from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;
•impose U.S. manufacturing requirements for products that embody inventions conceived or first reduced to practice under such agreements;
•impose qualifications for the engagement of manufacturers, suppliers and other contractors as well as other criteria for reimbursements;

•suspend or debar the contractor or grantee from doing future business with the government;
•control and potentially prohibit the export of products;
•pursue criminal or civil remedies under the False Claims Act, False Statements Act and similar remedy provisions specific to government agreements; and
•limit the government’s financial liability to amounts appropriated by the U.S. Congress on a fiscal year basis, thereby leaving some uncertainty about the future availability of funding for a program even after it has been funded for an initial period.
In addition to those powers set forth above, the government funding Salarius may receive could also impose requirements to make payments based upon sales of its products, if any, in the future.
Salarius may not have the right to prohibit the U.S. government from using specified technologies developed by it, and Salarius may not be able to prohibit third-party companies, including its competitors, from using those technologies in providing products and services to the U.S. government. The U.S. government generally takes the position that it has the right to royalty-free use of technologies that are developed under U.S. government contracts. These and other provisions of government grants may also apply to intellectual property Salarius licenses now or in the future.
In addition, government contracts and grants normally contain additional requirements that may increase Salarius’ costs of doing business, reduce its profits, and expose it to liability for failure to comply with these terms and conditions. These requirements include, for example:
•specialized accounting systems unique to government contracts and grants;
•mandatory financial audits and potential liability for price adjustments or recoupment of government funds after such funds have been spent;
•public disclosures of some contract and grant information, which may enable competitors to gain insights into Salarius’ research program; and
•mandatory socioeconomic compliance requirements, including labor standards, non-discrimination and affirmative action programs and environmental compliance requirements.
If Salarius fails to maintain compliance with any such requirements that may apply to it now or in the future, Salarius may be subject to potential liability and to termination of Salarius’ contracts.
If Salarius fails to comply with environmental, health and safety laws and regulations, Salarius could become subject to fines or penalties or incur costs and liabilities that could have a material adverse effect on its business, financial condition or results of operations.
Salarius’ research and development activities and its third-party manufacturers’ and suppliers’ activities involve the controlled storage, use, and disposal of hazardous materials, including the components of its product candidates and other hazardous compounds. Salarius and its manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at Salarius’ and its manufacturers’ facilities pending their use and disposal. Salarius cannot eliminate the risk of contamination, which could cause an interruption of its commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. Although Salarius believes that the safety procedures utilized by it and its third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, Salarius cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, Salarius may be held liable for any resulting damages and such liability could exceed its resources and state or federal or other applicable authorities may curtail Salarius’ use of specified materials and/or interrupt its business operations. Furthermore, environmental laws and regulations are complex, change frequently, and have tended to become more stringent. Salarius cannot predict the impact of such changes and cannot be certain of its future compliance. Salarius does not currently carry biological or hazardous waste insurance coverage.
Risks Related to Salarius’ Intellectual Property
Salarius may not be successful in obtaining or maintaining necessary rights to its targets, product compounds and processes for its development pipeline through acquisitions and in-licenses.
Presently, Salarius has rights to the intellectual property, through licenses from third parties and under patents and patent applications that Salarius owns, to modulate only a subset of the known epigenetic enzyme targets. Because Salarius’ programs may involve a range of targets, including targets that require the use of proprietary rights held by third parties, the growth of its business may depend in part on Salarius’ ability to acquire, in-license or use these proprietary rights. In addition, Salarius’ product candidates may require specific formulations to work effectively and efficiently and these rights may be held by others. Salarius may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that it identifies. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that Salarius may consider attractive. These established companies may have a competitive advantage over Salarius due to their size, cash resources and greater clinical development and commercialization capabilities.
For example, Salarius has previously and may continue to collaborate with academic institutions worldwide to accelerate its pre-clinical and clinical research or development under written agreements with these institutions. Typically, these institutions provide an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such right of first negotiation for intellectual property, Salarius may be unable to negotiate a license within the specified time frame or under terms that are acceptable to it. If Salarius is unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking Salarius’ ability to pursue its program.
In addition, companies that perceive Salarius to be a competitor may be unwilling to assign or license rights to it. Salarius also may be unable to license or acquire third-party intellectual property rights on terms that would allow it to make an appropriate return on its investment. If Salarius is unable to successfully obtain rights to third-party intellectual property rights, its business, financial condition and prospects for growth could suffer.
Salarius intends to rely on patent rights for its product candidates and any future product candidates. If Salarius is unable to obtain or maintain exclusivity from the combination of these approaches, Salarius may not be able to compete effectively in its markets.
Salarius relies or will rely upon a combination of patents, trade secret protection, and confidentiality agreements to protect the intellectual property related to its technologies and product candidates. Its success depends in large part on its and its licensors’ ability to obtain regulatory exclusivity and maintain patent and other intellectual property protection in the United States and in other countries with respect to its proprietary technology and products.
Salarius has sought to protect its proprietary position by filing patent applications in the United States and abroad related to its product candidates that are important to its business. This process is expensive and time consuming, and Salarius may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Salarius will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection.
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions for which legal principles remain unsolved. The patent applications that Salarius owns or in-licenses may fail to result in issued patents with claims that cover its product candidates in the United States or in other foreign countries. There is no assurance that all potentially relevant prior art relating to its patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover Salarius’ product candidates, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, Salarius’ patents and patent applications may not adequately protect its intellectual property, provide exclusivity for its product candidates, or prevent others from designing around Salarius claims. Any of these outcomes could impair Salarius’ ability to prevent competition from third parties, which may have an adverse impact on its business.
Salarius, independently or together with its licensors, has filed several patent applications covering various aspects of its product candidates. Salarius cannot offer any assurances about which, if any, patents will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to Salarius after patent issuance could deprive Salarius of rights necessary for the successful commercialization of any product candidates that Salarius may develop. Further, if Salarius encounters delays in regulatory approvals, the period of time during which Salarius could market a product candidate under patent protection could be reduced.
If Salarius cannot obtain and maintain effective protection of exclusivity from its regulatory efforts and intellectual property rights, including patent protection or data exclusivity, for its product candidates, Salarius may not be able to compete effectively and its business and results of operations would be harmed.
Salarius may not have sufficient patent term protections for its product candidates to effectively protect its business.
Patents have a limited term. In the United States, the statutory expiration of a patent is generally 20 years after it is filed. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. Even if patents covering its product candidates are obtained, once the patent life has expired for a product candidate, Salarius may be open to competition from generic medications. In addition, upon issuance in the United States any patent term can be adjusted based on specified delays caused by the applicant(s) or the U.S. Patent and Trademark Office (“USPTO”).
Patent term extensions under the Hatch-Waxman Act in the United States and under supplementary protection certificates in Europe may be available to extend the patent or data exclusivity terms of Salarius’ product candidates. Salarius will likely rely on patent term extensions, and Salarius cannot provide any assurances that any such patent term extensions will be obtained and, if so, for how long. As a result, Salarius may not be able to maintain exclusivity for its product candidates for an extended period after regulatory approval, if any, which would negatively impact its business, financial condition, results of operations and prospects. If Salarius does not have sufficient patent terms or regulatory exclusivity to protect its product candidates, its business and results of operations will be adversely affected.
Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Salarius’ ability to protect its products, and recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of its patent applications and the enforcement or defense of its issued patents.
As is the case with other biotechnology companies, Salarius’ success is heavily dependent on patents and the ability to enforce and protect these patients. Obtaining and enforcing patents in the biotechnology industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in specified circumstances and weakened the rights of patent owners in specified situations. In addition to increasing uncertainty with regard to Salarius’ ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Salarius’ ability to obtain new patents or to enforce Salarius’ existing patents and patents that it might obtain in the future. Some of Salarius’ patent claims may be affected by the recent U.S. Supreme Court decision in Association for Molecular

Pathology v. Myriad Genetics. In Myriad, the Supreme Court held that unmodified isolated fragments of genomic sequences, such as the DNA constituting the BRCA1 and BRCA2 genes, are not eligible for patent protection because they constitute a product of nature. The exact boundaries of the Supreme Court’s decision remain unclear as the Supreme Court did not address other types of nucleic acids.
On December 16, 2014, the USPTO issued guidance to patent examiners titled 2014 Interim Guidance on Patent Subject Matter Eligibility (Fed. Reg. 79 (241): 74618-33. These guidelines instruct USPTO examiners on the ramifications of the Prometheus and Myriad rulings and apply the Myriad ruling to natural products and principles including all naturally occurring nucleic acids. In addition, the USPTO continues to provide updates to its guidance and this is a developing area. The recent USPTO guidance could make it impossible for Salarius to pursue similar patent claims in patent applications Salarius may prosecute in the future.
Salarius’ patent portfolio contains claims of various types and scope, including chemically modified mimics, as well as methods of medical treatment. The presence of varying claims in Salarius’ patent portfolio significantly reduces, but may not eliminate, its exposure to potential validity challenges under Myriad or future judicial decisions. However, it is not yet clear what, if any, impact this recent Supreme Court decision or future decisions will have on the operation of Salarius’ business.
For Salarius’ U.S. patent applications containing a claim not entitled to priority before March 16, 2013, there is a greater level of uncertainty in the patent law. On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The USPTO has promulgated regulations and developed procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, did not come into effect until March 16, 2013. Accordingly, it is not yet clear what, if any, impact the Leahy-Smith Act will have on the operation of Salarius’ business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of its patent applications and the enforcement or defense of its issued patents, all of which could have a material adverse effect on Salarius’ business, financial condition or results of operations.
An important change introduced by the Leahy-Smith Act is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before Salarius could therefore be awarded a patent covering an invention of Salarius’ even if Salarius had made the invention before it was made by the third party. This will require Salarius to be cognizant going forward of the time from invention to filing of a patent application. Furthermore, Salarius’ ability to obtain and maintain valid and enforceable patents depends on whether the differences between its technology and the prior art allow its technology to be patentable over the prior art. Since patent applications in the United States and most other countries are confidential for a period of time after filing, Salarius cannot be certain that it was the first to either (i) file any patent application related to its product candidates or (ii) invent any of the inventions claimed in its patents or patent applications.
Among some of the other changes introduced by the Leahy-Smith Act are changes that limit where a patentee may file a patent infringement suit and new procedures providing opportunities for third parties to challenge any issued patent in the USPTO. Included in these new procedures is a process known as Inter Partes Review (“IPR”), which has been generally used by many third parties over the past two years to invalidate patents. The IPR process is not limited to patents filed after the Leahy-Smith Act was enacted, and would therefore be available to a third party seeking to invalidate any of Salarius’ U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal court necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate Salarius’ patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

If Salarius is unable to maintain effective proprietary rights for its product candidates or any future product candidates, Salarius may not be able to compete effectively in its proposed markets.
In addition to the protection afforded by patents, Salarius relies on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that Salarius elects not to patent, processes for which patents are difficult to enforce and any other elements of its product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. Salarius seeks to protect its proprietary technology and processes, in part, by entering into confidentiality agreements with its employees, consultants, scientific advisors, and contractors. Salarius also seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems. While Salarius has confidence in these individuals, organizations and systems, agreements or security measures may be breached, and Salarius may not have adequate remedies for any breach. In addition, its trade secrets may otherwise become known or be independently discovered by competitors.
Although Salarius expects all of its employees and consultants to assign their inventions to Salarius, and all of its employees, consultants, advisors, and any third parties who have access to its proprietary know- how, information, or technology to enter into confidentiality agreements, Salarius cannot provide any assurances that all such agreements have been duly executed or that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. Misappropriation or unauthorized disclosure of Salarius’ trade secrets could impair its competitive position and may have a material adverse effect on its business, financial condition or results of operations. Additionally, if the steps taken to maintain its trade secrets are deemed inadequate, Salarius may have insufficient recourse against third parties for misappropriating the trade secret.
Third-party claims of intellectual property infringement may prevent or delay Salarius’ development and commercialization efforts.
Salarius’ commercial success depends in part on its ability to develop, manufacture, market and sell its product candidates and use its proprietary technology without infringing the patent rights of third parties.
Numerous third-party U.S. and non-U.S. issued patents and pending applications exist in the area of epigenetic enzyme inhibitors and related technologies. Salarius is aware of U.S. and foreign patents and pending patent applications owned by third parties that cover therapeutic uses of epigenetic inhibitors. Salarius is currently monitoring these patents and patent applications. Salarius may in the future pursue available proceedings in the U.S. and foreign patent offices to challenge the validity of these patents and patent applications. In addition, or alternatively, Salarius may consider whether to seek to negotiate a license of rights to technology covered by one or more of such patents and patent applications. If any patents or patent applications cover its product candidates or technologies, Salarius may not be free to manufacture or market its product candidates, as planned, absent such a license, which may not be available to Salarius on commercially reasonable terms, or at all.
It is also possible that Salarius has failed to identify relevant third-party patents or applications. For example, applications filed before November 29, 2000 and applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Moreover, it is difficult for industry participants, including Salarius, to identify all third-party patent rights that may be relevant to its product candidates and technologies because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Salarius may fail to identify relevant patents or patent applications or may identify pending patent applications of potential interest but incorrectly predict the likelihood that such patent applications may issue with claims of relevance to its technology. In addition, Salarius may be unaware of one or more issued patents that would be infringed by the manufacture, sale or use of a current or future product candidate, or Salarius may incorrectly conclude that a third-party patent is invalid, unenforceable or not infringed by its activities. Additionally, pending patent applications that have been published can, subject to specified limitations, be later amended in a manner that could cover Salarius’ technologies, its product candidates or the use of its product candidates.

There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions, and reexamination proceedings before the USPTO and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Salarius is developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that its product candidates may be subject to claims of infringement of the patent rights of third parties.
Parties making claims against Salarius may obtain injunctive or other equitable relief, which could effectively block its ability to further develop and commercialize one or more of its product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from its business. In the event of a successful claim of infringement against Salarius, Salarius may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign its infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.
Salarius may not be successful in meeting its obligations under its existing license agreements necessary to maintain its product candidate licenses in effect. In addition, if required in order to commercialize its product candidates, Salarius may be unsuccessful in obtaining or maintaining necessary rights to its product candidates through acquisitions and in-licenses.
Salarius currently has rights to the intellectual property, through licenses from third parties and under patents that Salarius does not own, to develop and commercialize its product candidates. Because its programs may require the use of proprietary rights held by third parties, the growth of its business will likely depend in part on its ability to maintain in effect these proprietary rights. Any termination of license agreements with third parties with respect to its product candidates would be expected to negatively impact its business prospects.
Salarius may be unable to acquire or in-license any compositions, methods of use, processes, or other third-party intellectual property rights from third parties that Salarius identifies as necessary for its product candidates.
The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that Salarius may consider attractive. These established companies may have a competitive advantage over Salarius due to their size, cash resources, and greater clinical development and commercialization capabilities. In addition, companies that perceive Salarius to be a competitor may be unwilling to assign or license rights to Salarius. Even if Salarius is able to license or acquire third-party intellectual property rights that are necessary for its product candidates, there can be no assurance that they will be available on favorable terms.
Salarius collaborates with academic institutions worldwide to identify product candidates, accelerate its research and conduct development. Typically, these institutions have provided Salarius with an option to negotiate an exclusive license to any of the institution’s rights in the patents or other intellectual property resulting from the collaboration. Regardless of such option, Salarius may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to Salarius. If Salarius is unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking its ability to pursue a program of interest to Salarius.
If Salarius is unable to successfully obtain and maintain rights to required third-party intellectual property, Salarius may have to abandon development of that product candidate or pay additional amounts to the third-party, and its business and financial condition could suffer.

The patent protection and patent prosecution for some of Salarius’ product candidates is dependent on third parties.
While Salarius normally seeks and gains the right to fully prosecute the patents relating to its product candidates, there may be times when patents relating to its product candidates are controlled by its licensors. If future licensors fail to appropriately and broadly prosecute and maintain patent protection for patents covering any of its product candidates, its ability to develop and commercialize those product candidates may be adversely affected and Salarius may not be able to prevent competitors from making, using, importing, and selling competing products. In addition, even where Salarius now has the right to control patent prosecution of patents and patent applications Salarius has licensed from third parties, Salarius may still be adversely affected or prejudiced by actions or inactions of its licensors in effect from actions prior to Salarius assuming control over patent prosecution.
If Salarius fails to comply with obligations in the agreements under which Salarius licenses intellectual property and other rights from third parties or otherwise experience disruptions to its business relationships with its licensors, Salarius could lose license rights that are important to its business.
Salarius is a party to intellectual property licenses and supply agreements that are important to its business and may enter into additional license agreements in the future. Salarius’ existing agreements impose, and Salarius expects that future license agreements will impose, various diligence, milestone payment, royalty, purchasing, and other obligations on it. If Salarius fails to comply with its obligations under these agreements, or Salarius is subject to a bankruptcy, its agreements may be subject to termination by the licensor, in which event Salarius would not be able to develop, manufacture, or market products covered by the license or subject to supply commitments.
Salarius may be involved in lawsuits to protect or enforce its patents or the patents of its licensors, which could be expensive, time consuming, and unsuccessful.
Competitors may infringe Salarius’ patents or the patents of its licensors. If Salarius or one of its licensing partners were to initiate legal proceedings against a third party to enforce a patent covering one of its product candidates, the defendant could counterclaim that the patent covering its product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description, clarity or non- enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable.
Interference proceedings provoked by third parties or brought by Salarius or declared by the USPTO may be necessary to determine the priority of inventions with respect to Salarius’ patents or patent applications or those of its licensors. An unfavorable outcome could require Salarius to cease using the related technology or to attempt to license rights to it from the prevailing party. Salarius’ business could be harmed if the prevailing party does not offer Salarius a license on commercially reasonable terms. Its defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract its management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on its ability to raise the funds necessary to continue its clinical trials, continue its research programs, license necessary technology from third parties, or enter into development partnerships that would help Salarius bring its product candidates to market.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Salarius’ confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of its common stock.

Salarius may be subject to claims that its employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties or that its employees have wrongfully used or disclosed alleged trade secrets of their former employers.
Salarius employs individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including Salarius’ competitors or potential competitors. Although Salarius has written agreements and makes every effort to ensure that its employees, consultants, and independent contractors do not use the proprietary information or intellectual property rights of others in their work for Salarius, Salarius may in the future be subject to any claims that its employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties. Litigation may be necessary to defend against these claims. If Salarius fails in defending any such claims, in addition to paying monetary damages, Salarius may lose valuable intellectual property rights or personnel, which could adversely impact its business. Even if Salarius is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Salarius may not be able to protect its intellectual property rights throughout the world.
Filing, prosecuting, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and its intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Competitors may use Salarius’ technologies in jurisdictions where Salarius has not obtained patent protection to develop its own products and may also export infringing products to territories where Salarius has patent protection, but enforcement is not as strong as that in the United States. These products may compete with its products and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries, particularly some developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for Salarius to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce Salarius’ patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert Salarius’ efforts and attention from other aspects of its business, could put Salarius’ patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing and could provoke third parties to assert claims against Salarius. Salarius may not prevail in any lawsuits that Salarius initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, its efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Salarius develops or licenses.
Risks Related to Salarius’ Reliance on Third Parties
Salarius relies on or will rely on third parties to conduct its clinical trials, manufacture its product candidates and perform other services. If these third parties do not successfully perform and comply with regulatory requirements, Salarius may not be able to successfully complete clinical development, obtain regulatory approval or commercialize its product candidates and its business could be substantially harmed.
Salarius has relied upon and plans to continue to rely upon third-parties such as CROs, hospitals, etc. to conduct, monitor and manage its ongoing clinical programs. Salarius relies on these parties for execution of clinical trials and manages and controls only some aspects of their activities. Salarius remains responsible for ensuring that each of its trials is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and its reliance on these third parties does not relieve Salarius of its regulatory responsibilities. Salarius and its CROs and other vendors are required to comply with all applicable laws, regulations and guidelines, including those required by the FDA and comparable foreign regulatory authorities for all of its product candidates in clinical development. If Salarius or any of its CROs or vendors fail to comply with applicable laws, regulations and guidelines, the results generated in its clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require Salarius to perform additional clinical trials before approving its marketing applications. Salarius cannot be assured that its CROs and other vendors will meet these requirements, or that upon inspection by any regulatory authority, such regulatory authority will determine that efforts, including any of its clinical trials, comply with applicable requirements. Its failure to comply with these laws, regulations and guidelines may require Salarius to repeat clinical trials, which would be costly and delay the regulatory approval process.
If any of Salarius’ relationships with these third-parties terminate, Salarius may not be able to enter into arrangements with alternative third parties in a timely manner or do so on commercially reasonable terms. In addition, third parties may not prioritize Salarius’ clinical trials relative to those of other customers and any turnover in personnel or delays in the allocation of third party employees may negatively affect its clinical trials. If third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, Salarius’ clinical trials may be delayed or terminated and Salarius may not be able to meet its current plans with respect to its product candidates. CROs, in particular, may also involve higher costs than anticipated, which could negatively affect Salarius’ financial condition and operations.
In addition, Salarius does not currently have, nor does Salarius currently plan to establish the capability to manufacture product candidates for use in the conduct of its clinical trials, and Salarius lacks the resources and the capability to manufacture any of its product candidates on a clinical or commercial scale without the use of third-party manufacturers. Salarius plans to rely on third-party manufacturers and their responsibilities will include purchasing from third-party suppliers the materials necessary to produce its product candidates for its clinical trials and regulatory approval. There are expected to be a limited number of suppliers for the active ingredients and other materials that Salarius expects to use to manufacture its product candidates, and Salarius may not be able to identify alternative suppliers to prevent a possible disruption of the manufacture of its product candidates for its clinical trials, and, if approved, ultimately for commercial sale. Although Salarius generally does not expect to begin a clinical trial unless Salarius believes it has a sufficient supply of a product candidate to complete the trial, any significant delay or discontinuity in the supply of a product candidate, or the active ingredient or other material components in the manufacture of the product candidate could delay completion of its clinical trials and potential timing for regulatory approval of its product candidates, which would harm its business and results of operations.
Salarius expects to rely on third parties to manufacture its clinical product supplies, and Salarius intends to rely on third parties to produce and process its product candidates, if approved, and Salarius’ commercialization of any of its product candidates could be stopped, delayed or made less profitable if those third parties fail to obtain approval of government regulators, fail to provide Salarius with sufficient quantities of drug product, or fail to do so at acceptable quality levels or prices.
Salarius does not currently have nor does it currently plan to develop the infrastructure or capability internally to manufacture its clinical supplies for use in the conduct of Salarius’ clinical trials, and Salarius lacks the resources and the capability to manufacture any of its product candidates on a clinical or commercial scale. Salarius currently relies on outside vendors to manufacture its clinical supplies of its product candidates and plans to continue relying on third parties to manufacture its product candidates on a commercial scale, if approved.
Salarius does not yet have sufficient information to reliably estimate the cost of the commercial manufacturing of its product candidates and its current costs to manufacture its drug products is not commercially feasible, and the actual cost to manufacture its product candidates could materially and adversely affect the commercial viability of its product candidates. As a result, Salarius may never be able to develop a commercially viable product.
In addition, Salarius’ reliance on third-party manufacturers exposes Salarius to the following additional risks:
•Salarius may be unable to identify manufacturers on acceptable terms or at all.
•Salarius’ third-party manufacturers might be unable to timely formulate and manufacture Salarius’ product or produce the quantity and quality required to meet Salarius’ clinical and commercial needs, if any.
•Contract manufacturers may not be able to execute Salarius’ manufacturing procedures appropriately.

•Salarius’ future third-party manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply its clinical trials or to successfully produce, store and distribute its products.
•Manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with cGMPs and other government regulations and corresponding foreign standards. Salarius does not have control over third-party manufacturers’ compliance with these regulations and standards.
•Salarius may not own, or may have to share, the intellectual property rights to any improvements made by Salarius’ third-party manufacturers in the manufacturing process for its product candidates.
•Salarius’ third-party manufacturers could breach or terminate their agreement with Salarius.
Each of these risks could delay Salarius’ clinical trials, the approval, if any of its product candidates by the FDA or the commercialization of its product candidates or result in higher costs or deprive Salarius of potential product revenue. In addition, Salarius relies on third parties to perform release testing on its product candidates prior to delivery to patients. If these tests are not appropriately conducted and test data are not reliable, patients could be put at risk of serious harm and could result in product liability suits.
The manufacture of medical products is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of medical products often encounter difficulties in production, particularly in scaling up and validating initial production and absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Furthermore, if contaminants are discovered in Salarius’ supply of its product candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Salarius cannot be assured that any stability or other issues relating to the manufacture of its product candidates will not occur in the future. Additionally, Salarius’ manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If Salarius’ manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, Salarius’ ability to provide its product candidates to patients in clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require Salarius to commence new clinical trials at additional expense or terminate clinical trials completely.
Salarius may be unable to realize the potential benefits of any current or future collaboration.
Salarius has entered into strategic collaborations and license agreements with the University of Utah, HLBLS, and CPRIT. While Salarius may seek to enter into future collaborations for the development and commercialization of its product candidates, there can be no assurance that it will be able to do so. Even if Salarius is successful in entering into a collaboration with respect to the development and/or commercialization of one or more product candidates, there is no guarantee that the collaboration will be successful and Salarius may be unable to realize in full or in part the potential benefits of any of its current collaborations.
Collaborations may pose a number of risks, including:
•collaborators often have significant discretion in determining the efforts and resources that they will apply to the collaboration, and may not commit sufficient resources to the development, marketing or commercialization of the product or products that are subject to the collaboration;
•collaborators may not perform their obligations as expected;
•any such collaboration may significantly limit Salarius’ share of potential future profits from the associated program, and may require it to relinquish potentially valuable rights to its current product candidates, potential products or proprietary technologies or grant licenses on terms that are not favorable to Salarius;

•collaborators may cease to devote resources to the development or commercialization of Salarius’ product candidates if the collaborators view its product candidates as competitive with their own products or product candidates;
•disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the course of development, might cause delays or termination of the development or commercialization of product candidates, and might result in legal proceedings, which would be time consuming, distracting and expensive;
•collaborators may be impacted by changes in their strategic focus or available funding, or business combinations involving them, which could cause them to divert resources away from the collaboration;
•collaborators may infringe the intellectual property rights of third parties, which may expose Salarius to litigation and potential liability;
•the collaborations may not result in Salarius achieving revenues to justify such transactions; and
•collaborations may be terminated and, if terminated, may result in a need for Salarius to raise additional capital to pursue further development or commercialization of the applicable product candidate.
As a result, a collaboration may not result in the successful development or commercialization of Salarius’ product candidates.
Salarius enters into various contracts in the normal course of its business in which Salarius indemnifies the other party to the contract. In the event Salarius has to perform under these indemnification provisions, it could have a material adverse effect on its business, financial condition and results of operations.
In the normal course of business, Salarius periodically enters into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to Salarius’ academic and other research agreements, Salarius typically indemnifies the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which Salarius has secured licenses, and from claims arising from Salarius’ or its sublicensees’ exercise of rights under the agreement. With respect to Salarius’ collaboration agreements, Salarius indemnifies its collaborators from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right by a third party. With respect to consultants, Salarius indemnifies them from claims arising from the good faith performance of their services.
Should Salarius’ obligation under an indemnification provision exceed applicable insurance coverage or if Salarius were denied insurance coverage, Salarius’ business, financial condition and results of operations could be adversely affected. Similarly, if Salarius is relying on a collaborator to indemnify Salarius and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify Salarius, its business, financial condition and results of operations could be adversely affected.
Risks Related to Commercialization of Salarius’ Product Candidates
Salarius currently has very limited marketing and sales experience. If Salarius is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell its product candidates, Salarius may be unable to generate any revenue.
Although some of its employees may have marketed, launched, and sold other pharmaceutical products in the past while employed at other companies, Salarius has no experience selling and marketing its product candidates and Salarius currently has no marketing or sales organization. To successfully commercialize any products that may result from its development programs, Salarius will need to find one or more collaborators to commercialize its products or invest in and develop these capabilities, either on its own or with others, which would be expensive, difficult and time consuming. Any failure or delay in the timely development of Salarius’ internal commercialization capabilities could adversely impact the potential for success of its products.
If commercialization collaborators do not commit sufficient resources to commercialize its future products and Salarius is unable to develop the necessary marketing and sales capabilities on its own, Salarius will be unable to generate sufficient product revenue to sustain or grow its business. Salarius may be competing with companies that currently have extensive and well-funded marketing and sales operations, particularly in the markets its product candidates are intended to address. Without appropriate capabilities, whether directly or through third-party collaborators, Salarius may be unable to compete successfully against these more established companies.
Salarius may attempt to form collaborations in the future with respect to its product candidates, but it may not be able to do so, which may cause it to alter its development and commercialization plans.
Salarius may attempt to form strategic collaborations, create joint ventures or enter into licensing arrangements with third parties with respect to its programs that it believes will complement or augment its existing business. Salarius may face significant competition in seeking appropriate strategic collaborators, and the negotiation process to secure appropriate terms is time consuming and complex. Salarius may not be successful in its efforts to establish such a strategic collaboration for any product candidates and programs on terms that are acceptable to it, or at all. This may be because Salarius’ product candidates and programs may be deemed to be at too early of a stage of development for collaborative effort, its research and development pipeline may be viewed as insufficient, the competitive or intellectual property landscape may be viewed as too intense or risky, and/or third parties may not view its product candidates and programs as having sufficient potential for commercialization, including the likelihood of an adequate safety and efficacy profile.
Any delays in identifying suitable collaborators and entering into agreements to develop and/or commercialize Salarius’ product candidates could delay the development or commercialization of its product candidates, which may reduce their competitiveness even if they reach the market. Absent a strategic collaborator, Salarius would need to undertake development and/or commercialization activities at its own expense. If Salarius elects to fund and undertake development and/or commercialization activities on its own, it may need to obtain additional expertise and additional capital, which may not be available to it on acceptable terms or at all. If Salarius is unable to do so, it may not be able to develop its product candidates or bring them to market and its business may be materially and adversely affected.
If the market opportunities for its product candidates are smaller than Salarius believes they are, Salarius may not meet its future revenue expectations and, assuming approval of a product candidate, its business may suffer.
Given the small number of patients who have the diseases that Salarius is targeting, its eligible patient population and pricing estimates may differ significantly from the actual market addressable by its product candidates. For example, based off data from the National Institute of Health (NIH) and physician collaborators, Salarius believes that there are approximately 500 Ewing sarcoma patients diagnosed annually in the United States. Because the patient populations in the market for its product candidates may be small, Salarius must be able to successfully identify patients and acquire a significant market share to achieve profitability and growth, which would negatively affect its revenue and operating results.
Salarius faces substantial competition and its competitors may discover, develop or commercialize products faster or more successfully than Salarius.
The development and commercialization of new drug products is highly competitive. Salarius faces competition from major pharmaceutical companies, specialty pharmaceutical companies, biotechnology companies, universities and other research institutions worldwide with respect to oncology therapies and the other product candidates that it may seek to develop or commercialize in the future. The list of companies working on some form of cancer treatment is almost limitless with big and small companies working on every aspect of oncology therapies worldwide.

If Salarius’ competitors obtain marketing approval from the FDA or comparable foreign regulatory authorities for their product candidates more rapidly than Salarius, it could result in its competitors establishing a strong market position before Salarius is able to enter the market.
Many of Salarius’ competitors have materially greater name recognition and financial, manufacturing, marketing, research and drug development resources than it does. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in its competitors. Large pharmaceutical companies in particular have extensive expertise in pre-clinical and clinical testing and in obtaining regulatory approvals for drugs. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with Salarius’ competitors. Failure of Seclidemstat or other product candidates to effectively compete against established treatment options or in the future with new products currently in development would harm Salarius’ business, financial condition, results of operations and prospects.
The commercial success of any of Salarius’ current or future product candidates will depend upon the degree of market acceptance by physicians, patients, third-party payors, and others in the medical community.
Even if Salarius obtains the necessary approvals from the FDA and comparable foreign regulatory authorities, the commercial success of Salarius’ products will depend in part on the health care providers, patients, and third-party payors accepting its product candidates as medically useful, cost-effective, and safe. Any product that Salarius brings to the market may not gain market acceptance by physicians, patients and third-party payors. The degree of market acceptance of any of Salarius’ products will depend on a number of factors, including but not limited to:
•the efficacy of the product as demonstrated in clinical trials and potential advantages over competing treatments;
•the prevalence and severity of the disease and any side effects;
•the clinical indications for which approval is granted, including any limitations or warnings contained in a product’s approved labeling;
•the convenience and ease of administration;
•the cost of treatment;
•the willingness of the patients and physicians to accept these therapies;
•the perceived ratio of risk and benefit of these therapies by physicians and the willingness of physicians to recommend these therapies to patients based on such risks and benefits;
•the marketing, sales and distribution support for the product;
•the publicity concerning its products or competing products and treatments; and
•the pricing and availability of third-party insurance coverage and reimbursement.
Even if a product displays a favorable efficacy and safety profile upon approval, market acceptance of the product remains uncertain. Efforts to educate the medical community and third-party payors on the benefits of the products may require significant investment and resources and may never be successful. If its products fail to achieve an adequate level of acceptance by physicians, patients, third-party payors, and other health care providers, Salarius will not be able to generate sufficient revenue to become or remain profitable.
Salarius may not be successful in any efforts to identify, license, discover, develop, or commercialize additional product candidates.
Although a substantial amount of Salarius’ effort will focus on the continued clinical testing, potential approval, and commercialization of its existing product candidates, the success of Salarius’ business is also expected to depend in part upon its ability to identify, license, discover, develop, or commercialize additional product candidates.

Research programs to identify new product candidates require substantial technical, financial, and human resources. Salarius may focus its efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. Salarius’ research programs or licensing efforts may fail to yield additional product candidates for clinical development and commercialization for a number of reasons, including but not limited to the following:
•Salarius’ research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates;
•Salarius may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;
•its product candidates may not succeed in pre-clinical or clinical testing;
•its potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval;
•competitors may develop alternatives that render Salarius’ product candidates obsolete or less attractive;
•product candidates Salarius develops may be covered by third parties’ patents or other exclusive rights;
•the market for a product candidate may change during Salarius’ program so that such a product may become unreasonable to continue to develop;
•a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and
•a product candidate may not be accepted as safe and effective by patients, the medical community, or third-party payors.
If any of these events occur, Salarius may be forced to abandon its development efforts for a program or programs, or Salarius may not be able to identify, license, discover, develop, or commercialize additional product candidates, which would have a material adverse effect on its business, financial condition or results of operations and could potentially cause Salarius to cease operations.
Failure to obtain or maintain adequate reimbursement or insurance coverage for products when approved to market, if any, could limit Salarius’ ability to market those products and decrease its ability to generate revenue.
The pricing, coverage, and reimbursement of Salarius’ approved products, if any, must be sufficient to support its commercial efforts and other development programs and the availability and adequacy of coverage and reimbursement by third-party payors, including governmental and private insurers, are essential for most patients to be able to afford expensive treatments. Sales of Salarius’ approved products, if any, will depend substantially, both domestically and abroad, on the extent to which the costs of its approved products, if any, will be paid for or reimbursed by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or government payors and private payors. If coverage and reimbursement are not available, or are available only in limited amounts, Salarius may have to subsidize or provide products for free or Salarius may not be able to successfully commercialize its products.
In addition, there is significant uncertainty related to the insurance coverage and reimbursement for newly approved products. In the United States, the principal decisions about coverage and reimbursement for new drugs are typically made by Centers for Medicare and Medicaid Services, (“CMS”), an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new drug will be covered and reimbursed under Medicare. Private payors tend to follow the coverage reimbursement policies established by CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for novel product candidates such as Salarius’ and what reimbursement codes its product candidates may receive if approved.
Outside the United States, international operations are generally subject to extensive governmental price controls and other price-restrictive regulations, and Salarius believes the increasing emphasis on cost-containment initiatives in Europe, Canada, and other countries has and will continue to put pressure on the pricing and usage of products. In many countries, the prices of products are subject to varying price control mechanisms as part of national health systems. Price controls or other changes in pricing regulation could restrict the amount that Salarius is able to charge for its products, if any. Accordingly, in markets outside the United States, the potential revenue may be insufficient to generate commercially reasonable revenue and profits.
Moreover, increasing efforts by governmental and private payors in the United States and abroad to limit or reduce healthcare costs may result in restrictions on coverage and the level of reimbursement for new products and, as a result, they may not cover or provide adequate payment for its products. Salarius expects to experience pricing pressures in connection with products due to the increasing trend toward managed healthcare, including the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs has and is expected to continue to increase in the future. As a result, profitability of Salarius’ products, if any, may be more difficult to achieve even if they receive regulatory approval.
Risks Related to Salarius’ Business Operations
Salarius’ future success depends in part on its ability to retain its president and chief executive officer and to attract, retain, and motivate other qualified personnel.
Salarius is a small company with a limited number of employees performing multiple tasks each. Salarius is highly dependent on David J. Arthur, its president and chief executive officer, the loss of whose services may adversely impact the achievement of its objectives. Although Mr. Arthur’s employment agreement contains a non-compete provision for a period of one year following the termination of his employment agreement, he could leave Salarius’ employment at any time, as he is an “at will” employee. Recruiting and retaining other qualified employees, consultants, and advisors for Salarius’ business, including scientific and technical personnel, will also be critical to Salarius success. There is currently a shortage of highly qualified personnel in Salarius’ industry, which is likely to continue. Additionally, this shortage of highly qualified personnel is particularly acute in the area where Salarius is located. As a result, competition for personnel is intense and the turnover rate can be high. Salarius may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for individuals with similar skill sets. In addition, failure to succeed in development and commercialization of Salarius’ product candidates may make it more challenging to recruit and retain qualified personnel. The inability to recruit and retain qualified personnel, or the loss of the services of Mr. Arthur may impede the progress of Salarius’ research, development, and commercialization objectives and would negatively impact Salarius’ ability to succeed in its product development strategy.
Salarius will need to expand its organization and Salarius may experience difficulties in managing this growth, which could disrupt its operations.
As of August 31, 2019, Salarius had six full-time employees and two part-time employees. As Salarius’ development and commercialization plans and strategies develop, Salarius expects to need additional managerial, operational, sales, marketing, financial, legal, and other resources. Its management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these growth activities. Salarius may not be able to effectively manage the expansion of its operations, which may result in weaknesses in its infrastructure, operational mistakes, loss of business opportunities, loss of employees, and reduced productivity among remaining employees. Salarius’ expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If its management is unable to effectively manage its growth, its expenses may increase more than expected, its ability to generate and/or grow revenue could be reduced and Salarius may not be able to implement its business strategy. Salarius’ future financial performance and its ability to commercialize product candidates and compete effectively will depend, in part, on its ability to effectively manage any future growth.
Failure in Salarius’ information technology and storage systems could significantly disrupt the operation of Salarius’ business and/or lead to potential large liabilities.

Salarius’ ability to execute its business plan and maintain operations depends on the continued and uninterrupted performance of its information technology systems. Information technology systems are vulnerable to risks and damages from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of Salarius’ and its vendors’ servers are potentially vulnerable to physical or electronic break-ins, including cyber-attacks, computer viruses and similar disruptive problems. These events could lead to the unauthorized access, disclosure and use of non-public information which in turn could lead to operational difficulties and liabilities.
A security breach or privacy violation that leads to disclosure of consumer, customer, supplier, partner or employee information (including personally identifiable information or protected health information) could harm Salarius’ reputation, compel Salarius to comply with disparate state and foreign breach notification laws and otherwise subject it to liability under laws that protect personal data, resulting in increased costs or loss of revenue.
The techniques used by criminal elements to attack computer systems are sophisticated, change frequently and may originate from less regulated and remote areas of the world. As a result, Salarius may not be able to address these techniques proactively or implement adequate preventative measures. If its computer systems are compromised, it could be subject to fines, damages, litigation and enforcement actions, and it could lose trade secrets, the occurrence of which could harm its business. Despite precautionary measures to prevent unanticipated problems that could affect its information technology systems, sustained or repeated system failures that interrupt Salarius’ ability to generate and maintain data could adversely affect its ability to operate its business. In addition, a data security breach could distract management or other key personnel from performing their primary operational duties.
The interpretation and application of consumer and data protection laws in the United States, Europe and elsewhere are often uncertain, contradictory and in flux. Among other things, foreign privacy laws impose significant obligations on U.S. companies to protect the personal information of foreign citizens. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with Salarius’ data practices, which could have a material adverse effect on Salarius’ business. Complying with these various laws could cause Salarius to incur substantial costs or require it to change its business practices in a manner adverse to its business.
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND DATA
Because Private Salarius has been determined to be the accounting acquirer in the Merger, but not the legal acquirer, the Merger is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Merger, the historical financial statements of Private Salarius became the historical financial statements of Salarius, the combined company.
The following tables present summary historical financial data for Salarius prior to the Merger, selected unaudited pro forma condensed combined financial data for Flex Pharma and Salarius, and comparative historical and unaudited pro forma per share data for Flex Pharma and Salarius.
Selected Historical Financial Data of Salarius
The selected statements of operations data for the years ended December 31, 2018 and 2017 and the selected balance sheet data as of December 31, 2018 and 2017 are derived from Salarius’ audited financial statements included elsewhere in this current report on Form 8-K/A. The selected statements of operations data for the six months ended June 30, 2019 and 2018 and the three months ended March 31, 2019 and 2018, and the selected balance sheet data as of June 30, 2019 and March 31, 2019, are derived from Private Salarius’ unaudited financial statements included elsewhere in this current report on Form 8-K/A.
Salarius’ historical results are not necessarily indicative of the results that may be expected in any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

The selected financial data below should be read in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors-Risks Related to Salarius’ Financial Condition and Capital Requirements” and Salarius’ financial statements and related notes included elsewhere in this current report on Form 8-K/A.

	Six Months Ended June 30,		Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2019	2018	2018	2017
	(Unaudited)		(Unaudited)
Statements of Operations Data:
Revenue:
Grant revenue	$1,551,413	$843,701	$655,635	$158,079	$1,951,351	$1,851,892
Total revenue	1,551,413	843,701	655,635	158,079	1,951,351	1,851,892

Operating Expenses:
Research and development	1,540,073	450,239	699,929	257,926	1,287,621	2,129,672
General and administrative	2,456,226	664,638	1,488,490	281,960	2,348,361	1,471,067
Total operating expenses	3,996,299	1,114,877	2,188,419	539,886	3,635,982	3,600,739

Operating loss	(2,444,886)	(271,176)	(1,532,784)	(381,807)	(1,684,631)	(1,748,847)
Interest income	19,165	860	10,708	258	14,994	1,512

Net loss	$(2,425,721)	$(270,316)	$(1,522,076)	$(381,549)	$(1,669,637)	$(1,747,335)

	As of June 30,	As of March 31,	As of December 31,
	2019	2019	2018	2017
	(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$4,138,486	$5,771,247	$3,228,288	$394,297
Working capital (deficit)	641,898	1,635,033	(1,504,070)	(1,193,142)
Total assets	4,609,621	6,107,839	6,613,823	690,043
8% Convertible Series 1 Preferred Units	—	—	—	1,868,444
Total equity (deficit)	732,913	1,730,282	(1,271,114)	(2,900,426)
Selected Unaudited Pro Forma Condensed Combined Financial Data of Flex Pharma and Private Salarius
The following selected unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under GAAP. On January 4, 2019, Flex Pharma announced that it had entered into a definitive agreement to acquire all of the outstanding shares of Private Salarius pursuant to the offer and the Merger. For accounting purposes, Private Salarius is considered to be the acquirer in the Merger.
The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Private Salarius and Flex Pharma as of June 30, 2019, giving effect to the Merger as if it had occurred on June 30, 2019. The unaudited pro forma condensed combined statement of operations combines the historical statements of operations for Private Salarius and Flex Pharma for the year ended December 31, 2018, giving effect to the Merger as if it had occurred on January 1, 2018, and supersedes the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 in Flex Pharma’s Registration Statement on Form S-4 declared effective by the SEC on April 29, 2019. The unaudited pro forma condensed combined statement of operations combines the historical statements of operations for Private Salarius and Flex Pharma for the six months ended June 30, 2019, giving effect to the Merger as if it had occurred on January 1, 2019.The pro forma financial information does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Merger.
The unaudited pro forma condensed combined financial information assumes that, upon closing of the Merger, each share of Private Salarius’ membership units was converted into shares of Flex Pharma common stock such that, immediately following the effective time of the Merger, Private Salarius’ members immediately prior to the Merger owned approximately 80.7% of the Flex Pharma’s issued and outstanding common stock.
The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the notes to the unaudited pro forma condensed combined financial statements included in Exhibit 99.4 to this current report on Form 8-K/A. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting expected to be completed within one year from the closing of the Merger, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The actual amounts recorded as of the completion of the Merger differ from the information presented in these unaudited pro forma condensed combined financial statements as a result of the amount of cash used by Flex’s operations between June 30, 2019 and the closing of the Merger; the results of certain valuations and other studies that have yet to be completed; and other changes in Flex’s assets and liabilities that occurred prior to the completion of the Merger.
The summary selected unaudited pro forma condensed combined financial information has been prepared for information purposes only and does not purport to represent what the actual results of operations or the consolidated financial position of Salarius would be had the Merger occurred on the dates assumed, nor is this information necessarily indicative of future consolidated results of operations or financial position. The following information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes included elsewhere in this document.

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Unaudited Pro Forma Condensed Combined Statements of Operations Data:
Grant revenue	$1,551,413	$1,951,351
Net product revenue	267,291	826,515
Other revenue	2,391	11,627
Total revenue	1,821,095	2,789,493

Costs and expenses:
Cost of product revenue	83,477	430,750
Research and development	1,571,073	13,195,915
Selling, general and administrative	3,806,853	10,894,513
Total costs and expenses	5,461,403	24,521,178

Loss from operations	(3,640,308)	(21,731,685)
Interest income, net	45,739	167,000
Net loss	$(3,594,569)	$(21,564,685)

Loss per common share, -basic and diluted	$(0.96)	$(5.76)
Weighted-average number of common shares outstanding-basic and diluted	3,747,199	3,745,149

As of June 30, 2019
Unaudited Pro Forma Condensed Combined Balance Sheet data:
Cash and cash equivalents	$10,652,701
Working capital	3,500,587
Total assets	20,784,174
Accumulated deficit	(10,780,586)
Total stockholders’ equity	12,626,770

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of financial condition and results of operations should be read together with the section titled “Selected Historical and Unaudited Pro Forma Condensed Combined Financial Information and Data-Selected Historical Financial Data of Salarius” in this current report on Form 8-K/A and the financial statements of Private Salarius and accompanying notes appearing elsewhere in this current report on Form 8-K/A.
As a result of the Merger, Private Salarius is now a wholly owned subsidiary of Salarius and the business conducted by Salarius is primarily the business of Private Salarius. Although Salarius was the legal acquirer, because Private Salarius was deemed to be the accounting acquirer in the Merger, the Merger is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Merger, the historical financial statements of Private Salarius became the historical financial statements of the combined company. Except as otherwise indicated below, references in this discussion to “Salarius” shall refer to the combined company post-Merger. The financial information presented and corresponding discussion under “Results of Operations” and “Liquidity and Capital Resources” reflect those of Private Salarius prior to the Merger, which was completed in July 2019.
This discussion of Salarius’ financial condition and results of operations is intended to assist the reader in understanding and assessing significant changes and trends related to the results of operations and financial position. It contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in Salarius’ operations, development efforts and business environment, including those set forth in the section titled “Risk Factors” in this current report on Form 8-K/A. All forward-looking statements included in this current report on Form 8-K/A are based on information available to Salarius as of the date hereof, and Salarius assumes no obligation to update any such forward-looking statement.
Overview
Salarius is a clinical-stage biotechnology company focused on developing effective cancer treatments for patients who need them most. Salarius’ lead compound, Seclidemstat, is in a Phase 1 clinical trial to treat patients with Ewing sarcoma, a devastating pediatric bone cancer with no targeted therapies currently available. Private Salarius was founded in 2011 from technology licensed out of the University of Utah and is located in Houston, Texas.
Private Salarius has no products approved for commercial sale and has not generated any revenue from product sales. From inception to June 30, 2019, Private Salarius raised net cash proceeds of approximately $8.3 million from the sale of membership units of Private Salarius and received $9.6 million in grants, primarily from CPRIT.
Private Salarius has never been profitable and has incurred operating losses in each year since inception. Private Salarius’ net losses were $1.7 million for each of the years ended December 31, 2018 and 2017. On a pro forma basis, Salarius had an accumulated deficit of $10.8 million as of June 30, 2019. Substantially all of Private Salarius’

operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations.
The lack of revenue from product sales to date and recurring losses from operations since its inception raise substantial doubt about Private Salarius' ability to continue as a going concern. Private Salarius' financial statements are prepared using Generally Accepted Accounting Principles in the United States of America (“GAAP”) applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Private Salarius' financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities should Private Salarius be unable to continue as a going concern.
Salarius expects to continue to incur significant expenses and increasing operating losses for at least the next several years as Salarius initiates and continues the clinical development of, and seeks regulatory approval for, its product candidates, adds personnel necessary to continue to operate as a public company upon closing of the Merger, and works to develop an advanced clinical pipeline of product candidates. Salarius expects that its operating losses will fluctuate significantly from quarter-to-quarter and year-to-year due to timing of clinical development programs and efforts to achieve regulatory approval.
On a pro forma basis, as of June 30, 2019, Salarius had cash, restricted cash and cash equivalents of $10.7 million which includes $3.0 million for funds received from CPRIT. These funds are to be used for allowable expenses, primarily research and development expenses. The grant has a mandatory fund matching requirement. As of June 30, 2019, CPRIT fund matching requirements had not been fully met.
Salarius believes that its cash and cash equivalents currently on hand are not sufficient to fund its anticipated operating and capital requirements through at least 12 months from the date this current report on Form 8-K is filed, however Salarius will continue to require substantial additional capital to continue its clinical development activities. Accordingly, Salarius will need to raise substantial additional capital to continue to fund its operations. The amount and timing of Salarius’ future funding requirements will depend on many factors, including the pace and results of its development, regulatory and commercialization efforts. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on Salarius’ financial condition and its ability to develop and commercialize its product candidates.
Salarius intends to obtain additional capital through the sale of equity securities in one or more offerings to the public under a registration statement on Form S-3 previously filed by Flex Pharma. Salarius may also consider new collaborations or selectively partnering its technology. However, Salarius cannot provide any assurance that it will be successful in accomplishing any of its plans to obtain additional capital or be able to do so on terms acceptable to us.
Recent Events
On July 19, 2019, Salarius, formerly known as Flex Pharma, Inc. completed its business combination with Private Salarius in accordance with the terms of the Merger Agreement. On July 19, 2019, in connection with, and prior to the completion of, the Merger, the Company effected a 1-for-25 reverse stock split.
On July 24, 2019, Salarius and its wholly owned subsidiary Flex Innovation Group LLC (together with Salarius, the “Selling Parties”) completed its sale of specified assets related to the HOTSHOT product, pursuant to an Asset Purchase Agreement with Cliff-Cartwright Corporation dated July 23, 2019. Under this agreement, the Selling Parties agreed to sell certain contracts, inventory, goodwill, and intangible assets related to the HOTSHOT product, in consideration for $320,000, subject to certain adjustments.
Component of Operating Results
Except as otherwise indicated, the financial information presented and corresponding discussion under this section Component of Operating Results reflect those of Private Salarius prior to the Merger.

Revenue
Private Salarius has no products approved for commercial sale and has not generated any revenue from product sales. Private Salarius’ revenue has, to date, derived solely from the CPRIT grant.
In the future, Salarius may generate revenue by entering into licensing arrangements or strategic alliances. To the extent it enters into any license arrangements or strategic alliances, Salarius expects that any revenue it generates will fluctuate from quarter-to-quarter as a result of the timing of its achievement of pre-clinical, clinical, regulatory and commercialization milestones, if at all, the timing and amount of payments relating to such milestones, as well as the extent to which any of Salarius’ products are approved and successfully commercialized by Salarius. If Salarius fails to develop product candidates in a timely manner, obtain regulatory approval for them, or commercialize them, Salarius’ ability to generate future revenues, and its results of operations and financial position would be adversely affected.
Research and Development Expenses
Research and development expenses consist of costs associated with Private Salarius’ research activities, including its product discovery efforts and the development of its product candidates. Private Salarius’ research and development expenses include:
•employee-related expenses, including salaries, benefits, and equity-based compensation, for research and development employees;
•external research and development expenses incurred under arrangements with third parties, such as contract research organizations, contract manufacturing organizations, consultants, and Salarius’ scientific advisors;
•license fees; and
•information technology, depreciation of equipment, laboratory and other supplies and other allocated expenses.
Private Salarius records research and development expenses as incurred and is currently spending the vast majority of its research and development resources on its one lead development program.
Research and development activities have been central to Private Salarius’ business model. As drug candidates move through the following phases of development, costs increase as drug product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials:
Phases of New Drug Development
Discovery Research Phase: The earliest phase of new drug research and development, which may last for many years. During this phase of development, scientists identify, design, and synthesize promising molecules. These molecules are screened for their effect on biological targets that appear to play an important role in one or more diseases. The biological targets may be a part of the body, (i.e., a protein, receptor, gene, etc.) or foreign (e.g., a virus or bacteria). Some targets have been proven to affect disease processes while others may be unproven or are later proven to be irrelevant or insignificant to the disease. The probability of any one candidate molecule becoming a commercial product is extremely low.
Early Development Phase: The early development phase involves refining candidate molecules, identifying an efficient manufacturing process, and completing initial testing for safety and efficacy. Safety testing is done first in laboratory tests and animals as necessary, to identify toxicity and other potential safety issues that would preclude human use. In general, the first human tests (i.e., Phase I) are conducted in small groups of healthy volunteers or patients to assess safety and find the potential dosing range. After a safe dose range has been established, the drug is typically administered to small populations of patients (Phase II) to look for initial signs of efficacy in treating the targeted disease or biomarkers of the disease as well as to continue to assess the candidate molecules’ safety. The identification of a safe, economical, and effective manufacturing process is performed concurrently with the initial testing. Of the molecules that enter the early development phase, approximately 10 percent move on to production phase. This phase may take several years to complete for a successful pharmaceutical product.
Product Phase: Product phase (i.e., Phase III) molecules have met initial safety and efficacy requirements. As such, these molecules have a higher probability of success and are tested in much larger patient populations to further demonstrate efficacy to a level of statistical significance and to further develop the pharmaceutical product’s safety profile, both of which are needed to submit the molecule to regulatory agencies. The potential new drug is generally compared with existing competitive therapies, placebo, or both. The data from these tests is compiled and submitted to the applicable regulatory agencies. The duration of Phase III testing varies but often lasts from three to four years.
Submission Phase: Once a pharmaceutical product is submitted for regulatory review, the time to marketing approval may vary between several months to several years, depending on a number of variables (e.g., disease state, strength and complexity of test data, agency evaluation time). There is no guarantee that a potential medicine will receive marketing approval or that such approval will be consistent across geographic areas.
Salarius expects its research and development expenses to increase for the foreseeable future as Salarius continues to conduct its ongoing regulatory and clinical activities, initiates new pre-clinical and clinical trials and builds its pipeline. The process of commercialization, conducting clinical trials and pre-clinical studies necessary to obtain regulatory approval is costly, time consuming, and risky. Salarius may never succeed in achieving marketing approval for any of Salarius’ product candidates.
General and Administrative Expenses
General and administrative expenses consist primarily of employee salaries and benefits, including stock-based compensation, related to Private Salarius’ executive, financing, accounting, legal, business development and support functions as well as costs related to consulting, facilities and others.
Salarius expects to continue to incur significant additional costs associated with operating as a public company. These increases will likely include legal fees, accounting fees, directors’ and officers’ liability insurance premiums, and compliance costs, as well as hiring additional personnel in connection with compliance with the requirements applicable to public companies.
Other income
Other income consists of interest income. Private Salarius earns interest income from interest-bearing accounts and money market funds for cash and cash equivalents.
Critical Accounting Polices and Estimates
This management discussion and analysis of financial condition and results of operations is based on Private Salarius’ financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires Private Salarius to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, Private Salarius evaluates these estimates and judgments. Salarius bases its estimates on historical experience and on various assumptions that Private Salarius believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially from these estimates. Private Salarius believes that the accounting policies discussed below are critical to understanding Private Salarius’ historical and future performance, as these policies relate to the more significant areas and may include judgments and estimates.

Revenue Recognition
Grant revenue is recognized when qualifying costs are incurred and there is reasonable assurance that conditions of the grant have been met. Cash received from grants in advance of incurring qualifying costs is recorded as deferred revenue and recognized as revenue when qualifying costs are incurred.
Research and Development Expenses
Research and development expenses consist of expenses incurred in performing research and development activities, including pre-clinical studies and clinical trials. Research and development expenses include salaries and personnel-related costs, consulting fees, fees paid for contract research services, the costs of laboratory equipment and facilities, license fees and other external costs. Research and development costs are expensed when incurred.
Equity-Based Compensation
Private Salarius measures equity-based compensation to employees and managers based on the grant date fair value of the awards and recognizes the associated expense in the financial statements over the requisite service period of the award, which is generally the vesting period. Equity-based compensation costs for nonemployee awards are recognized as services are provided.
In determining the threshold price for an incentive unit, Private Salarius’ board of managers determines the price at which an incentive unit would have a liquidation value of zero at the date of grant in setting the threshold price for incentive units. The board of managers considers the fair value of its assets and a third-party firm performs an analysis to determine the per unit amount that a holder would receive upon a distribution event. In determining the fair value of its assets, Private Salarius relies on independent third-party valuations, which take into account a variety of factors, including Private Salarius’ financial position and historical financial performance, the status of technological developments within Private Salarius’ products, the composition and ability of the current research and management team, an evaluation or benchmark of Private Salarius’ competition, the current business climate in the marketplace, the illiquid nature of the common stock and incentive units, arm’s-length sales of Private Salarius’ equity, the effect of the rights and preferences of the preferred unit holders, and the prospects of a liquidity event, among others.
Private Salarius uses the Backsolve method which is similar to the Black-Scholes Merton Method and produced similar results. Assumptions utilized in the model for valuing the incentive units including expected volatility, dividend yield and risk-free interest rate. Additionally, forfeitures are accounted for in compensation cost as they occur. Incentive units do not have an expiration date, thus, the expected term of incentive units granted is determined based on the probability-weighted estimated term to a distribution event.
Results of Operations
Except as otherwise indicated, the financial information presented and corresponding discussion under this section - Results of Operations reflect those of Private Salarius prior to the Merger.

Comparison of the Six Months Ended June 30, 2019 and 2018

	Six Months Ended June 30,
	2019	2018
	(Unaudited)
Revenue	$1,551,413	$843,701
Research and development expenses	1,540,073	450,239
General and administrative expenses	2,456,226	664,638
Interest income	19,165	860
Net loss	(2,425,721)	(270,316)
Revenue was $1.6 million during the six months ended June 30, 2019 compared to $0.8 million during the six months ended June 30, 2018 and was derived solely from the CPRIT grant. The increase in revenue from the CPRIT grant was due to an increase in overall expenses which resulted in an increase in the amount of expenses reimbursable under the grant. Given the nature of the development process, grant revenue will fluctuate depending on the stage of development and the timing of expenses.
As of June 30, 2019, Private Salarius had $2.5 million of deferred revenue, which consisted of payments received in advance from the CPRIT grant. This deferred revenue is expected to be recognized through the first half of 2020.
Research and Development Expense
Research and development expense was $1.5 million during the six months ended June 30, 2019 compared to $0.5 million during the six months ended June 30, 2018. This increase of $1.0 million was principally due to increased chemistry, manufacturing and control expenses related to production of tablets to be used in clinical trials as well as consulting fee related to clinic trials. Salarius initiated its Phase 1 clinical trial in September 2018.
General and Administrative Expense
General and administrative expense was $2.5 million for the six months ended June 30, 2019 compared to $0.7 million for the six months ended June 30, 2018. This $1.8 million increase was principally due to increased legal and professional service fees. Legal fees increased significantly in the current period due to merger activities and professional fees were higher resulting from audit expense and higher financial consulting fees in the six months ended June 30, 2019 when compared with the comparable period of the previous year.
Interest Income
Interest income was related to interest generated from savings accounts. The de minimis increase, period over period, was due to interest income from higher average cash balances in the six months ended June 30, 2019 compared with the comparable period of the previous year.
Comparison of the Three Months Ended March 31, 2019 and 2018

	Three Months Ended March 31,
	2019	2018
	(Unaudited)
Revenue	$655,635	$158,079
Research and development expenses	699,929	257,926
General and administrative expenses	1,488,490	281,960
Interest income	10,708	258
Net loss	(1,522,076)	(381,549)

Revenue
Revenue was $0.7 million during the three months ended March 31, 2019 compared to $0.2 million during the three months ended March 31, 2018, and was derived solely from the CPRIT grant. The increase in revenue from the CPRIT grant was due to an increase in overall expenses which resulted in an increase in the amount of expenses reimbursable under the grant. Given the nature of the development process, grant revenue will fluctuate depending on the stage of development and the timing of expenses.
As of March 31, 2019, Private Salarius had $3.4 million of deferred revenue, which consisted of payments received from the CPRIT grant that had not yet been recognized. This deferred revenue is expected to be recognized through the first half of 2020.
Research and Development Expense
Research and development expense was $0.7 million during the three months ended March 31, 2019 compared to $0.3 million during the three months ended March 31, 2018. This increase of $0.4 million was mainly due the clinical trial activities. Private Salarius initiated its Phase 1 clinical trial in September 2018.
General and Administrative Expense
General and administrative expense was $1.5 million for the three months ended March 31, 2019 compared to $0.3 million for the three months ended March 31, 2018. This $1.2 million increase was principally due to increased legal and professional service fees, primarily related to the Merger. Legal fees increased significantly in the current period due to merger activities and professional fees were higher resulting from audit expense and higher financial consulting fees in the first quarter of 2019 when compared with first quarter of the previous year.
Interest Income
Interest income was related to interest generated from savings accounts. The de minimis increase, period over period, was due to interest income from higher average cash balances in the first quarter of 2019 compared to the first quarter of 2018.
Comparison of the Years Ended December 31, 2018 and 2017

	Year Ended December 31,
	2018	2017
Revenue	$1,951,351	$1,851,892
Research and development expenses	1,287,621	2,129,672
General and administrative expenses	2,348,361	1,471,067
Interest income, net	14,994	1,512
Net loss	(1,669,637)	(1,747,335)
Revenue
Revenue was $2.0 million for the year ended December 31, 2018 compared to $1.9 million for the year ended December 31, 2017, which was derived solely from the CPRIT grant. The increase in revenue from the CPRIT grant was due to an increase in overall expenses which resulted in an increase in the amount of expenses reimbursed under the grant. Given the nature of the development process, grant revenues will fluctuate depending on the stage of development and the timing of expenses.
As of December 31, 2018, Private Salarius had $4.0 million of deferred revenue, which consisted of payments received from the CPRIT grant that had not yet been recognized. This deferred revenue is expected to be recognized through the first half of 2020.

Research and Development Expenses
Research and development expenses were $1.3 million for the year ended December 31, 2018 compared to $2.1 million for the year ended December 31, 2017. This decrease of $0.8 million was principally due to lower preclinical costs (-$0.7 million) and manufacturing costs ($-0.4 million) in the current year compared with the prior period. This was partially offset by the fact that Private Salarius initiated its Phase 1 clinical trial in September 2018, incurring approximately $0.3 million compared with minimal costs in 2017. Preclinical costs in 2017 resulted primarily from IND preparation efforts which did not repeat in the current year. Private Salarius’ IND application was approved in March 2018. Manufacturing costs declined in the current period resulting from a production method change, largely completed in 2017, which did not recur in the current year.
General and Administrative Expenses
General and administrative expenses were $2.3 million for the year ended December 31, 2018 compared to $1.5 million for the year ended December 31, 2017. This $0.8 million increase was principally due to increased legal and professional service fees, primarily related to the Merger. Legal fees increased significantly in the current period due to merger activities and professional fees were higher resulting from audit expense and higher financial consulting fees in 2018 when compared with the previous year.
Interest Income, net
For the years ended December 31, 2018 and December 31, 2017, Private Salarius received approximately $14,994 and $1,512, respectively, in net interest income from interest-bearing savings accounts. The de minimis increase, period over period, was due to interest income from higher invested cash balances in 2018 compared to 2017.
Liquidity and Capital Resources
From inception to June 30, 2019, Private Salarius has received net cash of approximately $17.9 million, including $9.6 million from the CPRIT grant. Cash proceeds have been obtained primarily from the sale of equity. The following table shows a summary of Private Salarius’ cash flows for the three months ended March 31, 2019 and 2018, six months ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017:

	Six Months Ended June 30,		Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2019	2018	2018	2017
	(Unaudited)		(Unaudited)
Net cash (used in) provided by:
Operating activities	$(3,401,716)	$(1,545,962)	$(1,868,713)	$(271,818)	$4,177,189	$(1,456,176)
Investing activities	—	—	—	—	—	(31,819)
Financing activities	1,408,421	2,268,536	1,508,179	405,000	1,435,255	962,000
Net increase (decrease) in cash, cash equivalents and restricted cash	$(1,993,295)	$722,574	$(360,534)	$133,182	$5,612,444	$(525,995)
Operating Activities
Cash used in operating activities was $3.4 million for the six months ended June 30, 2019, as compared to $1.5 million for the six months ended June 30, 2018. This increase was primarily due to payments made for legal and professional services.
Cash used in operating activities was $1.9 million for the three months ended March 31, 2019, as compared to $0.3 million for the three months ended March 31, 2018. This increase was primarily due to payments made for legal and professional services.

Cash provided by operating activities was $4.2 million for the year ended December 31, 2018 as compared to cash used of $1.5 million for the year ended December 31, 2017, an increase of $5.6 million. The increase resulted primarily from $2.9 million of restricted cash received for the future issuance of Series A preferred units compared with zero for the prior period and increased amounts received from the CPRIT grant in the current period. The increase in the CPRIT grant was principally the result of a receipt of $5.0 million in 2018 compared with $2.0 million in the prior period resulting from attaining certain milestones under the grant. These increases were partially offset by the payments of existing accounts payable and an increase in prepaid expenses. These inflows were offset by increased operating cash outflows related to prepaid expenses of $0.2 million due to increases in clinical insurance and clinical trial costs and an increase in the outflow of cash for accounts payable of $0.3 million due to the timing of payments. The CPRIT grant contains project milestones based upon the progression of research and development, including regulatory filings and clinical trials.
Investing Activities
There were no cash flows from investing activities for the six months ended June 30, 2019 and 2018 and the three months ended March 31, 2019 and 2018.
Net cash used in investing activities during the year ended December 31, 2017 was related primarily to equipment purchases.
Financing Activities
Net cash provided by financing activities was $1.4 million and $2.3 million for the six months ended June 30, 2019 and 2018, respectively. Proceeds received from issuances of membership units decreased from $2.6 million for the six months ended June 30, 2018 to $1.5 million for the six months ended June 30, 2019. Additionally, payments to redeem series 1 preferred units was $250,000 for the six months ended June 30, 2018. There was no such redemption during the six months ended June 30, 2019. During the six months ended June 30, 2019 and 2018, the Company made dividend payments of $99,758 and $58,958, respectively, to preferred unit holders.
Net cash provided by financing activities was $1.5 million and $0.4 million for the three months ended March 31, 2019 and 2018. Proceeds received from issuances of membership units increased from $0.4 million for the six months ended June 30, 2018 to $1.5 million for the six months ended June 30, 2019.
Net cash provided by financing activities was $1.4 million for the year ended December 31, 2018 resulting from the cash raised through the sale of Series A Preferred units of $1.9 million partially offset by payments for the redemption of Series 1 Preferred units of $0.6 million. Net cash provided by financing activities was $1.0 million for the year ended December 31, 2017 resulting from the sale of Series 1 Preferred units.
Future Capital Requirements
Salarius has not generated any revenue from product sales. Salarius does not know when, or if, it will generate any revenue from product sales. Salarius does not expect to generate any revenue from product sales unless and until Salarius obtains regulatory approval for and commercializes any of its product candidates. At the same time, Salarius expects its expenses to increase in connection with its ongoing development and manufacturing activities, particularly as Salarius continues the research, development, manufacture and clinical trials of, and seeks regulatory approval for, Salarius’ product candidates.
As of June 30, 2019, Private Salarius had approximately $4.1 million in cash, cash equivalents and restricted cash. On a pro forma basis, as of June 30, 2019, Salarius had approximately $10.7 million in cash, cash equivalents and restricted cash.
Salarius expects to continue to incur additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of its product candidates, Salarius anticipates it will need substantial additional funding in connection with its continuing operations.

Salarius expects its research and development expenses to substantially increase in connection with Salarius’ ongoing activities, particularly as it advances its product candidates in or towards clinical development.
Salarius’ future capital requirements are difficult to forecast and will depend on many factors, including but not limited to:
•the terms and timing of any strategic alliance, licensing and other arrangements that Salarius may establish;
•the initiation and progress of Salarius’ ongoing pre-clinical studies and clinical trials for its product candidates;
•the number of programs Salarius pursues;
•the outcome, timing and cost of regulatory approvals;
•the cost and timing of hiring new employees to support Salarius’ continued growth;
•the costs involved in patent filing, prosecution, and enforcement; and
•the costs and timing of having clinical supplies of Salarius’ product candidates manufactured.
Salarius believes that its cash and cash equivalents currently on hand are not sufficient to fund its anticipated operating and capital requirements through at least 12 months from the date this current report on Form 8-K/A is filed.
Until Salarius can generate a sufficient amount of product revenue to finance its cash requirements beyond 2020, it expects to finance its future cash needs primarily through the issuance of additional equity and potentially through borrowing and strategic alliances with partner companies. To the extent that Salarius raises additional capital through the issuance of additional equity or convertible debt securities, the ownership interest of Salarius’ stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting Salarius’ ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Salarius raises additional funds through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, Salarius may have to relinquish valuable rights to Salarius’ technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to Salarius. If Salarius is unable to raise additional funds through equity or debt financings when needed, Salarius may be required to delay, limit, reduce or terminate its product development or commercialization efforts or grant rights to develop and market product candidates to third parties that Salarius would otherwise prefer to develop and market itself.
Successful development of product candidates is highly uncertain and may not result in approved products. Completion dates and completion costs can vary significantly for each product candidate and are difficult to predict. Salarius anticipates it will make determinations as to which programs to pursue and how much funding to direct to each program on an ongoing basis in response to the scientific and clinical success of each product candidate and ongoing assessments as to each product candidate’s commercial potential. Salarius will need to raise additional capital and may seek to do so through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. However, Salarius may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Salarius’ failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on its financial condition and its ability to develop its product candidates.
CPRIT Grant
In June 2016, CPRIT agreed to provide up to $18.7 million in funds on product development activities set forth within the scope of the contract with Private Salarius. CPRIT restricts the use of grant funds to allowable expenses, primarily research and development expenses. The CPRIT grant is expected to partially fund Private Salarius’

research and development expenses. The CPRIT grant is effective as of June 1, 2016 and was scheduled to terminate on May 31, 2019, with the ability to extend the termination date. In May 2019, CPRIT approved an extension for six months.
To date, Private Salarius has received $9.6 million from the CPRIT Grant.
The CPRIT grant includes a matching funds requirement where Private Salarius is required to match 50% of funding from the CPRIT grant. Consequently, Private Salarius is required to raise $9.3 million in matching funds over the grant period. Matching funds were obtained through the sale of additional units of Private Salarius’ members’ capital, including common units, Series 1 preferred units, and Series A preferred units and other sources.
Salarius expects to have received and expended all of the grant award proceeds by the time the agreement is terminated.
The CPRIT grant contains a requirement that Private Salarius pay CPRIT a tiered royalty equal to a percentage of revenue. Such royalty is reduced to less than 1% for as long as Private Salarius maintains government exclusivity after CPRIT has been repaid a certain percentage of the total CPRIT balances funded and had met its matching funds requirement in full.
University of Utah Research Foundation
On August 3, 2011, Private Salarius entered into an agreement with the University of Utah Research Foundation (“UURF”), granting Private Salarius with exclusive license rights to the LSD1 inhibitor, University of Utah case number U-5083, in exchange for 2% of membership interests in Private Salarius based on a fully diluted basis at the effective date of the agreement and subject to certain adjustments specified in the agreement as well as revenue sharing rights and milestone payments based upon the commercialization of the licensed molecule. The exclusive license rights were granted to Private Salarius on August 3, 2011 until the end of the term of the last-to-expire of the Patent rights for the LSD1 inhibitor, unless terminated by operation of law or by acts of the parties. Under the UURF licensing agreement, milestone payments are due for the receipt of regulatory approval (i.e., FDA, EMA, and MHLW approval) for a specified amount per agency as well as a milestone payment due on the second anniversary of the first commercial sale of any derivative product from the LSD1 inhibitor. Upon commercial sale, a revenue sharing percentage, based upon net sales, is due to UURF.
Off-Balance Sheet Arrangements
Salarius has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.
Application of New Accounting Standards
In February 2016, the Financial Accounting Standards Board (the “FASB”) issued guidance for accounting for leases. The guidance requires lessees to recognize assets and liabilities related to long-term leases on the balance sheet and expands disclosure requirements regarding leasing arrangements. The guidance is effective for reporting periods beginning after December 15, 2018 for public entities. The guidance must be adopted on a modified retrospective basis and provides for certain practical expedients. Salarius adopted this guidance effective January 1, 2019 using the following practical expedients:
•the Company did not reassess if any expired or existing contracts are or contain leases
•the Company did not reassess the classification of any expired or existing leases.
Upon adoption of the new guidance on January 1, 2019, there was no impact on the Salarius’ financial statements.
Additionally, Salarius made ongoing accounting policy elections whereby Salarius (i) does not recognize ROU assets or lease liabilities for short-term leases (those with original terms of 12-months or less) and (ii) combines lease and non-lease elements of its operating leases.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The market risk inherent in Salarius’ financial instruments and in Salarius’ financial position represents the potential loss arising from adverse changes in interest rates. As of June 30, 2019, Salarius had cash and cash equivalents of $4.1 million. On a pro forma combined basis, as of June 30, 2019, Salarius had cash, cash equivalents and restricted cash of $10.7 million. As of June 30, 2019, Salarius’ cash was only held in saving accounts. Therefore, Salarius has minimal market risk related to the fair market value of its portfolio.

MANAGEMENT
Executive Officers and Directors
The following table lists the names and ages as of September 10, 2019 and positions of Salarius’ executive officers and directors:

Name	Age	Position(s)
Executive Officers
David J. Arthur	57	President, Chief Executive Officer and Director
Scott Jordan (1)	52	Chief Business Officer
Mark J. Rosenblum	66	Executive Vice President Finance, Interim Chief Financial Officer
Non-Employee Directors
Jonathan P. Northrup	67	Chairman of the Board of Directors
Paul Lammers, M.D., M.Sc	62	Director, Lead Independent Director
Tess Burleson, CPA	52	Director
Arnold C. Hanish, CPA	71	Director
Bruce J. McCreedy, Ph.D.	60	Director
William K. McVicar, Ph.D.	61	Director
(1) Mr. Jordan served as Salarius’ Chief Financial Officer through September 10, 2019.
Executive Officers
David J. Arthur. Mr. Arthur has served as Salarius’ Chief Executive Officer and a director since July 2019. Prior to the completion of the Merger, Mr. Arthur was the Chief Executive Officer of Private Salarius since November 2015 and as a manager of Private Salarius’ board of managers since January 2017. From January 2012 to October 2015, Mr. Arthur served as managing director of Dacon Pharma, LLC, a life science focused strategy, planning and evaluation company. From 1996 to 2010, Mr. Arthur served in a number of executive roles at Eli Lilly and Company and from 2010 to 2011 served in executive roles with Boehringer Ingelheim GmbH. Mr. Arthur earned a B.S. in Chemical Engineering from North Carolina State University and an M.B.A. from the Duke University Fuqua School of Business.
Salarius believes that Mr. Arthur’s experience as Private Salarius’ Chief Executive Officer, and his past experience as a life sciences executive and as a committee chairman and member on the executive committees of a variety of major pharmaceutical alliances, including BioMS, Eli Lilly/Amylin and Boehringer Ingelheim/Eli Lilly qualify him to serve on the Salarius’ board of directors.
Scott Jordan. Mr. Jordan has served as our Chief Business Officer since September 2019. Mr. Jordan served as Salarius’ Chief Financial Officer from the completion of the Merger until September 10, 2019. Prior to completion of the Merger, Mr. Jordan served as Chief Financial Officer of Private Salarius since July 2016. From July 2016 to August 2018 Mr. Jordan served as chief financial officer of Beta Cat Pharmaceuticals, Inc., a biotechnology company, and from January 2018 to present as chief investment officer of Stingray Therapeutics, a biotechnology therapeutics company. Prior to that, Mr. Jordan served as co-founder and advisor at Healthios Xchange, an online investment marketplace, from March 2013 to June 2016. From January 2010 to March 2013, Mr. Jordan served as vice president of Healthios Capital Markets, LLC, a healthcare investment bank. Mr. Jordan earned a B.A. in Marketing from Michigan State University and an M.B.A. from Kellstadt Graduate School of Management (DePaul).
Mark J. Rosenblum. Mr. Rosenblum has served as our Executive Vice President Finance and Interim Chief Financial Officer since September 2019. Mr. Rosenblum served as a financial consultant to Private Salarius since February 2019, to assist in the Merger. Prior to joining Private Salarius, Mr. Rosenblum served as chairman, chief executive officer and a director of ActiveCare, Inc. (Nasdaq: ACAR), a healthcare company, from December 2017 to March 2019. Mr. Rosenblum worked as a financial consultant for various companies from 2014 to 2017. Prior to that, Mr. Rosenblum served as the chief financial officer of Advaxis, Inc. (Nasdaq: ADXS), a biotechnology company, from January 2010 to April 2014. From 1985 through 2003, Mr. Rosenblum was employed by Wellman, Inc., a global public chemical manufacturer, which was subsequently acquired by DAK Americas, serving in various capacities including chief accounting officer. Mr. Rosenblum holds both a Masters in Accountancy and a B.S. degree in Accounting from the University of South Carolina. Mr. Rosenblum began his career in 1977 with Haskins & Sells, CPA (currently known as Deloitte), was a licensed Certified Public Accountant for over 30 years, and is currently a member of the American Institute of Certified Public Accountants.

Non-Employee Directors
Jonathan P. Northrup. Mr. Northrup has served as the chairman of Salarius’ board of directors since July 2019. Mr. Northrup served as chairman of Private Salarius’ board of managers since May 2011, and he previously served as Private Salarius’ Chief Executive Officer from May 2011 to October 2015. Since June 2018, Mr. Northrup has served as the chief executive officer of Stingray Therapeutics, Inc., an immune oncology company, where he has also served as a director since June 2016. From March 2011 until June 2018, Mr. Northrup served as the co-founder and chief executive officer of Beta Cat Pharmaceuticals, Inc., an oncology company, where he also has served as a director since March 2011. Mr. Northrup served as chief operating officer of Jubilant Innovation, Ltd., the venture group for Jubilant Life Sciences, a large contract research company, from 2007 to 2010, served as the chief executive officer of Horizon Biotechnologies, LLC, a strategic consulting and business development company in the pharmaceutical industry, from 2004 to 2006, and from 1996 to 2004, Mr. Northrup served in various executive roles at Eli Lilly and Company, a pharmaceutical company. Mr. Northrup earned a B.A. in Economics from Northwestern University and an M.B.A. from The Wharton School of Business.
Salarius believes that Mr. Northrup is qualified to serve on its board of directors due to his extensive experience in the pharmaceuticals and biotechnology industry, as well as his institutional knowledge about Salarius, which will enable him to contribute important insights to Salarius’ board of directors on strategic leadership and industry matters.
Paul Lammers M.D., M.Sc. Dr. Lammers has served as a member of Salarius’ board of directors and as lead independent director since July 2019. Since January 2018, Dr. Lammers has served as the president and chief executive officer of Triumvira Immunologics, an immunotherapy company. Prior to joining Triumvira Immunologics, Dr. Lammers served as the president, chief executive officer, and director of Mirna Theraputics, now Synlogic Inc. (Nasdaq: SYBX), an oncology company from November 2009 to August 2017, the president of Repros Theraputics, a biopharmaceutical company, from February 2009 to October 2009 and the chief medical officer of EMD Serono Inc. a division of Merk KgaA, a biopharmaceutical company from 2002 to 2008. Additionally, between 1992 and 2002, Dr. Lammers served in various executive or management roles at BioCyte Theraputics, Inc., a biopharmaceutical company, Zonagen, Inc., a biopharmaceutical company, Hoechst Marion Roussel, Inc. (now Aventis Pharmaceuticals Inc.), a pharmaceutical company, Organon Inc., a pharmaceutical company, Organon International, a pharmaceutical company. Dr. Lammers earned a M.S. in Biology and Reproductive Endocrinology from Radaboud University in the Netherlands, and an M.D. from Radaboud University.

Salarius believes that Dr. Lammers is qualified to serve on its board of directors and serve as its lead independent director as a result of his extensive experience in the pharmaceutical industry and deep understanding of oncology drugs.
Tess Burleson, CPA. Ms. Burleson has served as a member of Salarius’ board of directors since July 2019. Ms. Burleson has served as the chief operating officer of Translational Genomics Research Institute, a nonprofit research institute, since 2007, and has served as the president of TGen Health Ventures, LLC a venture capital company, since 2009. Prior to joining Translational Genomics Research Institute, Ms. Burleson served as the chief financial officer at Lovelace Medical Foundation from 1997 to 2007, president at Lovelace Scientific Resources from 1993 to 1997, and as a senior associate Tax, Audit & Advisory Services at KPMG from 1990 to 1993. Ms. Burleson earned a B.B.A in Accounting from University of New Mexico, the Anderson Graduate School of Management and an M.B.A. from University of New Mexico.
Salarius believes that Ms. Burleson is qualified to serve on its board of directors as a result of her extensive operational experience in the biotechnology industry and experience in financial and accounting matters.
Arnold C. Hanish, CPA. Mr. Hanish has served as a member of Salarius’ board of directors since July 2019. Since September 2013, Mr. Hanish has served as a director of Omeros Corporation (Nasdaq: OMER), a biopharmaceutical company. Since May 2013, Mr. Hanish has also served as a consultant on the Audit Quality Advisory Council for Deloitte and Touche LLP, a professional services company. Prior to his positions at Omeros Corporation and Deloitte, from 1984 to 2012, Mr. Hanish served various roles at Eli Lilly and Company, a pharmaceutical company, including vice president and chief accounting officer. From 2007 to 2010, Mr. Hanish served as a chairperson of the Financial Executives International Committee on Corporate Reporting and their SEC and PCAOB subcommittees. From 2004 to 2008 and again in 2011 and 2012, Mr. Hanish was a member of the Standing Advisory Group of the PCAOB, a nonprofit audit oversight organization., Since 2010, Mr. Hanish has served on the Business Advisory Council for the University of Cincinnati, the UC Accounting Department Advisory Council, and the Butler University MPA Advisory Board. Mr. Hanish earned a B.A. in Accounting from the University of Cincinnati.
Salarius believes that Mr. Hanish is qualified to serve on its board of directors as a result of his experience in the pharmaceutical industry, as well as deep experience in accounting and public company financial matters.
Bruce J. McCreedy, Ph.D. Dr. McCreedy has served as a member of Salarius’ board of directors since July 2019. Since September 2015, Dr. McCreedy has served as the senior vice president of cell therapy at Precision Biosciences, Inc., a biotechnology company. Prior to his position at Precision Biosciences, Dr. McCreedy served as the executive vice president of research and development and chief development officer of Neximmune, Inc., a biotechnology company, from April 2011 to August 2015, and the managing partner of PharmaNav, LLC, a biotechnology company, from 2008 to 2011. From 2006 to 2008, Dr. McCreedy served as vice president of strategic and clinical development at Metabolon, Inc., a metabolomics company and from 2002 to 2006 served as the president, chief executive officer and a director for Fulcrum Pharma Developments, Inc., a drug development company (acquired by Icon plc). Prior to 2002, Dr. McCreedy has also served in various roles at Triangle Pharmaceuticals, Inc., a pharmaceutical company (acquired by Gilead Sciences, Inc.), Therapyedge, Inc., a healthcare and information services company (acquired by Advanced Biological Laboratories S.A.), Laboratory Corporation of America Holdings, a clinical laboratory network, and Roche Biomedical Laboratories, Inc., a drug development company. Dr. McCreedy earned a B.S. in Medical Microbiology from Wake Forest University and a Ph.D. in Microbiology and Immunology from Wake Forest University School of Medicine.
Salarius believes that Dr. McCreedy is qualified to serve on the board of directors of the combined company due to deep experience in the biotechnology industry, which will enable him to contribute important strategic insights to the combined company.
William K. McVicar, Ph.D. Dr. McVicar has served as a member of the board of directors of Salarius since the completion of the Merger in July 2019. Prior to completion of the Merger, Dr. McVicar served as a member of the board of directors of Flex Pharma since August 2017, and served as its chief executive officer from July 2017 to July 2019. Dr. McVicar joined Flex Pharma in April 2017 as President of Research & Development. Prior to joining

Flex Pharma, Dr. McVicar served as executive vice president of pharmaceutical development, chief scientific officer and president during his tenure at Inotek Pharmaceuticals Corporation from September 2007 to April 2017. Dr. McVicar also held various positions at Sepracor, Inc., RPR Gencell, Novartis AG and the Gene and Cell Therapy Division of Rhone Poulenc Rorer. Dr. McVicar earned his B.S. in Chemistry from the State University of New York College at Oneonta and his Ph.D. in Chemistry from the University of Vermont.
Salarius believes that Dr. McVicar is qualified to sit on its board of directors due to his over 30 years of biologic and drug development experience and his experience as a senior executive.
Board of Directors
Salarius’ board of directors currently consists of seven directors: Jonathan P. Northrup, Paul Lammers, David J. Arthur, Tess Burleson, Arnold C. Hanish, Bruce J. McCreedy and William K. McVicar.
•Our Class I directors are Mr. Hanish and Dr. McVicar and their terms will expire at the 2019 annual meeting of stockholders;
•Our Class II directors are Mr. Northrup, Mr. Arthur and Dr. McCreedy and their terms will expire at the 2021 annual meeting of stockholders; and
•Our Class III directors are Dr. Lammers and Ms. Burleson, and their terms will expire at the 2022 annual meeting of stockholders.
There are no family relationships among any of the current Salarius directors and executive officers, and there are no family relationships among any of the proposed combined company directors and officers.
Director Independence
Nasdaq’s listing standards require that Salarius’ board of directors consist of a majority of independent directors, as determined under the applicable rules and regulations of The Nasdaq Stock Market LLC.
Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, other than Mr. Arthur by virtue of his position as chief executive officer of Salarius, Dr. McVicar by virtue of his position as chief executive officer of Flex Pharma prior to the Merger and Mr. Northrup by virtue of his position as a former chief executive officer and founder of Salarius, Salarius’ board of directors believes that each of Ms. Burleson, Mr. Hanish, Dr. Lammers and Mr. McCreedy qualify as an independent director under the rules and regulations of The Nasdaq Stock Market LLC. Dr. Lammers was appointed as the lead independent director of Salarius following the Merger.
Committees of the Board of Directors
Salarius’ board of directors currently has the following committees: audit committee, a compensation committee and a nominating and corporate governance committee.
Audit Committee
The Audit Committee currently consists of Mr. Hanish (chair), Ms. Burleson and Dr. McCreedy, each of whom is an independent, non-employee director. The Audit Committee selects, on behalf of Salarius’ board of directors, an independent public accounting firm to audit Salarius’ financial statements, discusses with the independent auditors their independence, reviews and discusses the audited financial statements with the independent auditors and management, recommends to Salarius’ board of directors whether the audited financials should be included in Salarius’ annual reports to be filed with the SEC, and oversees management’s identification, evaluation, and mitigation of major risks to Salarius. The Audit Committee operates pursuant to a written charter.
To qualify as independent to serve on Salarius’ audit committee, listing standards of the Nasdaq Capital Market and the applicable rules of the SEC require that a director not accept any consulting, advisory, or other compensatory fee from Salarius, other than for service as a director, or be an affiliated person of Salarius. Salarius’ board of directors has concluded that the current composition of the audit committee meets the requirements for independence under the rules and regulations of The Nasdaq Stock Market LLC and of the SEC.
Mr. Hanish qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the remaining members will consist of at least two independent directors to be determined by the board of directors. Salarius believes that the composition of the audit committee complies with the applicable requirements of the rules and regulations of The Nasdaq Stock Market LLC and of the SEC.
Compensation Committee
The Compensation Committee currently consists of Dr. McCreedy (chair), Mr. Hanish and Dr. Lammers, each of whom is an independent director. The Compensation Committee reviews and approves (1) the annual salaries and other compensation of Salarius’ executive officers and (2) individual stock and stock option grants. The Compensation Committee also provides assistance and recommendations with respect to Salarius’ compensation policies and practices and assists with the administration of Salarius’ compensation plans. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the Chief Executive Officer with respect compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors.
To qualify as independent to serve on Salarius’ compensation committee, the listing standards of the Nasdaq Capital Market require a director not to accept any consulting, advisory, or other compensatory fee from Salarius, other than for service on Salarius’ board of directors, and that Salarius’ board of directors consider whether a director is affiliated with Salarius and, if so, whether such affiliation would impair the director’s judgment as a member of Salarius’ compensation committee.
Salarius believes that the composition of the compensation committee will meet the requirements for independence under, and the functioning of such compensation committee will comply with any applicable requirements of the rules and regulations of The Nasdaq Stock Market LLC and of the SEC.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee currently consists of Ms. Burleson (chair) and Dr. Lammers, each of whom was determined by the Salarius board of directors to be an independent director. The Nominating and Corporate Governance Committee assists the Salarius board of directors in fulfilling its responsibilities by: identifying and approving individuals qualified to serve as members of the Salarius board of directors, selecting director nominees for Salarius’ annual meetings of stockholders, evaluating the performance of Salarius’ board of directors, and developing and recommending to Salarius’ board of directors corporate governance guidelines and oversight procedures with respect to corporate governance and ethical conduct.
In identifying and evaluating candidates, the committee takes into consideration the criteria approved by Salarius’ board of directors and such other factors as it deems appropriate. Salarius does not currently have, and Salarius does not expect to adopt, a formal diversity policy, and the committee considers a broad range of factors in evaluating prospective director nominees. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other members of the board of directors, and the extent to which the candidate would be a desirable addition to the board of directors and any committees of the board of directors. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee.
Each of the current members of Salarius’ nominating and corporate governance committee has been determined by Salarius’ board of directors to be independent under the rules and regulations of The Nasdaq Stock Market LLC.

Director Compensation
Salarius provides for reimbursement of reasonable travel expenses for its directors to attend in-person meetings of the Board of Directors. On September 10, 2019, the Board of Directors approved annual compensation for non-executive directors, including an annual cash compensation of $30,000 as well as options to purchase 6,000 shares of our common stock. Depending on each non-executive director’s role on the Board of Directors, which committee they serve on and whether they are a chair of a committee, the directors will receive additional cash compensation ranging from $4,000 to $25,000.
Compensation Committee Interlocks and Insider Participation
The members of Salarius’ compensation committee are Dr. McCreedy, chair, Dr. Lammers, and Mr. Hanish, each of whom is a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of The Nasdaq Stock Market LLC. None of Salarius’ executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on Salarius’ board of directors or compensation committee.
Executive Compensation
The following table sets forth compensation information for the fiscal year ended December 31, 2018 for (i) David J. Arthur, Salarius’ principal executive officer during 2018, and (ii) Scott Jordan, Salarius’ only other executive officer. Messrs. Arthur and Jordan are collectively referred to as the named executive officers of Salarius.
Summary Compensation Table
The following table provides information regarding the officers of Salarius for the fiscal year ended December 31, 2018. The compensation information below reflects compensation paid to those individuals in their capacities as executive officers of Private Salarius.

Name and Principal Position	Fiscal Year	Salary		Bonus		All Other Compensation		Total
David J. Arthur	2018	$257,615	(1)	$12,756	(3)	$4,777	(4)	$275,148
President and Chief Executive Officer
Scott Jordan	2018	$136,458	(2)	$7,194	(3)	$14,395	(5)	$158,047
Chief Financial Officer
(1) Effective as of December 15, 2018, the board of managers of Private Salarius approved an increase in the annual base salary of Mr. Arthur from $255,120 to $315,000.
(2) Effective as of December 15, 2018, the board of managers of Private Salarius approved an increase in the annual base salary of Mr. Jordan from $185,000 to $220,000.
(3) One-time discretionary bonus awarded by the board of managers of Private Salarius.
(4) Amount shown represents Salarius’ matching contribution to the company’s 401(k) plan.
(5) Includes $3,738 in matching contributions by Salarius in the company’s 401(k) plan and $10,657 for temporary living expenses.

Narrative Disclosure to Summary Compensation Table
Private Salarius’ board of managers reviewed compensation annually for all of its executive officers. Compensation awarded to named executive officers in 2018 consisted of base salary and a one-time cash bonus, awarded at the discretion of the board of managers.
In setting executive compensation, Private Salarius’ board of managers considered compensation for comparable positions in the market, the historical compensation levels of its executives, individual performance as compared to its expectations and objectives, the desire to motivate its employees to achieve short- and long-term results, and a long-term commitment to Private Salarius. Private Salarius did not target a specific competitive position or a specific mix of compensation among elements of compensation.
Salarius expects to undertake a comprehensive review of all elements of its executive compensation program.
In connection with the Merger, Salarius assumed Flex Pharma’s 2014 Equity Incentive Plan, 2015 Equity Incentive Plan, and 2015 Employee Stock Purchase Plan. Following the completion of the Merger, Salarius is undertaking a comprehensive review of all elements of its executive compensation program.
Outstanding Equity Awards at Fiscal Year-End

Name	Number of Shares or Units that have not vested (#)(1)		Market value of Shares or Units that have not vested ($)(2)
David J. Arthur	157.5	(3)	71,642
Scott Jordan	90.0	(4)	39,807
(1) Represents the Profits Interest Common Units in Salarius under the Profits Interest Common Unit Program, which generally vest ratably in quarterly installments over four years after the vesting commencement date.
(2) Based on the fair market value of $454.87 per unit for a Profits Interest Common Unit with a Threshold Value of $8,746,800 and $442.30 per unit for a Profits Interest Common Unit with a Threshold Value of $10,043,939, each as determined pursuant to an independent valuation as of September 30, 2018.
(3) Represents 157.5 Profits Interest Common Units with a Threshold Value of $8,746,800 which are scheduled to vest on September 30, 2019.
(4) Represents 90.0 Profits Interest Common Units with a Threshold Value of $10,043,939 which are scheduled to vest on June 30, 2020.
Profits Interest Common Unit Program
Private Salarius maintained a program of awarding restricted unit interests intended to constitute profits interests (the “Profits Interest Common Units” and the “Profits Interest Common Unit Program”) with the goal of aligning the long-term interests of its employees and other service providers with that of its members. Each Profits Interest Common Unit generally enabled the holder to receive distributions from Private Salarius and participate in appreciation in the value of Private Salarius after the aggregate distributions made by Private Salarius to holders of other Units outstanding prior to the issuance of such Profits Interest Common Unit are at least equal to the fair market value of Private Salarius immediately prior to the issuance of such Profits Interest Common Unit (the “Threshold Value”) as determined by the board of managers of Private Salarius. Profits Interests Common Units generally vest ratably in equal quarterly installments over the first three or four years following the vesting commencement date, subject to the holder’s continued employment on each vesting date, and accelerate and vest in full in the event of a change in control of Private Salarius.
Upon completion of the Merger, each Profits Interest Common Unit, to the extent then outstanding, was converted into a number of Flex Pharma shares of common stock. The shares of common stock issued in exchange for such Profits Interest Unit is subject to the vesting schedule which applied to the Profits Interest Unit.

Employment Agreements and Potential Payments Upon Termination of Employment or Change in Control
Private Salarius has entered into arrangements with each of its named executive officers described below, and standard confidential information and/or inventions assignment agreements, under which each of its named executive officers has agreed not to disclose Private Salarius’ confidential information.
David J. Arthur. In February 2019, Private Salarius entered into an Amended and Restated Executive Employment Agreement with David J. Arthur, its chief executive officer, which was assigned to Salarius effective as of the closing of the Merger. Under this employment agreement, Mr. Arthur is entitled to an annual base salary of $315,000, such salary which became effective on December 15, 2018. Mr. Arthur is also eligible to participate in, subject to applicable eligibility requirements, all of Salarius’ benefits plans and fringe benefits and programs that may be provided to executives of Salarius from time to time. In the event Salarius relocates during Mr. Arthur’s term as its chief executive officer, Salarius is obligated to reimburse him for relocation expenses of up to $100,000. Mr. Arthur’s employment agreement also contains a non-compete provision for a period of one year following the termination of his employment agreement, under which Mr. Arthur may not perform services for another entity which has a similar business model with Private Salarius or recruit or solicit Salarius’ employees or other service providers.
Scott Jordan. In February 2019, Private Salarius entered into a Second Amended and Restated Executive Employment Agreement with Scott Jordan, its chief financial officer, which was assigned to Salarius effective as of the closing of the Merger. Under this employment agreement, Mr. Jordan is entitled to an annual base salary of $220,000, such salary which became effective on December 15, 2018. Mr. Jordan is also eligible to participate in, subject to applicable eligibility requirements, all of Salarius’ benefits plans and fringe benefits and programs that may be provided to executives of Salarius from time to time. In the event Salarius relocates during Mr. Jordan’s term as its chief financial officer, Salarius is obligated to reimburse him for relocation expenses of up to $10,000.
Severance and Change in Control Benefits
In the event of a Change of Control of Private Salarius, the profits interest common units held by Mr. Arthur and Mr. Jordan will accelerate and vest in full. Additionally, both the Amended and Restated Executive Employment Agreement with Mr. Arthur, and the Second Amended and Restated Executive Employment Agreement with Mr. Jordan, which Salarius refers to as the “Employment Agreements” or the “applicable Employment Agreement”, provide that, so long as the applicable executive executes a release and settlement agreement with Salarius, and subject to applicable withholdings, the executive would be entitled to receive (a) cash severance in an amount equal to 12 months of his then-current base salary, and (b) in the event the executive elects continuation coverage under COBRA or state law equivalent or enrollment in an individual marketplace, an amount equal to the 12 months’ worth of total premium payments (or until the date the executive secures reasonably comparable coverage with another employer, if sooner), upon the following termination events:
•In the event Salarius or a successor entity terminates the executive’s employment for any reason other than a termination for Cause, or in connection with death, a permanent disability, or Salarius’ dissolution;
•In the event that, within the 18-month period following a Change in Control of Salarius for Mr. Arthur, or within the 12-month period following a Change in Control of Salarius for Mr. Jordan, Salarius or a successor entity terminates the executive’s employment for any reason other than a termination for Cause or in connection with death, a permanent disability, or Salarius’ dissolution, or if the executive terminates his employment for Good Reason.
The following definitions have been adopted in the Employment Agreements:
“for Cause” shall be determined by the board of managers by a majority vote (not including Mr. Arthur with respect to an event related to him) and shall mean:

•any material breach, which is not cured within 30 days after written notice thereof, of the terms of the applicable Employment Agreement by the executive, or the failure of the executive to diligently and properly perform his duties, or the executive’s failure to achieve the objectives specified by the board of managers;
•the executive’s misappropriation or unauthorized use of the tangible or intangible property of Salarius, or any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation;
•any material failure to comply with company policies or any other policies and/or directives of the board of managers, which failure is not cured within 30 days after written notice thereof, provided that no cure period is available for a failure to comply with policies related to harassment, unlawful discrimination, retaliation or workplace violence;
•the executive’s use of illegal drugs or any illegal substance, or alcohol in any manner that materially interferes with the performance of his duties under the applicable Employment Agreement;
•any dishonest or illegal action (including, without limitation, embezzlement) or any other action by the executive which is materially detrimental to the interest and well-being of Salarius, including, without limitation, harm to its reputation;
•the executive’s failure to fully disclose any material conflict of interest he may have with Salarius in a transaction between Salarius and any third party which is materially detrimental to the interest and well-being of Salarius; or
•any adverse action or omission by the executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of Salarius or its affiliates to sell securities under any Federal or state law or which would disqualify Salarius or its affiliates from any exemption otherwise available to it.
“Good Reason” means the occurrence of any of the following actions taken by Salarius without the executive’s consent, but only if (a) the executive informs Salarius within 90 days of its occurrence that an event constituting Good Reason has occurred (b) Salarius fails to cure the event within 90 days of such notice, and (c) the executive terminates his employment within 6 months of the initial occurrence:
•as to Mr. Arthur only, for a period of twelve months immediately following a Change of Control, or the “Post-COC Period”, his salary, bonus or equity are reduced or diminished, or his duties and responsibilities or position are reduced or diminished to less than an executive “C” level position (Chief Officer of the company in some significant policy making or implementing capacity); and as to Mr. Jordan, if at any time his salary, bonus or equity are reduced or diminished, or his duties and responsibilities or position are reduced or diminished to less than an executive “C” level position;
•as to Mr. Arthur only, any time after the Post-COC Period, the executive’s salary, bonus or equity are reduced or diminished, or his duties and responsibilities or position are reduced when compared to his duties and responsibilities immediately prior to Change of Control;
•Salarius materially breaches its obligations under the applicable Employment Agreement; or
•The executive is required to relocate by more than 50 miles outside the extraterritorial jurisdiction of Houston, Texas.
“Change in Control” means (i) a financing transaction or any transaction designed to raise money for Salarius’ continuing operations or any sale, exchange, transfer, or issuance, or related series of sales, exchanges, transfers, or issuances, of Salarius’ equity units by Salarius or any holder thereof, in which the holders of Salarius equity units immediately prior to such transaction or event no longer hold beneficial ownership of at least fifty percent (50%) of Salarius’ outstanding equity units immediately after any such transaction or event; or (ii) a significant transaction involving the out-licensing of Salarius’ lead clinical asset, a sale of substantially all of the assets of Salarius, or a liquidation or dissolution of Salarius.
Compensation Risk Management

Salarius has considered the risk associated with its compensation policies and practices for all employees and believes it has designed its compensation policies and practices in a manner that does not create incentives that could lead to excessive risk taking that would have a material adverse effect on Salarius.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2017, there have been no actual or currently proposed transactions to which Salarius was a party and in which the amount involved in the transaction exceeded the lesser of $120,000 or one percent of the average of its total assets at year-end for the last two completed fiscal years, and in which any of Salarius’ directors, executive officers or, to its knowledge, beneficial owners of more than 5% of its capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under “Management-Executive Compensation.”
Employment Agreements
Salarius has entered into employment agreements and offer letter agreements with certain of its executive officers. See “Management-Executive Compensation-Employment Agreements and Potential Payments Upon Termination of Employment or Change in Control.”
Indemnification Agreements
Salarius has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, require Salarius to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of Salarius’ directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at Salarius’ request. For more information regarding these indemnification arrangements, see “Management-Indemnification of Directors and Officers.” Salarius believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in Salarius’ amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Salarius and its stockholders. A stockholder’s investment may decline in value to the extent Salarius pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Policies and Procedures for Transactions with Related Persons
Salarius has adopted a written Related Person Transactions Policy that sets forth its policies and procedures regarding the identification, review, consideration, and oversight of “related person transactions.” For purposes of this policy only, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) in which Salarius or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to Salarius as an employee, consultant, or director are not considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of Salarius’ voting securities (including its common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of Salarius’ voting securities, an officer with knowledge of the proposed transaction, must present information regarding the proposed related person transaction to Salarius’ audit committee (or, where review by Salarius’ audit committee would be inappropriate, to another independent body of its board of directors) for review. To identify related person transactions in advance, Salarius relies on information supplied by its executive officers, directors, and certain significant stockholders. In considering related person transactions, Salarius’ audit committee takes into account the relevant available facts and circumstances, which may include, but not limited to:
•the risks, costs, and benefits to Salarius;
•the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties.
Salarius’ audit committee will approve only those transactions that it determines are fair to Salarius and in its best interests. All of the transactions described above were entered into prior to the adoption of such policy.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of Salarius common stock as of August 31, 2019 by:
•each person, or group of affiliated persons, known by Salarius to beneficially own more than 5% of Salarius’ common stock;
•each of Salarius’ directors;
•each of Salarius’ named executive officers; and
•all of Salarius’ current executive officers and directors as a group.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of Salarius’ common stock. Salarius has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before October 30, 2019, which is 60 days after August 31, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Percentage of beneficial ownership is based on 3,747,246 shares of common stock outstanding as of August 31, 2019. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Salarius, 2450 Holcombe Blvd., Suite J-608, Houston, TX 77021.

Name (1)	Number of Shares Beneficially Owned	Percentage Owned

5% and Greater Stockholders:
Salarius 4-18 Investment, LLC (2)	273,746	7.31%
Sunil Sharma, M.D. (3)	346,841	9.25%
Named Executive Officers and Directors:
David J. Arthur (4)	79,371	2.12%
Scott Jordan (5)	16,502	*
Jonathan P. Northrup (6)	343,506	9.17%
Tess Burleson.	—	*
Arnold Hanish	—	*
Paul Lammers	6,974	*
Bruce J. McCreedy	—	*
William K. McVicar (7)	34,385	*
All current directors and executive officers as a group (8 persons) (8)	480,738	12.69%

* Less than 1%

(1) This table is as of August 31, 2019, and therefore does not include Mark J. Rosenblum, who became the Company’s Executive Vice President Finance and Interim Chief Financial Officer on September 10, 2019.
(2) Consists of 273,746 shares of common stock. Green Park & Golf Ventures II, LLC is the managing member of Salarius 4-18 Investment, LLC. Clay M. Heighten, Carl D. Soderstrom and Gilbert G. Garcia II, the managers of Green Park and Golf Ventures II, LLC, share voting and dispositive power with respect to the Salarius Units held by Salarius 4-18 Investment, LLC. The mailing address of Salarius 4-18 Investment, LLC is 5910 N. Central Expressway, Suite 1400 Dallas, Texas 75206.
(3) Consists of 346,333 shares of common stock and 508 restricted stock units that will vest within 60 days.
(4) Consists of 74,588 shares of common stock and 4,783 restricted stock units that will vest within 60 days.
(5) Consists of 15,233 shares of common stock and 1,269 restricted stock units that will vest within 60 days.
(6) Consists of 342,998 shares of common stock and 508 restricted stock units that will vest within 60 days.
(7) Consists of 34,388 vested options.
(8) Consists of 439,793 shares of common stock, 34,385 vested options and 6,560 restricted stock units that will vest within 60 days.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.
Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
Salarius’ amended and restated certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, (1) a director shall not be personally liable to Salarius or its stockholders for monetary damages for breach of fiduciary duty as a director, and (2) Salarius shall indemnify any director or officer made a party to an action or proceeding.
Salarius’ amended and restated bylaws provide that (a) Salarius shall indemnify its directors and officers to the maximum extent and in the manner permitted by the Delaware General Corporation Law against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes, settlements and other amounts actually and reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, subject to certain limited exceptions, (b) Salarius shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited exceptions, and (c) the rights conferred in Salarius’ amended and restated bylaws are not exclusive.
Salarius entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Salarius has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of Salarius against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions. Pursuant to the terms of the Merger Agreement Salarius purchased an insurance policy, which maintains in effect for six years from the closing the directors’ and officers’ liability insurance policies maintained by Salarius prior to the Closing.
Pursuant to the terms of the Merger Agreement, the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Salarius shall not be amended, repealed or otherwise modified for a period of six years’ time from the closing of the Merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the closing, were officers, directors, employees or agents of Salarius.
MARKET PRICE INFORMATION
Salarius’ common stock is listed on the Nasdaq Capital Market under the symbol “SLRX.”
As shown in the table below, on January 3, 2019, the last full trading day prior to the public announcement of the Merger, the closing price per share of Flex Pharma’s common stock as reported on the Nasdaq Global Market was $9.60 per share. On August 30, 2019, the last practicable date before the printing of this current report on Form 8-K/A, the closing price per share of Salarius’ common stock as reported on the Nasdaq Capital Market was $8.52 per share and Salarius’ approximate number of holders of record of common stock was 152 holders.
On July 19, 2019, in connection with, and prior to the completion of, the Merger, Flex Pharma effected a 1-for-25 reverse stock split of its then outstanding common stock. The price per share provided below reflects the reverse stock split.

Date	Nasdaq Global Market Closing Price per Share
January 3, 2019	$9.60
July 22, 2019	11.80
August 30, 2019	8.52

DIVIDEND POLICY
Salarius does not expect to pay any cash dividends to its stockholders in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of Salarius’ board of directors and will depend on a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors Salarius’ board of directors deems relevant.

RECENT SALES OF UNREGISTERED SECURITIES
During the six months ended June 30, 2019, Private Salarius issued 4,035 Series A preferred units and 350 profit interest common units for net proceeds of $4,377,591 and issued 91 common units to acquire a license.
During the year ended December 31, 2018, Private Salarius issued 1,861 Series A preferred units and 226 profit interest common units for $2,025,269 and redeemed $500,000 Series 1 preferred units. Additionally, during the year ended December 31, 2018, $1,330,734 Series 1 preferred units (including part of the accrued dividend) were converted to 1,530 Series A preferred units.
During the year ended December 31, 2017, Private Salarius issued 12 common units for $12,000.

During the year ended December 31, 2016, Private Salarius issued 328 common units for $328,000 and 92 common units for conversion of $40,983 preferred units.
Other than as described above, Private Salarius has not sold any securities which were not registered under the Securities Act with the past three years.

DESCRIPTION OF CAPITAL STOCK
The following description of Salarius’ common stock and preferred stock summarizes the material terms and provisions of Salarius’ common stock and preferred stock. The following description of Salarius’ capital stock does not purport to be complete and is subject to, and qualified in its entirety by, Salarius’ amended and restated certificate of incorporation, which is referred to in this section as the certificate of incorporation, and Salarius’ amended and restated bylaws, as may be amended, which is referred to in this section as the bylaws, and does not include changes resulting from the amendments to Salarius’ certificate of incorporation to effect a reverse stock split of Salarius’ common stock. The terms of Salarius’ common stock and preferred stock may also be affected by Delaware law.
Authorized Capital Stock
Salarius’ authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of August 31, 2019, Salarius had 3,747,246 shares of common stock outstanding and no shares of preferred stock outstanding.
Common Stock
Holders of Salarius’ common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Salarius’ common stock do not have any cumulative voting rights. Holders of Salarius’ common stock are entitled to receive ratably any dividends declared by Salarius’ board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Salarius’ common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. In the event of a liquidation, dissolution or winding up of Salarius, holders of Salarius’ common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.
Preferred Stock
Salarius’ board of directors currently has the authority, without further action by the Salarius stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock by Salarius could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon a liquidation of Salarius. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Salarius or other corporate action. No shares of preferred stock are outstanding, and Salarius has no present plans to issue any shares of preferred stock.
Listing
Salarius’ common stock is listed on the Nasdaq Capital Market under the symbol “SLRX.” On August 30, 2019, the last reported sale price for Salarius’ common stock on the Nasdaq Capital Market was $8.52 per share. As of August 30, 2019, Salarius had approximately 152 stockholders of record.

Transfer Agent and Registrar
The transfer agent and registrar for Salarius’ common stock is Computershare Trust Company, N.A.
Provisions of Salarius’ Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law
Certain provisions of the DGCL and of Salarius’ certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of Salarius. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of Salarius’ common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of Salarius to first negotiate with Salarius’ board of directors. These provisions might also have the effect of preventing changes in the management of Salarius. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, Salarius believes that the advantages gained by protecting its ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of Salarius’ common stock, because, among other reasons, the negotiation of such proposals could improve their terms.
Board Composition and Filling Vacancies
Salarius’ certificate of incorporation provides for the division of the Salarius board of directors into three classes serving staggered three-year terms, with one class being elected each year. Salarius’ certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 66.67% of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on the Salarius board of directors, however occurring, including a vacancy resulting from an increase in the size of the Salarius board, may only be filled by the affirmative vote of a majority of directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of the Salarius board of directors.
No Written Consent of Stockholders
Salarius’ certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of the bylaws or removal of directors by Salarius’ stockholders without holding a meeting of stockholders.
Meetings of Stockholders
Salarius’ certificate of incorporation and bylaws provide that only a majority of the members of the Salarius board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Salarius’ bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Advance Notice Requirements
Salarius’ bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of Salarius’ stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to Salarius’ corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at Salarius’ principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Salarius’ bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.
Amendment to Certificate of Incorporation and Bylaws
Salarius may amend its certificate of incorporation in the manner presently or hereafter prescribed by statute, except as provided as follows, and all rights conferred to the stockholders are subject to the following reservation. In addition to any affirmative vote of the holders of any particular class or series of Salarius required by law or by the certificate of incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66.67% of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors is required to amend provisions relating to the management of the business, board of directors, bylaw amendments, director liability, indemnification and forum selection. Salarius’ bylaws may be amended by the affirmative vote of a majority of the authorized directors then in office, subject to any limitations set forth in the bylaws, and may also be amended by the affirmative vote of at least 66.67% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, on the amendment.
Delaware Anti-Takeover Law
Salarius is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•Before the stockholder became interested, the Salarius board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or
•at or after the time the stockholder became interested, the business combination was approved by the Salarius board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

FINANCIAL STATEMENTS
Reference is made to the financial statements and pro forma financial information relating to Salarius contained in Item 9.01 of this current report on Form 8-K/A, which is incorporated herein by reference.
Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Private Salarius’ audited financial statements as of and for the years ended December 31, 2018 and 2017, together with the report of Weaver and Tidwell, L.L.P. are attached as Exhibits 99.1 to this Current Report on Form 8-K/A and are incorporated herein by reference.

Private Salarius’ unaudited interim financial statements as of June 30, 2019 and December 31, 2018 and for the six months ended June 30, 2019 and 2018 are attached as Exhibits 99.2 to this Current Report on Form 8-K/A and are incorporated herein by reference.

Private Salarius’ unaudited interim financial statements as of March 31, 2019 and December 31, 2018 and for the three months ended March 31, 2019 and 2018 are attached as Exhibits 99.3 to this Current Report on Form 8-K/A and are incorporated herein by reference.

(b) Pro Forma Financial Information

Unaudited pro forma condensed combined balance sheet and statement of operations as of and for the six months ended June 30, 2019 and statement of operations for the year ended December 31, 2018 are attached as Exhibit 99.4 to this Current Report on Form 8-K.

(d) Exhibits

Exhibit No.	Description
2.1^†
Agreement and Plan of Merger dated January 3, 2019 by and among Flex Pharma, Inc., Falcon Acquisition Sub, LLC, and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 4, 2019).

2.2†
Amendment No. 1 to the Agreement and Plan of Merger dated June 27, 2019 by and among Flex Pharma, Inc., Falcon Acquisition Sub, LLC, and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 1, 2019).

2.3†	Waiver No. 1 to the Agreement and Plan of Merger dated July 18, 2019 by and among Flex Pharma, Inc., Falcon Acquisition Sub, LLC, and Salarius Pharmaceuticals, LLC.
3.1†	Certificate of Amendment of Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on July 18, 2019.
3.2†	Amended and Restated Bylaws of the Registrant, effective July 19, 2019.
10.1†	Form of Indemnification Agreement between the Registrant and its directors and officers.
10.2*
Exclusive License Agreement, dated August 3, 2011, between the University of Utah Research Foundation and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on February 14, 2019 (the “S-4”)).

10.3*	Exclusive Pharmaceutical Sublicense Agreement, dated November 25, 2016, between HLB LifeScience Co., Ltd. and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 10.2 to the S-4).
10.4*
Cancer Research Grant Contract, dated June 1, 2016, between the Cancer Prevention and Research Institute of Texas and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 10.3 to the S-4).

10.5+	Amended and Restated Executive Employment Agreement, dated February 5, 2019, between David J. Arthur and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 10.5 to the S-4).
10.6
Amendment to Amended and Restated Executive Employment Agreement dated September 10, 2019, among David J. Arthur, Salarius Pharmaceuticals, Inc. and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 10.5 to the Registrant’s 8-K filed with the SEC on September 16, 2019).

10.7+	Second Amended and Restated Executive Employment Agreement, dated February 6, 2019, between Scott Jordan and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 10.6 to the S-4).
10.8
Amendment to Second Amended and Restated Executive Employment Agreement dated September 10, 2019, between Scott Jordan, Salarius Pharmaceuticals, Inc., and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s 8-K filed with the SEC on September 16, 2019).

10.9
Offer of Employment with Salarius Pharmaceuticals, Inc. dated September 10, 2019 between Mark Rosenblum and Salarius Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s 8-K filed with the SEC on September 16, 2019).

10.10+	Restricted Unit Award Agreement, dated August 1, 2016, between David J. Arthur and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 10.9 to the S-4).
10.11+	Restricted Unit Award Agreement, dated January 21, 2017, between Scott Jordan and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 10.10 to the S-4).
10.12+	Restricted Unit Award Agreement, dated January 21, 2017, between Jonathan P. Northrup and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 10.11 to the S-4).
10.13+	Restricted Unit Award Agreement, dated January 21, 2017, between Sunil Sharma and Salarius Pharmaceuticals, LLC (incorporated by reference to Exhibit 10.12 to the S-4).
23.1	Consent of Weaver and Tidwell, L.L.P.
99.1	Audited Financial Statements of Salarius Pharmaceuticals, LLC for the years ended December 31, 2018 and 2017.
99.2	Unaudited Financial Statements of Salarius Pharmaceuticals, LLC for the six months ended June 30, 2019 and 2018.
99.3	Unaudited Financial Statements of Salarius Pharmaceuticals, LLC for the three months ended March 31, 2019 and 2018.
99.4
Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations of the Company for the six months ended June 30, 2019 and Condensed Combined Statement of Operations for the year ended December 31, 2018.

^ The schedules and exhibits to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
† Previously filed with the Registrant’s Current Report on Form 8-K filed with the SEC on July 22, 2019.
* Portions of this exhibit have been omitted and provided separately to the SEC pursuant to a request for confidential treatment.
+ Management contract or compensatory plans or arrangements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Salarius Pharmaceuticals, Inc.

Dated:	September 18, 2019
		By:	/s/ David J. Arthur
David J. Arthur
President and Chief Executive Officer